As filed with the Securities and Exchange Commission on July 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRITON PCS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2930873
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON MANAGEMENT COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2940271
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS FINANCE COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	51-0393831
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS HOLDINGS COMPANY L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2941874
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS EQUIPMENT COMPANY L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2974315
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS OPERATING COMPANY L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2974309
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TRITON PCS INVESTMENT COMPANY L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4812	23-2999957
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1100 Cassatt Road

Berwyn, Pennsylvania 19312

(610) 651-5900

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

David D. Clark

Triton PCS, Inc.

Chief Financial Officer

1100 Cassatt Road

Berwyn, Pennsylvania 19312

(610) 651-5900

(Name, address, including zip code, and telephone number, including area code, of registrants’ agent for service)

Please address a copy of all communications to:

Thomas D. Twedt Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, N.W. Washington, D.C. 20036 (202) 776-2000	Andrew M. Davies Triton PCS, Inc. 1100 Cassatt Road Berwyn, Pennsylvania 19312 (610) 651-5900

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8 1/2% Senior Notes Due 2013(2)	$725,000,000	100%	$725,000,000	$58,652.50

Subsidiary Guarantees of the 8 1/2% Senior Notes Due 2013(2)	—	—	—	(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act.
(2)	Includes an indeterminable amount of notes and subsidiary guarantees to be offered and sold by affiliates of the Registrant in market-making activities.
(3)	Pursuant to Rule 457(n), no separate registration fee is payable with respect to the subsidiary guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to the offer for all outstanding 8 1/2% senior notes due 2013 of Triton PCS, Inc. in exchange for Triton’s registered 8 1/2% senior notes due 2013. In addition, this Registration Statement contains a prospectus relating to certain market-making activities with respect to the registered notes which may, from time to time, be carried out by J.P. Morgan Securities Inc. The two prospectuses will be identical in all material respects except for the front cover page, the information under the captions “Use of Proceeds” and “Plan of Distribution” and except for the fact that the information in the prospectus summary relating to the exchange offer, and the information under the captions “Risk Factors—You will be subject to transfer restrictions if you fail to exchange your outstanding notes,” “Risk Factors—We are not obligated to notify you of untimely or defective tenders of outstanding notes,” “Risk Factors—There will be no trading market for the 8 1/2% notes, and your ability to sell your 8 1/2% notes is limited” and “Certain United States Federal Tax Considerations—Effect of Exchange of Outstanding Notes for Registered Notes” will be deleted and certain conforming changes will be made to delete references to the exchange offer. The prospectus for the exchange offer follows immediately after this Explanatory Note. Following such prospectus are the forms of alternative cover page, “Use of Proceeds” section and “Plan of Distribution” section for the market-making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2003

Prospectus

Triton PCS, Inc.

$725,000,000 8 1/2% Senior Notes due 2013

Offer to exchange

8 1/2% senior notes due 2013

which have been registered under the Securities Act of 1933

for any and all outstanding 8 1/2% senior notes due 2013.

Terms of Exchange Offer

•	Expires 5:00 p.m., New York City time, on August [ ], 2003, unless extended.

•	All outstanding notes that are validly tendered and not withdrawn will be exchanged.

•	Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer.

•	The exchange of the outstanding notes for the registered notes will not be a taxable exchange for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the registered notes we will issue in the exchange offer are substantially identical to the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

The notes are eligible for trading in The PORTALSM Market, a subsidiary of The Nasdaq Stock Market, Inc. The notes also may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” commencing on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July [            ], 2003

In making a decision to tender your notes in the exchange offer, you should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

Triton PCS, Inc. is a Delaware corporation. Triton PCS, Inc. and its subsidiaries are direct and indirect wholly-owned subsidiaries of Triton PCS Holdings, Inc., a Delaware corporation. Our principal executive offices are located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and our telephone number at that address is (610) 651-5900. Our World Wide Web site address is http://www.tritonpcs.com. The information on our website is not part of this prospectus.

In this prospectus, other than in “Certain Relationships and Related Transactions,” “The Exchange Offer,” “Description of the Notes” and “Description of Certain Indebtedness,” Holdings refers to Triton PCS Holdings, Inc. and Triton, we, us and our refer to Triton PCS, Inc. and its wholly-owned subsidiaries, unless the context requires otherwise. AT&T Wireless PCS refers to AT&T Wireless PCS, LLC, AT&T Wireless refers to AT&T Wireless Services, Inc. and AT&T refers to AT&T Corp.

The term outstanding notes refers to our 8 1/2% senior notes due 2013 which were issued in a transaction exempt from registration under the Securities Act of 1933, the term registered notes refers to our 8 1/2% senior notes due 2013 which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part, and the terms 8 1/2% notes and new notes refer to the outstanding notes and the registered notes collectively, unless the context requires otherwise. The term 11% notes refers to our 11% senior subordinated discount notes due 2008; the term 9 3/8% notes refers to our 9 3/8% senior subordinated notes due 2011; and the term 8 3/4% notes refers to our 8 3/4% senior subordinated notes due 2011.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of our company or its subsidiaries or that the information set forth herein is correct as of any date subsequent to the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus.

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You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

Dealer Prospectus Delivery Obligation

Until August [            ], 2003 (25 calendar days after the date of this prospectus), all dealers that effect transactions in the registered notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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SUMMARY

This summary highlights selected information about Triton and the registered notes offered by this prospectus. This summary is not complete and does not contain all of the information that you should consider before tendering your outstanding notes . You should carefully read this entire prospectus, including the risks of investing in the notes discussed under “Risk Factors” and our financial statements and the related notes to these financial statements appearing elsewhere in this prospectus.

The Exchange Offer

On June 13, 2003, we completed the private offering of $725,000,000 aggregate principal amount of 8 1/2% senior notes due 2013. We entered into a registration rights agreement with the initial purchasers of the notes in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer on or prior to December 10, 2003. This exchange offer allows you to exchange your outstanding notes for registered notes with substantially identical terms. You should read the discussions under the headings “—The Registered Notes” and “Description of the Notes” for further information regarding the registered notes.

We believe that you may resell the registered notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussions under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the registered notes.

Triton

We are a leading provider of wireless communications services in the southeastern United States. As of December 31, 2002, our wireless communications licenses covered approximately 13.6 million potential customers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. In February 1998, we entered into a joint venture with AT&T Wireless. As part of the agreement, AT&T Wireless contributed personal communications services licenses for 20 MHz of authorized frequencies covering 11.3 million potential customers as of December 31, 2002, within defined areas of our region, in exchange for an equity position in Holdings. Since that time, we have expanded our coverage area to include an additional 2.3 million potential customers through acquisitions and license exchanges with AT&T Wireless. As part of the transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using co-branding with AT&T within our region. We believe our markets are strategically attractive because of their proximity to AT&T Wireless’ systems in the Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia markets, which collectively cover a population of more than 28.5 million individuals. In addition, we are the preferred provider of wireless mobility services to Cingular Wireless’ and AT&T Wireless’ digital wireless customers who roam into our markets.

Recent Developments

On June 20, 2003, we acquired twelve personal communication service licenses in two separate transactions from Lafayette Communications Company L.L.C., or Lafayette, for an aggregate fair value of approximately $100.1 million. These licenses cover populations of approximately 4.3 million people, including all of South Carolina and parts of Virginia and Georgia. In a separate transaction, Lafayette acquired our 39% ownership interest in Lafayette, and as a result, we no longer have an interest in or relationship with Lafayette.

On June 13, 2003, we used a portion of the proceeds from the sale of the 8 1/2% notes to retire our old senior credit facility and entered into a new revolving credit facility with a group of lenders pursuant to which such lenders agreed to provide us with up to $100.0 million in revolving loans. Our obligations under this new credit facility are secured by all of our existing domestic subsidiaries other than Triton PCS Property Company

L.L.C. and Triton PCS License Company L.L.C. (the indirect subsidiaries that hold our real estate interests and FCC licenses, respectively). Because Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. will not be guarantors under the new revolving credit facility, pursuant to the terms of the indentures governing our 11% notes, our 9 3/8% notes and our 8 3/4% notes, Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. were released from their guarantees of each of these series of notes. See notes 8 and 18 to our consolidated financial statements included herein for the quarter ended March 31, 2003 and for the year ended December 31, 2002, respectively, for certain historical financial information regarding Triton, the guarantor subsidiaries and the non-guarantor subsidiaries.

On May 22, 2003, we commenced a tender offer to purchase up to $315.0 million aggregate principal amount of our 11% notes for cash. On May 30, 2003, we amended the terms of our tender offer to an offer to purchase any and all of the outstanding 11% notes ($511,989,000 aggregate principal amount then outstanding). The amended terms included, among other things, an extension of the early tender date to June 12, 2003, an increase to the early tender premium and the addition of an early settlement date. We used a portion of the proceeds from the sale of the outstanding notes to purchase approximately $408.6 million principal amount of 11% notes deemed to have been validly tendered pursuant to the tender offer for aggregate cash consideration of approximately $438.3 million, representing the tender offer consideration plus accrued and unpaid interest from the last interest payment date to, but excluding, June 13, 2003. Triton’s tender offer expired at midnight, New York City time, on Thursday, June 19, 2003, and no additional notes were validly tendered at the time of expiration. In accordance with the terms of the indenture governing the 11% notes, we redeemed the remaining $103.4 million aggregate principal amount of outstanding 11% notes on July 14, 2003, the redemption date, for $111.4 million in the aggregate, which amount included a redemption price of 105.5% of the principal amount of the 11% notes plus accrued and unpaid interest to, but not including, the redemption date.

Robert Stokes resigned as a member of the board of directors of Holdings effective as of June 10, 2003. Mr. Stokes’ letter of resignation did not indicate any disagreement with management. Mr. Stokes was nominated as a Class II member of Holdings’ board of directors by AT&T Wireless PCS in accordance with Holdings’ restated certificate of incorporation. In a separate letter, AT&T Wireless indicated that it did not intend, at the current time, to nominate a replacement member for Holdings’ board, but without waiving any of AT&T Wireless’ rights to do so in the future.

On May 19, 2003, we revised our consolidated financial information for the year ended December 31, 2002 and for the three months ended March 31, 2002 and 2003 to reflect the recognition of deferred tax expense of $23.7 million, $17.4 million and $2.5 million, respectively. See notes 7 and 17 to our consolidated financial statements included herein for the quarter ended March 31, 2003 and for the year ended December 31, 2002, respectively.

Strategic Alliance with AT&T Wireless

One of our most important competitive advantages is our strategic alliance with AT&T Wireless, one of the largest providers of wireless communications services in the United States. As part of its strategy to rapidly expand its digital wireless coverage in the United States, AT&T Wireless has focused on constructing its own network, making strategic acquisitions and entering into agreements with other independent wireless operators, including Triton, to construct and operate compatible wireless networks to extend AT&T Wireless’ national network.

Our strategic alliance with AT&T Wireless provides us with many business, operational and marketing advantages, including the following:

•	Exclusivity. We are AT&T Wireless’ exclusive provider of facilities-based wireless mobility communications services using co-branding with AT&T in our covered markets.

•	Preferred Roaming Partner. We are the preferred roaming partner for AT&T Wireless’ digital wireless customers who roam into our coverage area. We expect to benefit from growth in roaming traffic as AT&T Wireless’ digital wireless customers, particularly those in Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia, travel into our markets.

•	Coverage Across the Nation. Our customers have access to coast-to-coast coverage through our agreements with AT&T Wireless, other members of the AT&T Wireless Network and other third-party roaming partners. This coast-to-coast coverage allows us to offer competitive pricing plans, including national rate plans.

Competitive Strengths

In addition to the advantages provided by our strategic alliance with AT&T Wireless, we have a number of competitive strengths, including the following:

•	Attractive Licensed Area. Our markets have favorable demographic characteristics for wireless communications services, such as population densities that are 80% greater than the national average.

•	Network Quality. We believe that the quality and extensive coverage of our network provide a strategic advantage over wireless communications providers that we compete against. We have successfully launched and offer personal communications service to approximately 13.6 million people in all of our 37 markets. We have constructed a comprehensive network, which includes over 2,200 cell sites and seven switches, using time division multiple access digital technology. We are currently overlaying our time division multiple access, or TDMA, network with global system for mobile communications technology and the associated global packet radio service technology, or GSM/GPRS technology. This will allow us to provide more advanced wireless data services to our subscribers as well as earn roaming revenue from other wireless carriers who offer GSM/GPRS products. We have two GSM/GPRS switches and have added GSM/GPRS technology to approximately one-third of our cell sites as of March 31, 2003, and we are committed to the continued deployment of GSM/GPRS technology. We launched commercial service over certain markets of our GSM/GPRS network in February 2003. Our network is compatible with AT&T Wireless’ network and with the networks of other wireless communications service providers that use either TDMA or GSM/GPRS technology.

•	Experienced Management. We have a management team with a high level of experience in the wireless communications industry. Our senior management team has extensive experience with wireless leaders such as AT&T, Verizon Communications and Horizon Cellular. Our senior management team also owns approximately 7% of Holdings’ outstanding Class A common stock.

•	Contiguous Service Area. We believe our contiguous service area allows us to cost effectively offer large regional calling areas to our customers and route a large number of minutes through our network, thereby reducing costs for interconnection with other networks. Further, we believe that we generate operational cost savings, including sales and marketing efficiencies, by operating in a contiguous service area.

Business Strategy

Our objective is to become the leading provider of wireless communications services in the markets we serve. We intend to achieve this objective by pursuing the following business strategies:

•	Operate a Superior, High Quality Network. We are committed to making the capital investment required to maintain and operate a superior, high quality network. We provide extensive coverage within our region and consistent quality performance, resulting in a high level of customer satisfaction. Greater than 99% of all calls attempted on our network are connected.

•	Provide Superior Coast-to-Coast and In-Market Coverage. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We have designed extensive local calling areas, and we offer coast-to-coast coverage through our arrangements with AT&T Wireless, its affiliates and other third-party roaming partners. Our network covers those areas where people are most likely to take advantage of wireless coverage, such as suburbs, metropolitan areas and vacation locations.

•	Provide Enhanced Value. We offer our customers rate plans tailored to their personal needs at competitive prices. Our affordable, simple pricing plans are designed to promote the use of wireless services. During the third quarter of 2002, we introduced the UnPlan, which provides unlimited calling from a subscriber’s local calling area for a fixed price.

•	Deliver Quality Customer Service. We believe that superior customer service is a critical element in attracting and retaining customers. Our point-of-sale activation process is designed to ensure quick and easy service initiation, including customer qualification. We also emphasize proactive and responsive customer care, including rapid call-answer times, welcome packages and anniversary calls. We pride ourselves on answering approximately 90% of our customer care calls on the first ring. We currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina, which house our customer service and collections personnel.

The Exchange Offer

Registration Rights Agreement

You have the right to exchange your outstanding notes for registered notes with substantially identical terms. This exchange offer is intended to satisfy this right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of our 8 1/2% senior notes due 2013, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 8 1/2% senior notes due 2013, which were issued in June 2003 in a private offering. In order to be exchanged, an outstanding note must be validly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. As of the date of this prospectus, there is $725,000,000 aggregate principal amount of outstanding notes. We will issue registered notes on or promptly after the expiration of the exchange offer.

Resale

Based upon the position of the SEC staff as described in previous no-action letters, we believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	you acquire the registered notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the registered notes issued to you in the exchange offer; and

•	you are not an affiliate, as defined under Rule 501 (b) of Regulation D under the Securities Act, of ours.

If a broker-dealer receives registered notes for its own account in exchange for outstanding notes which were acquired by that broker-dealer as a result of market-making or other trading activities, then that broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other transfer of the registered notes issued to it in the exchange offer.

Record Date	We mail this prospectus and the related exchange offer documents to registered holders of outstanding notes as determined on July [ ], 2003.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August [ ], 2003, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	We may terminate or amend the exchange offer if:

•	any legal proceeding, government action or other adverse development materially impairs our ability to complete the exchange offer;

•	any SEC rule, regulation or interpretation materially impairs the exchange offer; or

•	we have not obtained any necessary governmental approvals with respect to the exchange offer.

Procedures for Tendering Outstanding Notes	Each holder of outstanding notes wishing to accept the exchange offer must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile thereof; or

•	arrange for The Depository Trust Company, or DTC, to transmit certain required information to the exchange agent in connection with a book-entry transfer. See “The Exchange Offer—Procedures for Tendering.”

You must mail or otherwise deliver the documentation listed above and your outstanding notes to The Bank of New York, as exchange agent, at the address set forth under “The Exchange Offer—Exchange Agent.” By tendering your outstanding notes in this manner, you will be representing, among other things, that you meet the three requirements set forth under “—Resale” above.

Remaining Outstanding Notes

If you are eligible to participate in the exchange offer and you do not tender your outstanding notes or if we do not accept your outstanding notes for exchange as described under “The Exchange Offer—Procedures for Tendering,” you will not have any further registration or exchange rights, and your outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such outstanding notes could be adversely affected.

Special Procedures for Beneficial Owners

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for the exchange offer and delivering your outstanding notes, either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered owner, which may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or you cannot complete the procedure for book entry transfer on time or you cannot deliver certificates for your outstanding notes on time, you may tender your outstanding notes according to the procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on August [ ], 2003.

United Stated Federal Income Tax Consequences	The exchange of the outstanding notes for the registered notes will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of registered notes in the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.

The Registered Notes

The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The registered notes will evidence the same debt as the outstanding notes, and the same indenture will govern both the registered notes and the outstanding notes.

Issuer	Triton PCS, Inc.

Registered Notes Offered	$725,000,000 in aggregate principal amount of 8 1/2% senior notes due 2013.

Maturity Date	June 1, 2013

Interest Payment Dates	June 1 and December 1 of each year, commencing on December 1, 2003.

Optional Redemption

We may redeem the 8 1/2% notes, in whole or in part, at any time on or after June 1, 2008 at the redemption prices set forth in the “Description of the Notes” section under the heading “Optional Redemption” (plus accrued and unpaid interest to the redemption date). Prior to June 1, 2006, we may redeem up to 35% of the principal amount of the 8 1/2% notes with the cash proceeds we have received from one or more public offerings of ours or Holdings’ capital stock (other than disqualified stock) at a redemption price of 108.5% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date; provided, however, that at least 65% of the aggregate principal amount of the 8 1/2% notes originally issued pursuant to the offering remains outstanding immediately after any such redemption.

Ranking

The 8 1/2% notes will constitute senior unsecured obligations of ours and will rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated debt, senior in right of payment to all our existing and future subordinated debt and will effectively rank junior in right of payment to all of our secured debt, including future borrowings, if any, under our new revolving credit facility, to the extent of the value of the assets securing such debt. The 8 1/2% notes will rank senior to our 9 3/8% notes and our 8 3/4% notes.

Guarantee

The 8 1/2% notes will be fully and unconditionally guaranteed on a senior unsecured basis by our current direct and indirect domestic subsidiaries, other than the subsidiaries holding our real property and leasehold interests and our FCC licenses. See “Risk Factors” and “Description of the Notes.” The guarantees will be unsecured obligations of the guarantors and will rank equally in right of payment with all of the guarantors’ existing and future senior unsecured and unsubordinated debt and will be effectively subordinated in right of payment to all of the guarantors’ secured debt, including future borrowings, if any, under our new revolving new credit facility, to the extent of the value of the assets securing such debt. Holdings is not a guarantor of the 8 1/2% notes.

Change of Control

Upon a change of control, each holder of the 8 1/2% notes may require us to repurchase such holder’s 8 1/2% notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the purchase date. Our new revolving credit facility restricts the purchase of outstanding notes prior to repayment of the borrowings under our credit facility, although we had no borrowings under our new credit facility at the date of this prospectus.

Certain Covenants

The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness, make certain restricted payments and investments, create liens, permit dividend payment restrictions or other payment restrictions to apply to subsidiaries, enter into certain transactions with affiliates or related persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, we will be required to offer to purchase the 8 1/2% notes at 100% of the principal amount thereof plus accrued and unpaid interest with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Form of Registered Notes

The registered notes will be represented by one or more permanent global securities deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. You will not receive registered notes in registered form unless one of the events set forth under the heading “Description of the Notes—Book-Entry; Delivery and Form” occurs. Instead, beneficial interests in the registered notes will be shown on, and transfers of the registered notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

RISK FACTORS

This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before deciding to tender your outstanding notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer.

Risks Related to Our Indebtedness

We have substantial indebtedness, and servicing our indebtedness could reduce funds available to grow our business.

We are highly leveraged. As of March 31, 2003, we had total consolidated long-term obligations of approximately $1.4 billion. Our high level of indebtedness could interfere with our ability to grow. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage relative to less leveraged competitors.

Our ability to generate sufficient cash flow from operations to pay the principal of, and interest on, our indebtedness is uncertain. In particular, if we do not meet our anticipated revenue growth and operating expense targets, our future debt service obligations could exceed cash available to us. Further, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Our future growth may require significant additional capital, and our substantial indebtedness could impair our ability to fund our capital requirements.

We believe that we have sufficient funds to finance our planned capital expenditures for network construction, but we may require additional capital in the event of significant departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks or if we acquire additional licenses. These planned capital expenditures include the continued deployment of GSM/GPRS technology to provide advanced wireless data services to our subscribers. GSM digital technology will also position us to earn roaming revenue from other wireless carriers who are selling GSM handsets. For example, AT&T Wireless is performing a GSM/GPRS technology overlay to its networks throughout the country. In addition, we engage, from time to time, in discussions with AT&T Wireless regarding possible acquisitions of additional personal communications services licenses from them. Sources of funding for our future capital requirements may include any or all of the following:

•	public offerings or private placements of equity and debt securities;

•	commercial bank loans; and

•	equipment lease financing.

Due to our highly leveraged capital structure, additional financing may not be available to us, or, if it were available, it may not be available on a timely basis, on terms acceptable to us and within the limitations contained in the indentures governing our 9 3/8% notes, our 8 3/4% notes, our 8 1/2% notes, and the documentation governing our new revolving credit facility or any new financing arrangements. Failure to obtain any appropriate financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans and our failure to meet regulatory requirements. It could also impair our ability to meet our debt service requirements and could have a material adverse effect on our business.

Our debt instruments contain restrictive covenants that may limit our operating flexibility.

The indentures governing our 9 3/8% notes, our 8 3/4% notes and our 8 1/2% notes contain, and the documentation governing our new revolving credit facility contains, significant covenants that limit our ability to engage in various transactions. Our new revolving credit facility also requires satisfaction of specified financial performance criteria. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness.

These events include:

•	failure to comply with a document’s covenants;

•	material inaccuracies of representations and warranties;

•	specified defaults under or acceleration of other indebtedness; and

•	events of bankruptcy or insolvency.

The limitations imposed by our outstanding indebtedness are substantial, and failure to comply with them could have a material adverse effect on our business. We are in full compliance with our debt covenants as of the date of this prospectus.

We may be subject to laws relating to fraudulent conveyance.

Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid the 8 1/2% notes or any of the guarantees in favor of other existing or future creditors. If a court in a lawsuit on behalf of any unpaid creditor of Triton or any of its subsidiaries or a representative of those creditors were to find that, at the time Triton and its subsidiaries issued the 8 1/2% notes and the guarantees, Triton or any of its subsidiaries:

•	intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

•	did not receive fair consideration or reasonably equivalent value for issuing the 8 1/2% notes or any of the guarantees; and

Triton or any of its subsidiaries:

•	was insolvent;

•	was rendered insolvent by reason of that issuance;

•	was engaged or about to engage in a business or transaction for which the remaining assets of Triton and its subsidiaries constituted unreasonably small capital to carry on their business; or

•	intended to incur, or believed that Triton or its subsidiaries would incur, debts beyond the respective entity’s ability to pay as they matured,

the court could void Triton’s or its subsidiaries’ obligations under the 8 1/2% notes and/or the guarantees and void the transactions. Alternatively, the noteholders’ claims could be subordinated to claims of the other creditors. Based upon financial and other information currently available to Triton, Triton believes:

•	the 8 1/2% notes and the guarantees were incurred for proper purposes and in good faith;

•	Triton and its subsidiaries were solvent after issuing the 8 1/2% notes; and

•	Triton and its subsidiaries were able to pay their debts as they matured.

Triton also believes it had sufficient capital for carrying on its business.

Risks Related to Our Business and Industry

We are dependent upon roaming revenue, and its seasonality will subject our revenue and operating income to seasonal fluctuations.

In 2000, 2001 and 2002, approximately 27.8%, 23.5% and 24.5%, respectively, of our revenues were derived from roaming charges incurred by other wireless providers for use of our network by their customers who had traveled within our coverage area. Most of that revenue was derived from AT&T Wireless’ and Cingular Wireless’ customers. Both AT&T Wireless and Cingular Wireless are performing a GSM overlay of their existing time division multiple access networks. If either company converts its subscriber base to GSM technology more quickly than anticipated, the progress of our GSM overlay may be insufficient to maintain the roaming revenue we have historically realized. Our coverage area includes a number of resort areas that contribute to our roaming revenue. As a result, our roaming revenue increases during vacation periods, introducing a measure of seasonality to our revenue and operating income.

We depend on our agreements with AT&T and AT&T Wireless for our success, and we would have difficulty operating without them.

Our results of operations are dependent upon agreements we have entered into with AT&T and AT&T Wireless in several ways:

•	Most of our roaming revenues have historically been derived from AT&T Wireless’ customers traveling through our areas. Our roaming agreement with AT&T Wireless provides the per minute roaming rate charged to AT&T Wireless for its customers roaming onto our network. Over the past several years, the roaming agreement has provided for reductions in the rate charged to AT&T Wireless and the final per minute rate reduction is scheduled for September of 2003. In addition, the roaming rate charges are subject to renegotiation by the parties from time to time on or after September 1, 2005. The roaming agreement has a 20-year term expiring in 2018 and may be terminated by AT&T Wireless if we breach any of its material provisions. Our ability to offer plans with low roaming rates would be adversely affected if this agreement were to be terminated.

•	We market our products using co-branding with AT&T in accordance with a license agreement with AT&T, which we believe provides us with significant marketing advantages. The license agreement has a six-year term, expiring February 4, 2004, which renews for an additional five-year period if AT&T, no later than 90 days prior to the end of the initial term, notifies (in compliance with agreements between AT&T and AT&T Wireless Services) Triton in writing of its desire to renew and Triton, within 30 days of receiving AT&T’s notice, agrees in writing to renew. The license agreement may be terminated at any time in the event of Triton’s significant breach, including Triton’s misuse of any licensed marks, Triton’s license or assignment of any of the rights in the license agreement, Triton’s failure to maintain AT&T’s quality standards or if Triton experiences a change of control. After the initial five-year period, AT&T may also terminate the license agreement upon the occurrence of specified transactions. See ”Certain Relationships and Related Transactions—The Stockholders’ Agreement—Certain Transactions.”

In addition, if AT&T or its affiliates combine with specified entities with over $5 billion in annual revenues from telecommunications activities, that derive less than one-third of their aggregate revenues from the provision of wireless telecommunications and that have personal communications services or cellular licenses that cover at least 25% of the people covered by our licenses, then AT&T Wireless PCS may terminate its exclusivity obligations with us in markets that overlap with markets of those entities. Other providers could then enter into agreements with AT&T Wireless in those markets, exposing us to increased competition, and we could lose access to customers.

Our results of operations would be adversely affected if any of our agreements with AT&T or AT&T Wireless are terminated.

AT&T Wireless may compete with us, which could cause it to obtain subscribers who otherwise might use our AT&T-licensed services.

Under the terms of our stockholders’ agreement, we are required to enter into a resale agreement at AT&T Wireless PCS’ request. The resale agreement will allow AT&T Wireless to sell access to and usage of our services in our licensed area on a nonexclusive basis using the AT&T brand. AT&T Wireless may be able to develop its own customer base in our licensed area during the term of the resale agreement.

We have incurred, and may continue to incur, net losses.

We have incurred net losses during the development and construction of our personal communications services network and may continue to incur such losses as we continue to build our customer base. We offer service in all 37 markets in our licensed areas. Our profitability will primarily depend on our ability to:

•	market our services successfully;

•	achieve our projected market penetration;

•	manage customer turnover rates effectively;

•	price our services competitively; and

•	control our operating and non-operating expenses.

We may not be able to successfully accomplish these tasks, and if we do not, we may not be able to achieve profitability or become free cash flow positive. Personal communications services systems have a limited operating history in the United States, and our operation of these systems in our markets may not become profitable.

Our inability to effectively manage our planned growth could adversely affect our operations.

We have experienced rapid growth and development in a relatively short period of time and expect to continue to experience growth in the future. The management of such growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. Failure to successfully manage our expected growth and development could have a material adverse effect on our business, results of operations and financial condition.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.

The wireless telecommunications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. We may lose customers if we fail to keep up with these changes.

Many personal communications services providers have experienced a high rate of customer turnover, which, if it affects us, may reduce our revenues.

Many providers in the personal communications services industry have experienced a high rate of customer turnover. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked and dropped calls, handset problems, non-use of phones, change of employment, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. A high rate of customer turnover could reduce our revenues and could have a material adverse effect on our competitive position and results of operations.

We are dependent on our FCC licenses, and our business could be harmed by adverse regulatory changes.

The Federal Communications Commission, or the FCC, regulates the licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems to varying degrees, as do some state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration, or the FAA, regulates tower marking and lighting. We cannot assure you that the FCC, the FAA or the state and local agencies having jurisdiction over our business will not adopt regulations or take other actions that would adversely affect our business.

One of our principal assets is our portfolio of FCC licenses to provide cellular and personal communications services. Our loss of any of these licenses would have a material adverse effect on our business. Our personal communications services licenses are subject to renewal beginning in 2005 and our cellular license for Myrtle Beach is subject to renewal in 2010. Our FCC licenses are also subject to fines or to potential revocation if we do not comply with the FCC’s rules.

Our success depends on our ability to attract and retain qualified personnel.

A small number of key executive officers manage our business. Their loss could have a material adverse effect on our operations. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is, and will continue to be, intense competition for qualified personnel in the personal communications services industry as the emerging personal communications services market develops, and we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. We do not presently maintain key-man life insurance on any of our executives or other employees.

We will likely incur operating costs due to unauthorized use of our network.

As do most companies in the wireless industry, we will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

If hand-held phones pose health and safety risks, we may be subject to new regulations, and there may be a decrease in demand for our services.

Media reports have suggested that, and studies have been undertaken to determine whether, certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. While many of these lawsuits were recently dismissed because of a lack of scientific evidence linking wireless handsets with cancer, future lawsuits could be filed based on new evidence.

If consumers’ health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. We cannot assure you that government authorities will not increase regulation of wireless handsets and cell sites as a result of these health concerns or that wireless companies will not be held liable for costs or damages associated with these concerns. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry.

Our institutional investors invest in other wireless communications services companies, and conflicts of interest may arise from these investments and from other directorships held by Holdings’ directors that may not be resolved in our favor.

Our principal institutional investors, or their affiliates, may have investments in wireless communications services companies other than Triton. These institutional investors may in the future invest in other entities that compete with us. In addition, several of Holdings’ directors serve as directors of other communications services companies. As a result, these directors may be subject to conflicts of interest during their tenure as directors of Holdings. Because of these potential conflicts, these directors may be required to disclose periodically financial or business opportunities to us and to the other companies to which they owe fiduciary duties.

Risks Related to the 8 1/2% Notes

Payment of principal and interest on the 8 1/2% notes is unsecured and subordinate to Triton’s senior secured debt.

The 8 1/2% notes and the guarantees related to these notes are senior unsecured obligations of Triton and its subsidiaries that rank senior in right of payment to all current and future subordinated debt. Holders of secured obligations of Triton, including future borrowings, if any, under our new revolving credit facility, will have claims that are prior to claims of the holders of the 8 1/2% notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, Triton’s assets and those of its subsidiaries will be available to pay obligations on the 8 1/2% notes and the guarantees only after holders of its senior secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the 8 1/2% notes.

Triton has granted its lenders under its new revolving credit facility a security interest in substantially all of its assets and those of certain of its existing and subsequently acquired or organized domestic subsidiaries, including a first priority pledge of all of the capital stock and other equity interests of all of its domestic subsidiaries, and Holdings has granted a pledge of the capital stock of Triton. In the event of a default on secured indebtedness, the parties granted security interests will have a prior secured claim on the capital stock of Triton and its subsidiaries as well as Triton’s assets and the assets of its subsidiaries in which liens have been granted. If the parties should attempt to foreclose on their collateral, Triton’s financial condition and the value of the 8 1/2% notes would be materially adversely affected.

The 8 1/2% notes are not guaranteed by Triton PCS Property Company L.L.C. or Triton PCS License Company L.L.C., which are our indirect subsidiaries that hold our real property and leasehold interests and our FCC licenses, respectively. These subsidiaries have no revenues and no outstanding indebtedness. However, in the aggregate, these subsidiaries hold assets with a carrying value of approximately $381.4 million at March 31, 2003.

If any of our subsidiaries that are guarantors of the 8 1/2% notes, the 9 3/8% notes and the 8 3/4% notes cease to be guarantors of any of our senior credit facilities, such subsidiaries will be released from their guarantees of the 8 1/2% notes.

We may not be able to repurchase the 8 1/2% notes upon a change of control.

The new revolving credit facility and future credit agreements, or other agreements relating to senior debt to which we become a party may, restrict us from purchasing any of the 8 1/2% notes and may provide that specific change of control events constitute a default. In the event a change of control occurs at a time when we are restricted from purchasing the 8 1/2% notes, we could seek to obtain the consent of these lenders to purchase the 8 1/2% notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain this consent or repay these borrowings, we may be prohibited from purchasing the 8 1/2% notes by the relevant senior debt. In that case, the failure to purchase the tendered 8 1/2% notes would constitute an event of default under the indentures, which would, in turn, constitute a default under our other senior debt. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation with respect to the 8 1/2% notes following a change of control.

There will be no public trading market for the 8 1/2% notes, and your ability to sell your 8 1/2% notes is limited.

The 8 1/2% notes constitute a new issue of securities with no established trading market. Although the 8 1/2% notes are designated for trading in The PORTALSM Market of the National Association of Securities Dealers, Inc., we cannot assure you as to the liquidity of any markets that may develop for the notes, the ability of holders of the 8 1/2% notes to sell their notes or the price at which holders would be able to sell their notes. Future trading prices of the 8 1/2% notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers of the outstanding notes have advised Triton that they currently intend to make a market in the 8 1/2% notes. However, none of the initial purchasers is obligated to do so and any market-making may be discontinued by any of them at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during the exchange offer. No active trading market may exist for the registered notes, and any trading market which does develop may not be liquid. Triton does not intend to apply for listing of the 8 1/2% notes on any securities exchange.

Risks Related to This Exchange Offer

You will be subject to transfer restrictions if you fail to exchange your outstanding notes.

Outstanding notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the outstanding notes will terminate. In addition, any outstanding noteholder who tenders in the exchange offer for the purpose of participating in a distribution of the 8 1/2% notes may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected due to a reduction in market liquidity.

We are not obligated to notify you of untimely or defective tenders of outstanding notes.

We will issue 8 1/2% notes in this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as anticipate, believe, could, estimate, expect, intend, may, should, will and would or similar words. Our forward-looking statements also include the facts and assumptions underlying such statements or projections. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information. We believe that it is important to communicate our future expectations to the purchasers of the 8 1/2% notes. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the “Risk Factors” section, as well as any cautionary language in this prospectus, provide examples of risk, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before you invest in the 8 1/2% notes, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the registered notes in exchange for the outstanding notes. In consideration for issuing the registered notes, we will receive outstanding notes of like original principal amount, the terms of which are identical in all material respects to the registered notes. Outstanding notes received in the exchange offer will be cancelled. Accordingly, the issuance of the registered notes will not result in any increase in our indebtedness.

The net proceeds from the original issuance of the outstanding notes in June 2003 were approximately $710.5 million. We used these net proceeds to retire our existing credit facility and to repurchase the outstanding $512.0 million aggregate principal amount of 11% notes, as described under “Prospectus Summary—Recent Developments.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our deficiency of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings, as defined. Earnings include income before taxes, plus fixed charges, plus amortization of capitalized interest, less capitalized interest costs. Fixed charges include interest expense, capitalized interest, amortization of debt discount, amortization of capitalized expenses related to debt and one-third of rental expense attributable to the interest factor. On this basis, earnings for the periods shown were not adequate to cover fixed charges and preferred stock dividends; therefore, the amount of the deficiency is shown.

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)					(in thousands)
Deficiency of earnings to fixed charges	$(43,681)	$(161,660)	$(183,554)	$(199,402)	$(134,521)	$(31,401)	$(31,137)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected financial data derived from audited financial statements of Triton for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the unaudited financial statements of Triton for the three months ended March 31, 2002 and 2003. In the opinion of management, the interim financial data include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of results for the interim period. The following financial information is qualified by reference to and should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
					as restated(1)	as restated(1)	as restated(1)
						(unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Revenues:
Service	$11,122	$61,798	$220,940	$387,381	$502,402	$115,533	$133,507
Roaming	4,651	44,281	98,492	126,909	175,405	35,126	42,771
Equipment	755	25,405	34,477	25,810	38,178	6,039	12,183

Total revenues	16,528	131,484	353,909	540,100	715,985	156,698	188,461
Expenses:
Costs of service and equipment (excluding the below amortization, excluding depreciation of $220, $15,964, $63,183, $90,851, $114,007, $25,820 and $30,227 respectively, and excluding noncash compensation of $0, $142, $1,026, $2,544, $3,646, $939 and $888, respectively)	10,466	107,521	194,686	248,013	296,598	64,022	81,752
Selling, general and administrative (excluding depreciation of $744, $4,531, $13,072, $16,657, $16,072, $4,300 and $4,297 respectively, and excluding noncash compensation of $1,120, $3,167, $7,241, $14,647, $17,784, $4,409 and $4,350 respectively)	18,799	100,187	181,565	227,970	252,740	56,624	59,231
Depreciation(2)	964	20,495	76,255	107,508	130,079	30,120	34,524
Amortization	5,699	14,126	17,876	19,225	4,926	1,265	1,129
Non-cash compensation	1,120	3,309	8,267	17,191	21,430	5,348	5,238
Termination benefits and other related charges	—	—	—	—	—	—	2,155

Total operating expenses	37,048	245,638	478,649	619,907	705,773	157,379	184,029

Income/(loss) from operations	(20,520)	(114,154)	(124,740)	(79,807)	10,212	(681)	4,432
Interest expense	(30,391)	(41,061)	(55,903)	(117,499)	(144,086)	(35,182)	(37,511)
Other expense	—	—	(326)	(18,034)	(7,693)	(461)	(418)
Interest and other income	10,635	4,852	4,957	18,322	6,292	4,944	1,729
Gain on sale of marketable securities, net	—	1,003	—	—	—	—	—

Loss before taxes	$(40,276)	$(149,360)	$(176,012)	$(197,018)	$(135,275)	$(31,380)	$(31,768)
Income tax expense (benefit)	(7,536)	—	746	1,372	25,039	17,445	3,044

Net loss	$(32,740)	$(149,360)	$(176,758)	$(198,390)	$(160,314)	$(48,825)	$(34,812)

	As of December 31,					As of March 31,
	1998	1999	2000	2001	2002	2002	2003
					as restated(1)	as restated(1)	as restated(1)
						(unaudited)
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$146,172	$186,251	$1,617	$371,088	$212,450	$309,693	$210,884
Working capital (deficiency)	146,192	134,669	(54,157)	283,655	172,612	271,814	168,813
Property, plant and equipment, net	198,953	421,864	662,990	793,175	796,503	777,544	781,727
Intangible assets, net	308,267	315,538	300,161	283,847	395,249	284,081	394,148
Total assets	686,859	979,797	1,065,718	1,682,683	1,618,093	1,610,621	1,592,250
Total debt	465,970	505,913	730,330	1,356,932	1,430,432	1,365,844	1,439,998
Stockholder’s (deficit) equity	175,979	328,113	159,653	76,085	(59,664)	34,904	(87,752)

(1)	The selected financial data has been restated for matters related to the realization of deferred tax assets. See note 17 to the annual consolidated financial statements and note 7 to the quarterly consolidated financial statements.
(2)	Includes a gain of $10.9 million on the sale of property and equipment for the year ended December 31, 1999.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this section. You should read this discussion and analysis in conjunction with our financial statements and the related notes contained elsewhere in this prospectus.

Triton was incorporated in October 1997. In February 1998, we entered into a joint venture with AT&T Wireless. As part of the agreement, AT&T Wireless contributed to us personal communications services licenses covering 20 MHz of authorized frequencies in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky in exchange for an equity position in Triton. As part of the transaction, we were granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T within our region.

On June 30, 1998, we acquired an existing cellular system serving Myrtle Beach and the surrounding area from Vanguard Cellular Systems of South Carolina, Inc. In connection with this acquisition, we began commercial operations and earning recurring revenue in July 1998. We integrated the Myrtle Beach system into our personal communications services network as part of our initial network deployment. Substantially all of our revenues prior to 1999 were generated by cellular services provided in Myrtle Beach. Our results of operations do not include the Myrtle Beach system prior to our acquisition of that system.

We began generating revenues from the sale of personal communications services in the first quarter of 1999 as part of our initial personal communications services network deployment. Since our initial network deployment, we have successfully launched and offered personal communications service to approximately 13.6 million people in all of our 37 markets.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, inventories, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

•	We recognize revenues as services are rendered. Unbilled revenues result from service provided from the billing cycle date to the end of the month and from other carrier’s customers using our network. Activation revenue is deferred and recognized over the estimated subscriber’s life. Equipment sales are a separate earnings process from other services offered by Triton and are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

•	We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our subscribers to make required payments. If the financial condition of a material portion of our subscribers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

•	We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those we projected, additional inventory write-downs may be required.

•	We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period we made that determination. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period we made that determination.

•	We assess the impairment of long-lived assets, other than indefinite-lived intangible assets, whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results or significant changes in the manner of use of the assets or in the strategy for our overall business. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When we determine that the carrying value of a long-lived asset is not recoverable, we measure any impairment based upon a projected discounted cash flow method using a discount rate we determine to be commensurate with the risk involved. Our primary indefinite-lived intangible assets are FCC licenses. We test investments in FCC licenses for impairment annually or more frequently if events or changes in circumstances indicate that the FCC licenses may be impaired. The impairment test consists of a comparison of the fair value with the carrying value. We aggregate all of our FCC licenses for the purpose of performing the impairment test as the licenses are operated as a single asset and, as such, are essentially inseparable from one another.

Revenue

We derive our revenue from the following sources:

•	Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications services for our subscribers include monthly recurring charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers’ roaming charges are rate plan dependent and are based on the number of pooled minutes included in their plans. Service revenue also includes non-recurring activation and de-activation service charges.

•	Equipment. We sell wireless personal communications handsets and accessories that are used by our customers in connection with our wireless services. Equipment sales are a separate earnings process from other services offered by Triton, and we recognize equipment sales upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases. In addition, the fair value of a handset received from a customer in a handset upgrade transaction is recorded as equipment revenue.

•	Roaming. We charge per minute fees to other wireless telecommunications companies for their customers’ use of our network facilities to place and receive wireless services.

We believe our roaming revenues will be subject to seasonality. We expect to derive increased revenues from roaming during vacation periods, reflecting the large number of tourists visiting resorts in our coverage area. Although we expect our overall revenues to increase due to increasing roaming minutes, our per-minute roaming revenue will decrease over time according to the terms of our agreements with AT&T Wireless and other carriers.

Costs and Expenses

Our costs of services and equipment include:

•	Equipment. We purchase personal communications services handsets and accessories from third party vendors to resell to our customers for use in connection with our services. Because we subsidize the sale of handsets to encourage the use of our services, the cost of handsets is higher than the resale price to the customer. We do not manufacture any of this equipment.

•	Roaming Fees. We incur fees to other wireless communications companies based on airtime usage by our customers on other wireless communications networks.

•	Transport and Variable Interconnect. We incur charges associated with interconnection with other wireline and wireless carriers’ networks. These fees include monthly connection costs and other fees based on minutes of use by our customers.

•	Variable Long Distance. We pay usage charges to other communications companies for long distance service provided to our customers. These variable charges are based on our subscribers’ usage, applied at pre-negotiated rates with the other carriers.

•	Cell Site Costs. We incur expenses for the rent of towers, network facilities, engineering operations, field technicians and related utility and maintenance charges.

Recent industry data indicate that transport, interconnect, roaming and long distance charges that we currently incur will continue to decline, due principally to competitive pressures and new technologies.

Other expenses include:

•	Selling, General and Administrative. Our selling expense includes advertising and promotional costs, commission expense for our indirect, direct and e-commerce agents, and fixed charges such as store rent and retail associates’ salaries. General and administrative expense includes customer care, billing, information technology, finance, accounting and legal services. Functions such as customer care, billing, finance, accounting and legal services are likely to remain centralized in order to achieve economies of scale.

•	Depreciation and Amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to twelve years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized. Depreciation of network development costs begins when the network equipment is ready for its intended use and is depreciated over the estimated useful life of the asset. Prior to January 1, 2002, our personal communications services licenses and our cellular licenses were being amortized over a period of 40 years. In 2002, we adopted SFAS No. 142 “Goodwill and Other Intangible Assets,” and as a result, we ceased to amortize our FCC licenses, which we believe qualify as having an indefinite life.

•	Non-cash Compensation. As of March 31, 2003, we recorded $66.8 million of deferred compensation associated with the issuances of Holdings’ common and preferred stock to employees. We will recognize this compensation over four to five years as the stock vests.

•	Interest Expense (Income). Interest expense through March 31, 2003 consists of interest on our old credit facility our 9 3/8% notes and our 8 3/4% notes net of capitalized interest. Interest income is earned primarily on our cash and cash equivalents.

•	Other Expense. Other expense primarily includes the mark-to-market of our interest rate swaps that do not qualify as hedges.

•	Income Tax Expense. Income tax expense primarily includes non-cash tax adjustments resulting from having to establish a valuation allowance against our deferred tax assets, as we are no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities related to licensing costs as the result of the adoption of SFAS No. 142. As a result, we may not rely on the reversal of deferred tax liabilities associated with licensing costs as a means to realize our deferred tax assets, which primarily represent net operating loss carryforwards. Additionally, due to a lack of earnings history, we cannot rely, for accounting purposes, on forecasts of future earnings as a means to realize our deferred tax assets. Accordingly, we have determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances are required on those deferred tax assets.

Our ability to improve our margins will depend on our ability to manage our variable costs, including selling, general and administrative expense, costs per gross added subscriber and costs of maintaining and upgrading our network. We expect our operating costs to grow as our operations expand and our customer base and call volumes increase. Over time, these expenses should represent a reduced percentage of revenues as our customer base grows.

Results of Operations

All data is presented on a restated basis. See note 7 to the quarterly consolidated financial statements and note 17 to the annual consolidated financial statements.

Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2002

Net subscriber additions were 31,495 for the three months ended March 31, 2003, bringing our total subscribers to 861,654 as of March 31, 2003, an increase of 19.8% over our subscriber total as of March 31, 2002. The increase in subscribers was primarily due to continued demand for our digital service offerings and pricing plans. During the three months ended March 31, 2003, all of our gross subscriber additions were post-pay on a one or two year service contract.

Subscriber churn was 2.1% and 1.9% for the three months ended March 31, 2003 and 2002, respectively. Subscriber churn is calculated by dividing subscriber deactivations by our average subscriber base for the respective period. We believe that our churn rate remains consistently low compared to the industry average due to our high-quality system performance, our commitment to quality customer service and our focused retention efforts.

Total revenue increased 20.3% to $188.5 million for the three months ended March 31, 2003 from $156.7 million for the three months ended March 31, 2002. Service revenue for the three months ended March 31, 2003 was $133.5 million, an increase of $18.0 million or 15.6%, compared to $115.5 million for the three months ended March 31, 2002. The increase in service revenue was due primarily to growth of subscribers. We expect subscriber growth to continue, and hence, we expect service revenue to continue to increase. Roaming revenue was $42.8 million for the three months ended March 31, 2003, an increase of $7.7 million, or 21.9%, compared to $35.1 million for the three months ended March 31, 2002. The net increase in roaming revenue was the result of increased roaming minutes of use resulting from the expansion of our network, the implementation of new roaming agreements with such carriers as Cingular Wireless and the overall growth in the wireless industry, partially offset by any reductions in roaming rates contractually agreed to with other carriers. We expect the growth of the wireless industry to continue in the future, and as a result, we expect roaming revenue to continue to increase. Equipment revenue was $12.2 million for the three months ended March 31, 2003, an increase of $6.2 million or 103.3%, compared to $6.0 million for the three months ended March 31, 2002. Equipment revenues include the revenue earned in the sale of a handset or handset accessories to new and existing subscribers. In addition, equipment revenues include the fair value of handsets received from a subscriber in a handset upgrade or exchange transaction. The equipment revenues increase was due primarily to higher gross subscriber additions and an increase in the sale of phone upgrades to existing subscribers due to the aging of our subscriber base.

Cost of service was $58.0 million for the three months ended March 31, 2003, an increase of $10.1 million, or 21.1%, compared to $47.9 million for the three months ended March 31, 2002. The increase was related to a higher volume of traffic on our network driven by rate plan offerings and subscriber growth as well as higher roaming minutes of use. As a result of the variable components of cost of service, such as interconnect and toll, our cost of service may increase in conjunction with anticipated subscriber growth. Cost of service as a percentage of revenue, excluding equipment revenues, was 32.9% and 31.8% for the three months ended March 31, 2003 and 2002, respectively. The increase of 1.1% was primarily attributable to increased costs to expand and maintain our wireless network to support an increased number of minutes of use as well as the cost of operating both the TDMA and GSM/GPRS networks. Cost of service as a percentage of revenue, excluding equipment revenue, may decline in the future as we continue to leverage our fixed cost of service against increased revenue.

Cost of equipment was $23.8 million for the three months ended March 31, 2003, an increase of $7.7 million, or 47.8%, compared to $16.1 million for the three months ended March 31, 2002. Cost of equipment includes the cost associated with the sale or exchange of a handset or handset accessories to new and existing subscribers. The increase in cost of equipment was driven primarily by higher gross subscriber additions and an increase in the sale of phone upgrades to existing customers due to the aging of our subscriber base.

Selling, general and administrative expenses were $59.2 million for the three months ended March 31, 2003, an increase of $2.6 million, or 4.6%, compared to $56.6 million for the three months ended March 31, 2002. Selling expenses increased by $2.6 million or 11.5%, primarily due to increased commissions as the result of higher gross subscriber additions. General and administrative expenses remained unchanged quarter over quarter at $33.0 million. As a result of the variable components of selling, general and administrative expense, such as customer care personnel and billing costs, our selling, general and administrative expense may increase in conjunction with anticipated subscriber growth. General and administrative expenses as a percentage of revenue, excluding equipment revenues, was 18.7% and 21.9% for the three months ended March 31, 2003 and 2002, respectively. The decrease of 3.2% is primarily attributable to increased customer care efficiency, focused collection efforts which controlled bad debt expense and increased leverage on other fixed costs. General and administrative expense as a percentage of revenue, excluding equipment revenue, may decline in the future as we continue to leverage our fixed general and administrative costs against increased revenue.

Termination benefits and other related costs were $2.2 million for the three months ended March 31, 2003. These expenses, which consisted primarily of severance and relocation costs, resulted from the streamlining of our operations during January 2003. There were no termination benefits and other related costs for the three months ended March 31, 2002. We expect that the termination benefits will result in approximately $5.4 million of net operational savings for the year ended December 31, 2003 and represent $10.0 million of savings in each subsequent fiscal year.

Non-cash compensation expense was $5.2 million for the three months ended March 31, 2003, a decrease of $0.1 million, or 1.9%, compared to $5.3 million for the three months ended March 31, 2002. The decrease was due to the forfeiture of previously granted restricted stock.

Depreciation and amortization expense was $35.7 million for the three months ended March 31, 2003, an increase of $4.3 million, or 13.7%, compared to $31.4 million for the three months ended March 31, 2002. The increase relates primarily to increased depreciation expense due to the growth in the depreciable asset base resulting from capital expenditures. Deprecation expense will continue to increase as we overlay and upgrade our network with GSM/GPRS technology.

Interest expense was $37.5 million, net of capitalized interest of $0.7 million, for the three months ended March 31, 2003. Interest expense was $35.2 million, net of capitalized interest of $1.2 million, for the three months ended March 31, 2002. The increase of $2.3 million, or 6.5%, relates primarily to a $1.4 million increase of accreted interest on our May 1998 private placement of $512.0 million aggregate principal amount of 11% senior subordinated discount notes and a decrease of $0.5 million in capitalized interest for the three months ended March 31, 2003.

We had a weighted average interest rate of 9.60% for the three months ended March 31, 2003, on our average borrowings under our old bank credit facility and our average obligation for the senior subordinated debt, as compared with the 9.64% weighted average interest rate for the three months ended March 31, 2002.

Other expense was $0.4 million for the three months ended March 31, 2003, a decrease of $0.1 million, or 20.0%, compared to $0.5 million for the three months ended March 31, 2002. The decrease was related to a decrease in our loss in Lafayette.

Interest and other income was $1.7 million for the three months ended March 31, 2003, a decrease of $3.2 million, or 65.3%, compared to $4.9 million for the three months ended March 31, 2002. The decrease was due primarily to the combination of lower average interest rates on lower average cash balances as well as a decrease in the gain recognized as the result of the change in fair value of our interest rate swap derivative instruments, which did not qualify as hedges. We recognized a gain of $1.1 million and $3.2 million for the three months ended March 31, 2003 and 2002, respectively.

Income tax expense, as restated, was $3.0 million for the three months ended March 31, 2003, a decrease of $14.4 million, or 82.8%, compared to $17.4 million for the three months ended March 31, 2002. The decrease was due primarily to a non-cash tax adjustment in the first quarter of 2002 to establish a valuation allowance against our deferred tax assets, as we were no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities relating to licensing costs as the result of the adoption of SFAS No. 142.

Net loss as restated, was $34.8 million and $48.8 million for the three months ended March 31, 2003 and 2002, respectively. The net loss decrease of $14.0 million resulted primarily from the items discussed above.

Year Ended December 31, 2002 compared to the Year Ended December 31, 2001

Net subscriber additions were 144,506 for the year ended December 31, 2002, bringing our total subscribers to 830,159 as of December 31, 2002, an increase of 21.1% over our subscriber total as of December 31, 2001. The increase in subscribers was primarily due to continued demand for our digital service offerings and pricing plans. During the year ended December 31, 2002, 100% of our gross subscriber additions were post-pay on a one or two year service contract.

Subscriber churn was 2.16% and 1.95% for the years ended December 31, 2002 and 2001, respectively. Subscriber churn is calculated by dividing subscriber deactivations by our average subscriber base for the respective period. We believe that our churn rate remains consistently low compared to industry average due to our high quality system performance, our commitment to quality customer service and our focused retention efforts.

Total revenue increased 32.6% to $716.0 million for the year ended December 31, 2002 from $540.1 million for the year ended December 31, 2001. Service revenue for the year ended December 31, 2002 was $502.4 million, an increase of $115.0 million or 29.7%, compared to $387.4 million for the year ended December 31, 2001. The increase in service revenue was due primarily to growth of subscribers. We expect subscriber growth to continue, and hence, we expect service revenue to continue to increase. Roaming revenue was $175.4 million for the year ended December 31, 2002, an increase of $48.5 million, or 38.2%, compared to $126.9 million for the year ended December 31, 2001. The increase in roaming revenue was the result of increased roaming minutes of use resulting from the expansion of our network, the implementation of new roaming agreements with such carriers as Cingular Wireless and the overall growth in the wireless industry. We expect the growth of the wireless industry to continue in the future, and as a result, we expect roaming revenue to continue to increase. Equipment revenue was $38.2 million for the year ended December 31, 2002, an increase of $12.4 million or 48.1%, compared to $25.8 million for the year ended December 31, 2001. Equipment revenue includes the revenue earned in the sale of a handset or handset accessories to new and existing subscribers. In addition, equipment revenue now includes the fair value of handsets received from a subscriber in a handset upgrade or exchange transaction, which was previously classified as contra expense in cost of equipment. Prior period amounts have been reclassified to conform with current period presentation. The reclassifications did not impact income (loss) from continuing operations. The equipment revenues increase was due primarily to an increase in the sale of phone upgrades to existing subscribers due to the aging of our subscriber base.

Cost of service was $212.2 million for the year ended December 31, 2002, an increase of $37.7 million or 21.6%, compared to $174.5 million for the year ended December 31, 2001. The increase was related to the higher volume of traffic on our network driven by subscriber growth and higher roaming minutes of use. As a result of the variable components of cost of service, such as interconnect and toll, our cost of service may increase in conjunction with anticipated subscriber growth. Cost of service as a percentage of revenue, excluding equipment revenue, was 31.3% and 33.9% for the years ended December 31, 2002, and 2001, respectively. The decrease of 2.6% was primarily attributable to increased leverage on fixed interconnect and cell site costs. Cost of service as a percentage of revenue, excluding equipment revenue, may decline in the future as we continue to leverage our fixed cost of service against increased revenue.

Cost of equipment was $84.4 million for the year ended December 31, 2002, an increase of $10.9 million or 14.8%, compared to $73.5 million for the year ended December 31, 2001. Cost of equipment includes the cost associated with the sale or exchange of a handset or handset accessories to new and existing subscribers. Cost of equipment now excludes the fair value of handsets received from a subscriber in a handset upgrade or exchange transaction which was previously classified as contra expense in cost of equipment. Prior period amounts have been reclassified to conform with current period presentation. The reclassification did not impact income (loss) from continuing operations. The increase in cost of equipment was driven primarily by an increase in the sale of phone upgrades to existing customers.

Selling, general and administrative expenses were $252.7 million for the year ended December 31, 2002, an increase of $24.7 million, or 10.8%, compared to $228.0 million for the year ended December 31, 2001. Selling expenses increased by $3.3 million or 3.1%, primarily due to increased commissions offered to sales associates and agent distributors to promote the UnPlan. General and administrative expenses increased by $21.4 million or 17.4%, primarily due to expansion of the number of customer care representatives to support our customer growth. Although our collection effort remained focused, bad debt expense increased from $12.1 million in 2001 to $18.9 million in 2002. The increase of $6.8 million was the result of the growth of our subscriber base and higher involuntary churn. As a result of the variable components of selling general and administrative expense, such as customer care personnel and billing costs, our selling, general and administrative expenses may increase in conjunction with anticipated subscriber growth. General and administrative expenses as a percentage of revenue, excluding equipment revenue, was 21.3% and 24.0% for the years ended December 31, 2002 and 2001, respectively. The decrease of 2.7% is primarily attributable to increased customer care efficiency and increased leverage on other fixed costs. General and administrative expense as a percentage of revenue, excluding equipment revenue, may decline in the future as we continue to leverage our fixed general and administrative costs against increased revenue.

Non-cash compensation expense was $21.4 million for the year ended December 31, 2002, an increase of $4.2 million or 24.4%, compared to $17.2 million for the year ended December 31, 2001. The increase is attributable to the vesting of an increased number of restricted shares of Holdings’ Class A common stock awarded to management in prior years.

Depreciation and amortization expenses were $135.0 million for the year ended December 31, 2002, an increase of $8.3 million or 6.6%, compared to $126.7 million for the year ended December 31, 2001. The increase relates primarily to increased depreciation expense due to the growth in the depreciable asset base resulting from capital expenditures, partially offset by the effect of ceasing amortization on our FCC licenses in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” In addition, we incurred $3.9 million of charges during 2002 as the result of losses on the sale of fixed assets as well as charges to accelerate depreciation on certain assets as a result of management’s decision not to complete the construction of certain network infrastructure. Depreciation will continue to increase as additional portions of our network are placed into service.

Interest expense was $144.1 million, net of capitalized interest of $4.2 million, for the year ended December 31, 2002. Interest expense was $117.5 million, net of capitalized interest of $5.9 million, for the year ended December 31, 2001. The increase of $26.6 million, or 22.6%, relates primarily to increases of interest expense on our January 2001 private placement of $350.0 million aggregate principal amount of 9 3/8% senior subordinated notes and our November 2001 private placement of $400.0 million aggregate principal amount of 8 3/4% senior subordinated notes, offset partially by a decrease of interest expense on our old bank credit facility. The aggregate interest expense of these debt instruments increased from $74.9 million for the year ended December 31, 2001 to $94.2 million for the year ended December 31, 2002. Interest expense also increased $5.1 million due to the accretion of interest on our May 1998 private placement of $512.0 million aggregate principal amount of 11% senior subordinated discount notes and a decrease in capitalized interest of $1.7 million for the year ended December 31, 2002.

We had a weighted average interest rate of 9.69% for the year ended December 31, 2002, on our average borrowings under our old bank credit facility and our average obligation for the senior subordinated debt, as compared with the 9.43% weighted average interest rate for the year ended December 31, 2001.

Other expense was $7.7 million and $18.0 million for the years ended December 31, 2002 and 2001, respectively. The decrease of $10.3 million, or 57.2%, relates primarily to a decrease in the loss on the mark to market of our interest rate swaps, which was $5.4 million and $12.9 million for the years ended December 31, 2002 and 2001, respectively. The losses were recognized as the result of the change in fair value of our interest rate swap derivative instruments, which did not qualify as hedges. These interest rate swaps do not qualify as hedges as the result of the repayment, in November of 2001, of previously matched variable rate debt under our bank facility with proceeds from our 8 3/4% notes offering. In addition, write-offs of deferred financing costs decreased from $4.0 million for the year ended December 31, 2001 to $0.4 million for the year ended December 31, 2002. These write-offs were a result of the early repayment of a portion of our old credit facility.

Interest and other income was $6.3 million for the year ended December 31, 2002, a decrease of $12.0 million, or 65.6%, compared to $18.3 million for the year ended December 31, 2001. The decrease of $12.0 million was due primarily to lower average interest rates on lower average cash balances.

Income tax expense, as restated, was $25.0 million for the year ended December 31, 2002, an increase of $23.6 million compared to $1.4 million for the year ended December 31, 2001. The increase was due primarily to non-cash tax adjustments to establish a valuation allowance against our deferred tax assets, as we are no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities related to licensing costs as the result of the adoption of SFAS No. 142 on January 1, 2002. As a result, we may not rely on the reversal of deferred tax liabilities associated with licensing costs as a means to realize our deferred tax assets, which primarily represent net operating loss carryforwards. Additionally, due to a lack of earnings history, we cannot rely, for accounting purposes, on forecasts of future earnings as a means to realize our deferred tax assets. Accordingly, we have determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances are required on those deferred tax assets.

Net loss, as restated, was $160.3 million and $198.4 million for the years ended December 31, 2002 and 2001, respectively. The net loss decrease of $38.1 million resulted primarily from the items discussed above.

Year Ended December 31, 2001 compared to the Year Ended December 31, 2000

Net subscriber additions were 239,252 for the year ended December 31, 2001, bringing our total subscribers to 685,653 as of December 31, 2001, an increase of 53.6% over our subscriber total as of December 31, 2000. The increase in subscribers was primarily due to continued strong demand for our digital service offerings and pricing plans.

Subscriber churn was 1.95% and 1.80% for the years ended December 31, 2001 and 2000, respectively.

Total revenue increased 52.6% to $540.1 million for the year ended December 31, 2001 from $353.9 million for the year ended December 31, 2000. Service revenue for the year ended December 31, 2001 was $387.4 million, an increase of $166.5 million or 75.4%, compared to $220.9 million for the year ended December 31, 2000. The increase in service revenue was due primarily to strong growth of subscribers. Equipment revenue was $25.8 million for the year ended December 31, 2001, a decline of $8.7 million or 25.2%, compared to $34.5 million for the year ended December 31, 2000. The equipment revenue decline was due primarily to a decrease in the average revenue per item sold, partially offset by an increase in the quantities sold. Roaming revenue was $126.9 million for the year ended December 31, 2001, an increase of $28.4 million or 28.8%, compared to $98.5 million for the year ended December 31, 2000. The increase in roaming revenue was the result of increased roaming minutes of use resulting from the expansion of our network, partially offset by a contractual decrease in our service charge per minute.

Cost of service was $174.5 million for the year ended December 31, 2001, an increase of $49.2 million, or 39.3%, compared to $125.3 million for the year ended December 31, 2000. Approximately 40% of the increase was due to the expansion of our network. We added approximately 350 cell sites to our network in 2001. The remaining increase of approximately 60% over the prior year was the result of an increase in the charges paid to connect calls on other networks, including access, interconnection and toll-related charges. These increases were due primarily to increased costs of expanding and maintaining our wireless network to support an increase in the number of subscriber and roaming minutes of use.

Cost of equipment was $73.5 million for the year ended December 31, 2001, an increase of $4.1 million or 5.9%, compared to $69.4 million for the year ended December 31, 2000. The increase was due primarily to an increase in gross subscriber additions, partially offset by a decrease in the average cost of items sold.

Selling, general and administrative costs were $228.0 million for the year ended December 31, 2001, an increase of $46.4 million or 25.6%, compared to $181.6 million for the year ended December 31, 2000. Selling expenses increased approximately $6.3 million, or 6.4%, primarily due to increased commission and headcount related costs. This increase resulted from a 16.7% increase in gross subscriber additions in the year ended December 31, 2001, versus the prior year ended December 31, 2000. The increase was also attributable to increasing the points of distribution in our company-owned retail store channel by 27% in 2001. The general and administrative increase of approximately $40.1 million, or 48.3%, was primarily due to the development and growth of infrastructure and staffing related to information technology, customer care, collections, retention and other administrative functions established in conjunction with the corresponding growth in our subscriber base.

Non-cash compensation expense was $17.2 million for the year ended December 31, 2001, an increase of $8.9 million or 107.2%, compared to $8.3 million for the year ended December 31, 2000. The increase is attributable to the vesting of an increased number of restricted shares of Holdings’ Class A common stock awarded to management in prior years.

Depreciation and amortization expenses were $126.7 million for the year ended December 31, 2001, an increase of $32.6 million or 34.6% compared to $94.1 million for the year ended December 31, 2000. The increase relates primarily to increased depreciation expense due to the growth in the depreciable asset base resulting from capital expenditures. Depreciation will continue to increase as additional portions of our network were placed into service.

Interest expense was $117.5 million, net of capitalized interest of $5.9 million, for the year ended December 31, 2001. Interest expense was $55.9 million, net of capitalized interest of $9.5 million, for the year ended December 31, 2000. The increase of $61.6 million, or 110.2% relates primarily to $32.0 million of interest from our $350.0 million 9 3/8% senior subordinated notes offering completed in January 2001 and $4.6 million of interest from our $400.0 million 8 3/4% senior subordinated notes offering completed in November 2001. For the year ended December 31, 2001, we had a weighted average interest rate of 9.43% on our average borrowings under our old bank credit facility and our average obligation for the senior subordinated debt as compared with 10.98% for the year ended December 31, 2000. In addition, interest expense was higher on such credit facility due to mandatory draws on the facility in 2001.

Other expense was $18.0 million and $0.3 million for the years ended December 31, 2001 and 2000, respectively. The increase of $17.7 million is primarily the result of a $12.9 million loss on the mark to market of interest rate swaps for the year ended December 31, 2001. There was no loss on the market-to-market of interest rate swaps in 2000. This loss was the result of paying down $390.0 million of the old credit facility with net proceeds from the 8 3/4% senior subordinated notes offering, which caused certain fixed interest rate derivatives to no longer qualify as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. The fair value of these non-qualifying hedges on November 14, 2001 and subsequent changes in their fair value were recorded in the statement of operations as other expense for the year ended December 31, 2001. All interest rate swaps qualified as hedges in 2000, and therefore, the changes in the fair value of the interest rate swaps were recorded through accumulated other comprehensive income. Also attributing to the increase in other expense was a write-off of approximately $4.0 million of deferred financing costs in 2001. The write-off was a result of the early repayment of a portion of our old credit facility with the proceeds from our 8 3/4% note offering.

Interest and other income was $18.3 million for the year ended December 31, 2001, an increase of $13.3 million or 266.0%, compared to $5.0 million for the year ended December 31, 2000. The increase of $13.3 million was due primarily to interest on higher average cash balances.

Net loss was $198.4 million and $176.8 million for the years ended December 31, 2001 and 2000, respectively. The net loss increase of $21.6 million resulted primarily from the items discussed above.

Liquidity and Capital Resources

The construction of our network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. Capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs, debt service and financing fees and expenses. We estimate that capital expenditures for network construction will range from $120.0 million to $140.0 million in 2003. In January 2003, we completed a reduction in our workforce, eliminating 170 positions, which we anticipate will result in approximately $5.4 million net reduction in operating costs for 2003 and approximately a $10.0 million reduction in operating cost for each subsequent fiscal year. On June 13, 2003, we entered into a new revolving credit facility with a group of lenders pursuant to which such lenders agreed to provide to us up to $100.0 million in revolving credit loans. See “Description of Certain Indebtedness—Description of New Credit Facility.” We believe that cash on hand and amounts available under this new revolving credit facility will be sufficient to meet our projected capital requirements through 2004, at which time we expect to internally generate sufficient cash flow from operations to fund our cash needs, also referred to as free cash flow positive. Although we estimate that these funds will be sufficient to finance our continued growth, we may have additional capital requirements, which could be substantial for future upgrades and advances in new technology.

For a description of our two outstanding series of senior subordinated notes and our new revolving credit facility, see “Description of Certain Indebtedness.”

Preferred Stock.    As part of our joint venture agreement with AT&T Wireless, Holdings issued 732,371 shares of its Series A preferred stock to AT&T Wireless PCS. The Series A preferred stock provides for cumulative dividends at an annual rate of 10% on the $100 liquidation value per share plus unpaid dividends. These dividends accrue and are payable quarterly; however, we may defer all cash payments due to the holders until June 30, 2008, and quarterly dividends are payable in cash thereafter. To date, all such dividends have been deferred. The Series A preferred stock is redeemable at the option of its holders beginning in 2018 and at our option, at its liquidation value plus unpaid dividends on or after February 4, 2008. On and after February 4, 2006, the Series A preferred stock is also convertible at the option of its holders for shares of Holdings’ Class A common stock having a market value equal to the liquidation value plus unpaid dividends on the Series A preferred stock. Holdings may not pay dividends on, or, subject to specified exceptions, repurchase shares of our common stock without the consent of the holders of the Series A preferred stock.

Equity Offering.    On February 28, 2001, Holdings issued and sold 3,500,000 shares of Class A common stock in a public offering at $32.00 per share and raised approximately $106.1 million, net of $5.9 million of costs.

Historical Cash Flow.    As of March 31, 2003, we had $210.9 million in cash and cash equivalents, as compared to $212.5 million in cash and cash equivalents at December 31, 2002. Net working capital was $168.8 million at March 31, 2003 and $172.6 million at December 31, 2002. The $35.0 million of cash provided by operating activities during the three months ended March 31, 2003 was the result of our net loss of $34.8 million offset by $10.4 million of cash used by changes in working capital and other long-term assets and $59.4 million of depreciation and amortization, deferred income taxes, accretion of interest, non-cash compensation, bad debt expense, loss in equity investment and gain on derivative instruments. The $19.3 million of cash used by investing activities during the three months ending March 31, 2003 was primarily related to capital expenditures associated with our network build-out. These capital expenditures were made primarily to overlay our wireless network with GSM/GPRS technology. We will continue to upgrade our network capacity and service quality to support our anticipated subscriber growth and satisfy competitive requirements. The $17.2 million used in financing activities during the three months ended March 31, 2003 was primarily related to the change in our bank overdraft liability of $12.9 million and repayment of $3.8 million on our old credit facility.

As of December 31, 2002, we had $212.5 million in cash and cash equivalents, as compared to $371.1 million in cash and cash equivalents at December 31, 2001. Net working capital was $172.6 million at December 31, 2002 and $283.7 million at December 31, 2001. The $54.3 million of cash provided by operating activities during the year ended December 31, 2002 was the result of our net loss of $160.3 million and $45.6 million of cash used by changes in working capital and other long-term assets, offset by $260.2 million of depreciation and amortization, deferred income taxes, accretion of interest, non-cash compensation, bad debt expense, loss in equity investment and loss on derivative instruments. The $236.6 million of cash used by investing activities during the year ending December 31, 2002 was primarily related to capital expenditures associated with our network build-out and the acquisition of FCC licenses. These capital expenditures were made primarily to enhance and expand our wireless network in order to increase capacity and to satisfy subscriber needs and competitive requirements. We will continue to upgrade our network capacity and service quality to support our anticipated subscriber growth. The $23.7 million provided by financing activities during the year ended December 31, 2002 relates primarily to our $65.0 million draw against our old credit facility partially offset by $42.0 million of credit facility repayments.

As of December 31, 2001, we had $371.1 million in cash and cash equivalents, as compared to $1.6 million in cash and cash equivalents at December 31, 2000. Net working capital/(deficit) was $283.7 million at December 31, 2001 and ($54.2) million at December 31, 2000. The $3.3 million of cash used in operating activities during the year ended December 31, 2001 was the result of our net loss of $198.4 million and $22.8 million of cash used in changes in working capital and other long-term assets and offset by $217.9 million of depreciation and amortization, accretion of interest, non-cash compensation, bad debt expense, loss in equity investment and loss on derivative instruments. The $318.2 million of cash used by investing activities during the year ending December 31, 2001 was related primarily to capital expenditures associated with our network build-out and advances to Lafayette. These capital expenditures were made primarily to enhance and expand our wireless network in order to increase capacity and to satisfy subscriber needs and competitive requirements. We will continue to upgrade our network capacity and service quality to support our anticipated subscriber growth. The $691.0 million provided by financing activities during the year ended December 31, 2001 relates primarily to our $281.0 million draw against our old credit facility, $729.0 million of net proceeds from the issuances of senior subordinated notes and $106.3 million of capital contributions from our parent, partially offset by $428.8 million of credit facility repayments.

Contractual Obligations and Commercial Commitments.    The following table provides aggregate information about our contractual obligations as of December 31, 2002, and the periods in which payments are due. These disclosures are also included in the notes to the annual financial statements, and the relevant notes are cross-referenced in the table below.

	Payments Due by Period
	(dollars in thousands)
Contractual Obligation	Total	Less than 1 year	1-2 years	3-4 years	After 4 Years	Note Reference
Short-term debt	$17,169	$17,169	$—	$—	$—	5
Long-term debt	1,413,263	—	45,833	147,710	1,219,720	5
Operating leases	281,305	48,845	76,973	52,742	102,745	12

Total cash contractual obligations	$1,711,737	$66,014	$122,806	$200,452	$1,322,465

Recent Developments

On June 20, 2003, we acquired twelve personal communication service licenses in two separate transactions from Lafayette for an aggregate fair value of approximately $100.1 million. These licenses cover populations of approximately 4.3 million people, including all of South Carolina and parts of Virginia and Georgia. In a separate transaction, Lafayette acquired our 39% ownership interest in Lafayette, and as a result, we no longer have an interest in or relationship with Lafayette.

On June 13, 2003, we used a portion of the proceeds from the sale of the 8 1/2% notes to retire our old senior credit facility and entered into a new revolving credit facility with a group of lenders pursuant to which such lenders agreed to provide us with up to $100.0 million in revolving loans. Our obligations under this new credit facility are secured by all of our existing domestic subsidiaries other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the indirect subsidiaries that hold our real estate interests and FCC licenses, respectively). Because Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. will not be guarantors under the new revolving credit facility, pursuant to the terms of the indentures governing our 11% notes, our 9 3/8% notes and our 8 3/4% notes, Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. were released from their guarantees of each of these series of notes. See notes 8 and 18 to our consolidated financial statements included herein for the quarter ended March 31, 2003 and for the year ended December 31, 2002, respectively, for certain historical financial information regarding Triton, the guarantor subsidiaries and the non-guarantor subsidiaries.

On May 22, 2003, we commenced a tender offer to purchase up to $315.0 million aggregate principal amount of our 11% notes for cash. On May 30, 2003, we amended the terms of our tender offer to an offer to purchase any and all of the outstanding 11% notes ($511,989,000 aggregate principal amount then outstanding). The amended terms included, among other things, an extension of the early tender date to June 12, 2003, an increase to the early tender premium and the addition of an early settlement date. We used a portion of the proceeds from the sale of the outstanding notes to purchase approximately $408.6 million principal amount of 11% notes deemed to have been validly tendered pursuant to the tender offer for aggregate cash consideration of approximately $438.3 million, representing the tender offer consideration plus accrued and unpaid interest from the last interest payment date to, but excluding, June 13, 2003. Triton’s tender offer expired at midnight, New York City time, on Thursday, June 19, 2003, and no additional notes were validly tendered at the time of expiration. In accordance with the terms of the indenture governing the 11% notes, we redeemed the remaining $103.4 million aggregate principal amount of outstanding 11% notes on July 14, 2003, the redemption date, for $111.4 million in the aggregate, which amount included a redemption price of 105.5% of the principal amount of the 11% notes plus accrued and unpaid interest to, but not including, the redemption date.

On May 19, 2003, we revised our consolidated financial information for the year ended December 31, 2002 and for the three months ended March 31, 2002 and 2003 to reflect the recognition of deferred tax expense of $23.7 million, $17.4 million and $2.5 million, respectively. See notes 7 and 17 to our consolidated financial statements included herein for the quarter ended March 31, 2003 and for the year ended December 31, 2002, respectively.

Relationship with Lafayette Communications Company L.L.C.

Until June 20, 2003, we held a 39% interest in Lafayette, an entrepreneur under FCC guidelines. During 2002, Lafayette held 18 FCC licenses, covering a population of approximately 6.3 million people. On September 30, 2002, we acquired certain FCC licenses from Lafayette in markets covering a population of approximately 2.9 million people in areas of Georgia, Tennessee and Virginia, for an aggregate fair value of $21.7 million. This acquisition was consummated to meet the spectrum needs of our network overlay of GSM/GPRS technology. On June 20, 2003, we acquired twelve personal communication service licenses in two separate transactions from Lafayette, as described above under “—Recent Developments.”

As of December 31, 2002, we had funded approximately $74.5 million of senior loans to Lafayette to finance the acquisition of licenses. The carrying value of these loans was adjusted for any losses in excess of our initial investment, and all outstanding senior loans owed by Lafayette to us were retired in connection with the June 20, 2003 license acquisition transactions described above.

Because we did not control Lafayette, we accounted for our investment under the equity method. Ordinarily, as the investor, we would have recorded our proportionate share of Lafayette’s losses in our income statement. However, prior to Lafayette’s repurchase of our interest on June 20, 2003, Triton committed to provide further financial support to Lafayette in order to preserve its business relationship. Therefore, even in the absence of a legally binding obligation, we recognized 100% of Lafayette’s losses, which arose primarily from interest costs related to an assumed note payable to the FCC.

In accordance with EITF 98-13, “Accounting by an Equity Method Investor for Investee Losses When the Investor Has Loans to and Investments in Other Securities of the Investee,” when the carrying amount of an investment has been reduced to zero, the investor should continue to report its share of the equity method losses in its statement of operations as an adjustment to the adjusted basis of the loans receivable. As of December 31, 2001, we had written our initial investment in Lafayette down to zero and had reduced its carrying value of the approximate $74.5 million loan receivable from Lafayette, so as to reflect 100% of Lafayette’s cumulative loss of approximately $2.5 million. As of March 31, 2003, the outstanding liabilities of Lafayette, other than amounts owed to us, was comprised primarily of an amount owed to the FCC for acquired licenses of approximately $27.8 million. We acquired these licenses from Lafayette on June 20, 2003, and as a part of these transactions, we paid approximately $28.0 million to the FCC to satisfy Lafayette’s outstanding obligation.

New Accounting Pronouncements

In June of 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets.” SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This statement is effective for financial statements for fiscal years beginning after June 15, 2002. We have certain legal obligations, principally related to our leased cell site properties, which fall within the scope of SFAS No. 143. These legal obligations include obligations to remediate leased property on which cell sites are located. In conjunction with the adoption of SFAS No. 143 effective January 1, 2003, we did not record asset retirement obligations for network infrastructure assets subject to the provisions of this statement as the fair value of the obligations could not reasonably be estimated. We believe that uncertainty as to the eventual settlement of legal obligations exists due to trends in the wireless communications industry, including the rapid growth in minutes of use on wireless networks, increasing subscriber penetration and deployment of advanced wireless data technologies such as GSM/GPRS. Therefore, these factors increase the probability that third parties would not contractually enforce their remediation rights related to the sites. Based on the combination of these industry trends and our limited experience in removing sites, it is not probable that any sites will be removed in the foreseeable future and require remediation. Therefore, sufficient information to estimate a range of potential settlement dates is not available. In accordance with SFAS No. 143, we will not recognize a liability until such information becomes known.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. We are currently evaluating the impact of FIN 46 on our financial statements and related disclosures but do not believe that this statement will have a material impact on our financial position or results of operations.

In February 2003, the Emerging Issues Task Force issued EITF 00-21 “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 primarily addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, it addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The provisions of EITF 00-21 are effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We are currently evaluating the impact this statement will have on our financial position or results of operations.

Inflation

We do not believe that inflation has had a material impact on our operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are highly leveraged and, as a result, our cash flows and earnings are exposed to fluctuations in interest rates. Our debt obligations are U.S. dollar denominated. Our market risk, therefore, is the potential loss arising from adverse changes in interest rates. As of March 31, 2003, our debt can be categorized as follows:

Fixed interest rates:
Senior subordinated notes	$1,233,650,000
Subject to interest rate fluctuations:
Bank credit facility	$204,116,000

Our interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating and fixed rate debt and minimizing liquidity risk. To the extent possible, we manage interest rate exposure and the floating to fixed ratio through our borrowings, but sometimes we may use interest rate swaps to adjust our risk profile. We selectively enter into interest rate swaps to manage interest rate exposure only. However, due to repayments under our old credit facility, many of our interest rates swaps no longer qualified as cash flow hedges. In connection with the retirement of our old credit facility, we terminated all 13 of our interest rate swaps for aggregate cash consideration of $23.7 million.

We utilized interest rate swaps to hedge against the effect of interest rate fluctuations on our old bank credit facility. Swap counter parties were major commercial banks. Through March 31, 2003, we had entered into 13 interest rate swap transactions having an aggregate non-amortizing notional amount of $480.0 million. Under these interest rate swap contracts, we agree to pay an amount equal to a specified fixed-rate of interest times a notional principal amount and receive in turn an amount equal to a specified variable-rate of interest times the same notional amount. The notional amounts of the contracts are not exchanged. Net interest positions are settled quarterly.

Information, as of March 31, 2003, for the interest rate swaps was as follows:

	Terms	Notional Amount	Fair Value
Swaps acting as hedges	12/4/98-12/4/03	$47,822,509	$(1,299,415)
	6/12/00-6/12/03	$75,000,000	$(854,924)
	4/6/01-4/6/06	$81,293,109	$(1,979,572)

Swaps not acting as hedges	12/4/98-12/4/03	$27,177,491	$(732,448)
	6/15/00-6/16/03	$50,000,000	$(711,665)
	7/17/00-7/15/03	$25,000,000	$(701,304)
	8/15/00-8/15/03	$25,000,000	$(694,851)
	4/6/01-4/6/06	$103,706,891	$(11,395,386)
	4/24/01-4/24/06	$45,000,000	$(2,887,348)

The variable rate was capped at 7.5% for the interest rate swaps commencing on June 12, 2000 through August 15, 2000. These swaps had an aggregate notional amount of $175.0 million as of June 10, 2003.

Our cash and cash equivalents consist of short-term assets having initial maturities of three months or less. While these investments are subject to a degree of interest rate risk, it is not considered to be material relative to our overall investment income position.

BUSINESS

Overview

We are a leading provider of wireless communications services in the southeastern United States. As of December 31, 2002 our wireless communications licenses covered approximately 13.6 million potential customers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. In February 1998, we entered into a joint venture with AT&T Wireless. As part of the agreement, AT&T Wireless contributed personal communications services licenses for 20 MHz of authorized frequencies covering 11.3 million potential customers as of December 31, 2002, within defined areas of our region, in exchange for an equity position in Holdings. Since that time, we have expanded our coverage area to include an additional 2.3 million potential customers through acquisitions and license exchanges with AT&T Wireless. As part of the transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using co-branding with AT&T within our region. We believe our markets are strategically attractive because of their proximity to AT&T Wireless’ systems in the Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia markets, which collectively cover a population of more than 28.5 million individuals. In addition, we are the preferred provider of wireless mobility services to AT&T Wireless’ digital wireless customers who roam into our markets. Our strategy is to provide extensive coverage to customers within our region, to offer our customers coast-to-coast coverage and to benefit from roaming revenues generated by AT&T Wireless’ and other carriers’ wireless customers who roam into our covered area.

On June 30, 1998, we acquired an existing cellular system serving Myrtle Beach and the surrounding area from Vanguard Cellular Systems of South Carolina, Inc. In connection with the acquisition, we began commercial operations and earning recurring revenue in July 1998. We integrated the Myrtle Beach system into our personal communications services network as part of our network deployment. Substantially all of our revenues prior to 1999 were generated by cellular services provided in Myrtle Beach.

We have successfully launched personal communications services in all of our 37 markets. Our markets have attractive demographic characteristics for wireless communications services and include 10 of the top 100 markets in the country with population densities that are 80% greater than the national average. Since we began offering services in these 37 markets, our subscriber base and the number of minutes generated by non-Triton subscribers roaming onto our network have grown dramatically.

From our initial launch of personal communications services in January 1999 to March 31, 2003, our subscriber base has grown from 33,844 subscribers to 861,654 subscribers, with 31,495 additional subscribers in the first quarter of 2003. As the result of our growing subscriber base, total revenues have increased from $131.5 million for the year ending December 31, 1999 to $716.0 million for the year ending December 31, 2002. Revenues consist primarily of monthly access, airtime, long distance and roaming charges billed to our subscribers, equipment revenues generated by the sale of wireless handsets and accessories to our subscribers and roaming revenues generated by charges to other wireless carriers for their subscribers’ use of our network. Roaming minutes generated by non-Triton subscribers since January 1999 have increased from approximately 0.7 million minutes per month to a high of 95.0 million minutes per month, with roaming minutes rising to 239.3 million minutes in the first quarter of 2003, which represents a 38% increase over the first quarter of 2002. Our net loss has increased from a loss of $149.4 million for the year ended December 31, 1999 to a net loss of $160.3 million for the year ended December 31, 2002. The net loss increase is primarily due to increased deferred income tax expense resulting from non-cash tax adjustments in 2002 to increase the valuation allowance related to our deferred tax assets in conjunction with the adoption of SFAS No. 142, offset primarily by increased leverage on fixed costs. Our accumulated deficit increased to $721.5 million as of December 31, 2002 as a result of our net loss for the current year. Since the inception of our personal communications services in January of 1999, our long-term debt has increased from $465.7 million to $1.4 billion as of March 31, 2003. This increase is due primarily to the increased funding required to build-out our network, which includes over 2,200 cell sites and seven switches.

Our goal is to provide our customers with simple, easy-to-use wireless services with coast-to-coast service, superior call quality, personalized customer care and competitive pricing. We utilize a mix of sales and distribution channels, including as of March 31, 2003, a network of 119 company-owned SunCom retail stores, local and nationally recognized retailers such as Circuit City, Wireless Retail, Radio Shack, Sam’s Club and Zap and 79 direct sales representatives covering corporate accounts.

Strategic Alliance with AT&T Wireless

One of our most important competitive advantages is our strategic alliance with AT&T Wireless, one of the largest providers of wireless communications services in the United States. As part of its strategy to rapidly expand its digital wireless coverage in the United States, AT&T Wireless has focused on constructing its own network, making strategic acquisitions and entering into agreements with other independent wireless operators, including Triton, to construct and operate compatible wireless networks to extend AT&T Wireless’ national network.

Our strategic alliance with AT&T Wireless provides us with many business, operational and marketing advantages, including the following:

•	Exclusivity. We are AT&T Wireless’ exclusive provider of facilities-based wireless mobility communications services using co-branding with AT&T in our covered markets.

•	Preferred Roaming Partner. We are the preferred roaming partner for AT&T Wireless’ digital wireless customers who roam into our coverage area. We expect to benefit from growth in roaming traffic as AT&T Wireless’ digital wireless customers, particularly those in Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia, travel into our markets.

•	Coverage Across the Nation. Our customers have access to coast-to-coast coverage through our agreements with AT&T Wireless, other members of the AT&T Wireless Network and other third-party roaming partners. This coast-to-coast coverage allows us to offer competitive pricing plans, including national rate plans.

•	Volume Discounts. We receive preferred terms on certain products and services, including handsets, infrastructure equipment and administrative support from companies who provide these products and services to AT&T.

•	Marketing. We benefit from AT&T’s nationwide marketing and advertising campaigns.

•	Recognized Brand Name. We market our wireless services to our potential customers giving emphasis to both our regional SunCom brand name and logo and AT&T’s brand name and logo. We believe that use of the AT&T brand name reinforces an association of reliability and quality.

Competitive Strengths

In addition to the advantages provided by our strategic alliance with AT&T Wireless, we have a number of competitive strengths, including the following:

•	Attractive Licensed Area. Our markets have favorable demographic characteristics for wireless communications services, such as population densities that are 80% greater than the national average.

•

Network Quality.    We believe that the quality and extensive coverage of our network provide a strategic advantage over wireless communications providers that we compete against. We have successfully launched and offer personal communications service to approximately 13.6 million people in all of our 37 markets. We have constructed a comprehensive network, which includes over 2,200 cell sites and seven switches, using time division multiple access digital technology. We are currently overlaying our time division multiple access, or TDMA, network with GSM/GPRS technology. This will allow us to provide more advanced wireless data services to our subscribers as well as earn roaming revenue from other wireless carriers who offer GSM/GPRS products. We have two GSM/

GPRS switches and have added GSM/GPRS technology to approximately one-third of our cell sites as of March 31, 2003, and we are committed to the continued deployment of GSM/GPRS technology. We launched commercial service over certain markets of our GSM/GPRS network in February 2003. Our network is compatible with AT&T Wireless’ network and with the networks of other wireless communications service providers that use either TDMA or GSM/GPRS technology.

•	Experienced Management. We have a management team with a high level of experience in the wireless communications industry. Our senior management team has extensive experience with wireless leaders such as AT&T, Verizon Communications and Horizon Cellular. Our senior management team also owns approximately 7% of Holdings’ outstanding Class A common stock.

•	Contiguous Service Area. We believe our contiguous service area allows us to cost effectively offer large regional calling areas to our customers and route a large number of minutes through our network, thereby reducing costs for interconnection with other networks. Further, we believe that we generate operational cost savings, including sales and marketing efficiencies, by operating in a contiguous service area.

Business Strategy

Our objective is to become the leading provider of wireless communications services in the markets we serve. We intend to achieve this objective by pursuing the following business strategies:

•	Operate a Superior, High Quality Network. We are committed to making the capital investment required to maintain and operate a superior, high quality network. We provide extensive coverage within our region and consistent quality performance, resulting in a high level of customer satisfaction. Greater than 99% of all calls attempted on our network are connected.

•	Provide Superior Coast-to-Coast and In-Market Coverage. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We have designed extensive local calling areas, and we offer coast-to-coast coverage through our arrangements with AT&T Wireless, its affiliates and other third-party roaming partners. Our network covers those areas where people are most likely to take advantage of wireless coverage, such as suburbs, metropolitan areas and vacation locations.

•	Provide Enhanced Value. We offer our customers rate plans tailored to their personal needs at competitive prices. Our affordable, simple pricing plans are designed to promote the use of wireless services. During the third quarter of 2002, we introduced the UnPlan, which provides unlimited calling from a subscriber’s local calling area for a fixed price.

•	Deliver Quality Customer Service. We believe that superior customer service is a critical element in attracting and retaining customers. Our point-of-sale activation process is designed to ensure quick and easy service initiation, including customer qualification. We also emphasize proactive and responsive customer care, including rapid call-answer times, welcome packages and anniversary calls. We pride ourselves on answering approximately 90% of our customer care calls on the first ring. We currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina, which house our customer service and collections personnel.

License Acquisition Transactions

As part of our current GSM/GPRS network overlay, we acquired the following FCC licenses during the year ended December 31, 2002.

During the second quarter of 2002, we consummated two license purchase agreements for an aggregate purchase price of approximately $22.6 million. First, Virginia PCS Alliance, L.C. disaggregated its personal communications services C-block licenses for the Charlottesville, Virginia and Winchester, Virginia basic trading areas by selling us 10 MHz of spectrum in each market. Second, AT&T Wireless PCS partitioned and disaggregated its broadband personal communications services A-block license for the Atlanta, Georgia major trading area by selling us 20 MHz of spectrum for Bulloch County, Georgia and Screven County, Georgia.

On September 30, 2002, we acquired nine personal communication service licenses from Lafayette for an aggregated fair value of approximately $21.7 million. These licenses cover populations of approximately 2.9 million people in several of our Georgia, Tennessee and Virginia markets.

On November 15, 2002, we acquired personal communication service licenses in Richmond, Norfolk and Roanoke, Virginia from AT&T Wireless PCS for approximately $65.1 million. The three 10 MHz A-block licenses for the Richmond, Norfolk and Roanoke basic trading areas cover approximately 3.7 million people.

On November 22, 2002, we acquired a 10 MHz personal communication service license in Fayetteville, North Carolina from Northcoast Communications, LLC for approximately $5.6 million.

On June 20, 2003, we acquired licenses for 10 MHz of spectrum in Anderson, Charleston, Columbia, Florence, Greenville, Greenwood, Orangeburg and Sumter, South Carolina, from Lafayette for an aggregated fair value of approximately $96.4 million.

Also on June 20, 2003, we acquired licenses for 10 MHz of spectrum in Myrtle Beach, South Carolina, Augusta, Georgia, Fredericksburg, Virginia and Lynchburg, Virginia from Lafayette for an aggregated fair value of approximately $3.7 million.

Summary Market Data

The following table presents statistical information concerning the markets covered by our licenses.

Licensed Areas (1)	2000 Potential Customers (2)		Estimated % Growth 1998-2003		Population Density (3)		Local Interstate Traffic Density (4)
Charlotte Major Trading Area
Anderson, SC	346.6		1.28%		117		29,540
Asheville, NC	588.7		1.18%		94		28,774
Charleston, SC	686.8		0.59%		125		37,054
Columbia, SC	657.0		1.36%		161		31,789
Fayetteville/Lumberton, NC	636.8		0.76%		130		27,834
Florence, SC	260.2		0.71%		113		24,689
Goldsboro/Kinston, NC	232.0		0.72%		112		9,065
Greenville/Washington, NC	245.1		0.60%		60		N/A
Greenville/Spartanburg, SC	897.7		1.33%		220		28,535
Greenwood, SC	74.4		0.81%		91		N/A
Hickory/Lenoir, NC	331.1		1.09%		199		31,385
Jacksonville, NC	148.4		0.49%		193		N/A
Myrtle Beach, SC	186.4		3.00%		154		N/A
New Bern, NC	174.7		1.14%		84		N/A
Orangeburg, SC	119.6		0.35%		63		27,787
Roanoke Rapids, NC	76.8		(0.34%)		61		28,372
Rocky Mount/Wilson, NC	217.2		0.82%		150		26,511
Sumter, SC	156.7		0.57%		92		19,421
Wilmington, NC	327.6		2.32%		109		14,161

Knoxville Major Trading Area
Kingsport, TN	693.4		0.31%		117		23,617
Middlesboro/Harlan, KY	118.4		(0.41%)		75		N/A

Atlanta Major Trading Area
Athens, GA	194.6		1.65%		137		36,559
Augusta, GA	579.4		0.68%		89		24,497
Savannah, GA	737.1		1.18%		79		24,400

Washington Major Trading Area
Charlottesville, VA	223.8		1.19%		75		15,925
Fredericksburg, VA	144.0		2.25%		102		67,606
Harrisonburg, VA	145.0		0.61%		58		29,728
Winchester, VA	162.4		1.17%		119		25,156

Richmond Major Trading Area
Danville, VA	167.2		(0.42%)		75		N/A
Lynchburg, VA	161.5		0.43%		117		31,863
Martinsville, VA	89.6		(0.42%)		103		N/A
Norfolk-Virginia Beach, VA	1,751.0		0.44%		293		61,023
Richmond/Petersburg, VA	1,232.5		0.66%		133		35,969
Roanoke, VA	647.6		0.19%		91		27,541
Staunton/Waynesboro, VA	108.9		0.62%		76		26,974
Triton total/average	13,520.2	(5)	0.83	%(6)	144.1	(7)	30,183	(8)
U.S. average	N/A		0.89%		80	(9)	31,521

All figures are based on 2000 estimates published by Paul Kagan Associates, Inc. in 2000.

(1)	Licensed major trading areas are segmented into basic trading areas.
(2)	In thousands.
(3)	Number of potential customers per square mile.
(4)	Daily vehicle miles traveled (interstate only) divided by interstate highway miles in the relevant area.
(5)	Total potential customers in the licensed area. As of December 31, 2002, we estimate that there were 13.6 million potential customers within our territory.

(6)	Weighted by potential customers. Projected average annual population growth in our licensed area.
(7)	Weighted by potential customers. Average number of potential customers per square mile in our licensed area.
(8)	Weighted by interstate miles. Average daily vehicle miles traveled (interstate only) divided by interstate highway miles in our licensed area.
(9)	Average number of potential customers per square mile for the U.S.

Sales and Distribution

Our sales strategy is to utilize multiple distribution channels to minimize customer acquisition costs and maximize penetration within our licensed service area. Our distribution channels include a network of company-owned retail stores, independent agent retailers, a direct sales force for corporate accounts and online sales. We also work with AT&T Wireless’ national corporate account sales force to cooperatively exchange leads and develop new business.

•	Company-Owned Retail Stores. We make extensive use of company-owned retail stores for the distribution and sale of our handsets and services. We believe that company-owned retail stores offer a considerable competitive advantage by providing a strong local presence, which is required to achieve high retail penetration in suburban and rural areas and the lowest customer acquisition cost. We have opened 119 company-owned SunCom retail stores as of March 31, 2003.

•	Agent Distribution. We have negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Circuit City, Wireless Retail, Radio Shack and Zap.

•	Direct Sales. We focus our direct sales force on corporate users. As of March 31, 2003, our direct corporate sales force consisted of 79 dedicated professionals targeting wireless decision-makers within large corporations. We also benefit from AT&T Wireless’ national corporate accounts sales force, which supports the marketing of our services to AT&T Wireless’ large national accounts located in certain of our service areas.

•	Direct Marketing. We use direct marketing efforts such as direct mail and telemarketing to generate customer leads. Telesales allow us to maintain low selling costs and to sell additional features or customized services.

•	Website. Our web page provides current information about our markets, our product offerings and us. We have established an online store on our website, http://www.suncom.com. The web page conveys our marketing message and generates customers through online purchasing. We deliver all of the information a customer requires to make a purchasing decision on our website. Customers are able to choose rate plans, features, handsets and accessories. The online store provides a secure environment for transactions, and customers purchasing through the online store encounter a transaction experience similar to that of customers purchasing service through other channels.

Marketing Strategy

We have developed our marketing strategy based on market research within our markets. We believe that our simple, attractive pricing plans, superior customer care, targeted advertising and affiliation with the AT&T brand name, will allow us to increase our subscriber base by maintaining customer satisfaction, thereby reducing customer turnover.

The following are key components of our marketing strategy:

•

Pricing.    Our pricing plans are competitive and straightforward. We offer our customers large packages of minutes in both regional and national rate plans. Most of our rate plans allow customers to make and receive calls without paying additional roaming or long distance charges. It is by virtue of our extensive network and roaming arrangements with AT&T Wireless, its affiliates and other third-party roaming partners, that we can offer such competitive regional and national rate plans. We also offer the UnPlan, which is unique to plans offered by other wireless carriers. The UnPlan provides unlimited calling from a subscriber’s local calling area at a fixed price.

•	Customer Care. We are committed to building strong customer relationships by providing our customers with service that exceeds expectations. We currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina, which house our customer service and collections personnel. We supplement these facilities with customer care services provided by Convergys Corporation in Clarksville, Tennessee. Through the support of approximately 449 customer care representatives and a sophisticated customer care information system, we have been able to implement one ring customer care service using live operators and state-of-the-art call routing. Historically, approximately 90% of incoming calls to our customer care centers are answered on the first ring by one of our professional care representatives.

•	Advertising. We believe our most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media and promotional efforts at the community level with advertisements in local publications and sponsorship of local and regional events. We combine our local efforts with mass marketing strategies and tactics to build the SunCom and AT&T brands locally. Our media effort includes television, radio, newspaper, magazine, outdoor and Internet advertisements to promote our brand name. In addition, we use newspaper and radio advertising and our web page to promote specific product offerings and direct marketing programs for targeted audiences.

•	Regional Co-Branding. We market our wireless services as SunCom, Member of the AT&T Wireless Network and use the globally recognized AT&T brand name and logo in emphasis with the SunCom brand name and logo. We believe that use of the AT&T brand reinforces an association with reliability and quality. We have established the SunCom brand as a strong local presence with an emphasis on customer care and quality.

Network Build-Out

The principal objective for the build-out of our network is to maximize service levels within targeted demographic segments and geographic areas. We have successfully launched service in 37 markets, including over 2,200 cell sites and seven switches as part of our TDMA network. In addition, we have overlaid approximately one-third of our cell sites with GSM/GPRS technology and have deployed two GSM/GPRS switches. We launched commercial service over our GSM/GPRS network in February 2003.

The build-out of our network involves the following:

•	Property Acquisition, Construction and Installation. Two experienced vendors, Crown Castle International Corp. and American Tower, identify and obtain the property rights we require to build out our network, which includes securing all zoning, permitting and government approvals and licenses.

•	Interconnection. Our digital wireless network connects to local exchange carriers. We have negotiated and received state approval of interconnection agreements with telephone companies operating or providing service in the areas where we are currently operating our digital personal communications services network. We use AT&T as our interexchange or long distance carrier.

Network Operations

We have agreements for switched interconnection/backhaul, long distance, roaming, network monitoring and information technology services in order to effectively maintain, operate and expand our network.

Switched Interconnection/Backhaul.    Our network is connected to the public switched telephone network to facilitate the origination and termination of traffic on our network.

Long Distance.    We have a wholesale long distance agreement with AT&T that provides preferred rates for long distance services.

Roaming.    Through our arrangements with AT&T Wireless, our customers have roaming capabilities on AT&T Wireless’ network. Further, we have established roaming agreements with third-party carriers at preferred pricing, including in-region roaming agreements covering all of our launched service areas.

Network Monitoring Systems.    Our network monitoring service provides around-the-clock surveillance of our entire network. The network operations center is equipped with sophisticated systems that constantly monitor the status of all switches and cell sites, identify failures and dispatch technicians to resolve issues. Operations support systems are utilized to constantly monitor system quality and identify devices that fail to meet performance criteria. These same platforms generate statistics on system performance such as dropped calls, blocked calls and handoff failures. Our operations support center located in Richmond, Virginia performs maintenance on common network elements such as voice mail, home location registers and short message centers.

Network Digital Technology

Our network utilizes TDMA technology on the IS-136 platform. This technology allows for the use of advanced multi-mode handsets, which permit roaming across personal communications services and cellular frequencies, including both analog and digital cellular. This technology also allows for enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality, and its hierarchical cell structure enables us to enhance network coverage with lower incremental investment through the deployment of micro, as opposed to full-size, cell sites. TDMA and GSM/GPRS technology are currently used by two of the largest wireless communications companies in the United States, AT&T Wireless and Cingular Wireless. TDMA equipment is available from leading telecommunications vendors such as Lucent, Ericsson and Northern Telecom, Inc.

In order to provide more advanced wireless data services, we have chosen to deploy GSM/GPRS technology as an overlay to our TDMA network. We have deployed GSM/GPRS technology in approximately one-third of our existing cell sites to provide more advanced data services to our subscribers and enable us to earn roaming revenue from other wireless carriers who are selling GSM/GPRS handsets. We will continue to deploy GSM/GPRS technology in locations where subscriber demand or roaming revenue opportunities warrant the capital expenditure.

Regulation

The FCC regulates aspects of the licensing, construction, operation, acquisition and sale of personal communications services and cellular systems in the United States pursuant to the Communications Act, as amended from time to time, and the associated rules, regulations and policies it promulgates. Many FCC requirements impose restrictions on our business and could increase our costs. The FCC does not currently regulate wireless communications service rates.

Personal communications services and cellular systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to regulation under Federal environmental laws and the FCC’s environmental regulations. State or local zoning and land use regulations also apply to our activities.

We use common carrier point-to-point microwave facilities to connect the transmitter, receiver, and signaling equipment for each personal communications services or cellular cell or cell site, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

Licensing of Cellular and Personal Communications Services Systems.    A broadband personal communications services system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband personal communications services. Broadband personal communications services systems generally are used for two-way voice applications. Narrowband personal communications services, in contrast, are used for non-voice applications such as paging and data service and are separately licensed. The FCC has segmented the United States into personal communications services markets, resulting in 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC initially auctioned and awarded two broadband personal communications services licenses for each major trading area and four licenses for each basic trading area. The two major trading area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party. Two cellular licenses, 25 MHz each, are also available in each market. Cellular markets are defined as either metropolitan or rural service areas and do not correspond to the broadband personal communications services markets. Specialized mobile radio service licenses also can be used for two-way voice applications. In total, eight or more licenses suitable for two-way voice applications are available in a given geographic area.

All personal communications services licenses have a 10-year term, at the end of which they must be renewed. The FCC will award a renewal expectancy to a personal communications services licensee that has:

•	provided substantial service during its past license term; and

•	substantially complied with applicable FCC rules and policies and the Communications Act.

Cellular radio licenses also generally expire after a 10-year term and are renewable for periods of 10 years upon application to the FCC. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for cellular licenses will be considered in comparative hearings and establish the qualifications for competing applications and the standards to be applied in hearings. Under current policies, the FCC will grant incumbent cellular licensees the same renewal expectancy granted to personal communications services licensees.

Build-Out and Microwave Relocation Obligations.    All personal communications services licensees must satisfy certain coverage requirements. In our case, we must construct facilities sufficient to offer radio signal coverage to one-third of the population of our service area within five years of the original license grants and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of their licenses. We have met the five-year construction deadline for all of our personal communications services licenses; our earliest ten-year construction deadline is in 2005. Our cellular license, which covers the Myrtle Beach area, is not subject to these coverage requirements.

When it was licensed, personal communications services spectrum was encumbered by existing licensees that operate certain fixed microwave systems. To secure a sufficient amount of unencumbered spectrum to operate our personal communications services systems efficiently and with adequate population coverage, we have relocated several of these incumbent licensees. In an effort to balance the competing interests of existing microwave users and newly authorized personal communications services licensees, the FCC adopted:

•	a transition plan to relocate such microwave operators to other spectrum blocks; and

•	a cost sharing plan so that if the relocation of an incumbent benefits more than one personal communications services licensee, those licensees will share the cost of the relocation.

The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the personal communications services spectrum will be responsible for the costs of relocating to alternate spectrum locations. Our cellular license is not encumbered by existing microwave licenses.

Spectrum Caps and Secondary Markets.    Under the FCC’s former rules specifying spectrum aggregation limits affecting broadband personal communications services, specialized mobile radio services and cellular licensees, no entity could hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 55 MHz of personal communications services, cellular and certain specialized mobile radio services where there was significant overlap in any geographical area. Passive investors could hold up to a 40% interest. Significant overlap would occur when at least 10% of the population of the personal communications services licensed service area was within the cellular and/or specialized mobile radio service area(s).

In November 2001, the FCC voted to sunset the spectrum cap rule by eliminating it effective January 1, 2003. The FCC will now evaluate commercial wireless transactions on a case-by-case basis to determine whether they will result in too much concentration in wireless markets. It is widely believed that the FCC’s action may spur consolidation in the commercial wireless industry; however, it is unclear at this point what guidelines or procedures the FCC will use to evaluate commercial wireless transactions on a case-by-case basis or how such guidelines will affect the speed with which transactions are processed at the FCC.

In November 2000, the FCC adopted a Policy Statement and Notice of Proposed Rulemaking regarding secondary markets in radio spectrum. In the Notice of Proposed Rulemaking, the FCC tentatively concluded that spectrum licensees should be permitted to enter leasing agreements with third parties to promote greater use of unused spectrum. On May 15, 2003, the FCC adopted new rules that are intended to promote the development of a secondary market for wireless spectrum. While the text of the new rules has not been released, the FCC’s press release announcing the rules indicated that they will allow wireless licensees, such as Triton, to lease their spectrum to third parties on either a short-term or long-term basis. Two leasing options will be available. The first, which requires prior FCC notice but not prior FCC approval, allows parties to lease spectrum as long as the licensee retains a certain degree of control. The second, which requires prior FCC approval, allows parties to lease spectrum where the lessee is in actual control, although the licensee retains legal control. The FCC also adopted a further notice of proposed rulemaking to monitor developments within wireless secondary markets and to make any rule changes that may be necessary to promote further regulatory efficiencies.

New Spectrum Opportunities and Advanced Wireless Data Services.    In addition to the spectrum currently licensed for personal communications services, cellular and specialized mobile radio services, the FCC has allocated additional spectrum for wireless carrier use. While this spectrum could be used by new companies that would compete directly with us, it is expected that most of this spectrum will be acquired by existing wireless companies and used to provide advanced or third generation data services, such as those we plan to offer over our GSM/GPRS network. This new spectrum includes 30 MHz in the upper 700 MHz band that is currently used by television broadcasters during their transition to digital television; 27 MHz in the 216-220, 1432-1435 and 1670-1675 MHz bands that had been reserved for federal government uses; 30 MHz in the 1990-2000, 2020-2025 and 2165-2180 MHz bands that had been allocated to mobile satellite service; and 90 MHz in the 1710-1755 and 2110-2155 MHz bands that had been used by both governmental and non-governmental users, including the multipoint distribution service. The FCC has also asked for public comment on whether spectrum in the 1910-1920 and 2155-2165 MHz bands should also be reallocated for mobile wireless use. While some of this spectrum is scheduled to be allocated by auction in 2003, the bulk of this spectrum will not be available for use by mobile wireless carriers until service rules are established and auction-allocation issues resolved. The FCC also has changed the spectrum allocation available to certain mobile satellite service operators to allow them to integrate an ancillary terrestrial component into their networks, thereby enabling mobile satellite service operators to provide terrestrial wireless services to consumers in spectrum previously reserved only for satellite services. It is unclear what impact, if any, these allocations will have on our current operations.

Transfers and Assignments of Cellular and Personal Communications Services Licenses.    The Communications Act and FCC rules require the FCC’s prior approval of the assignment or transfer of control of a license for a personal communications services or cellular system. In addition, the FCC has established transfer disclosure requirements that require any licensee that assigns or transfers control of a personal communications services license within the first three years of the license term to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval. However, we may require approval of the Federal Trade Commission and the Department of Justice, as well as state or local regulatory authorities having competent jurisdiction, if we sell or acquire personal communications services or cellular interests over a certain size.

Foreign Ownership.    Under existing law, no more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity’s capital stock may be owned or voted by non-US citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

Enhanced 911 Services.    Commercial mobile radio service providers are required to transmit 911 calls and relay a caller’s automatic number identification and cell site to designated public safety answering points. This ability to relay a telephone number and originating cell site is known as Phase I emergency 911 deployment. FCC regulations also require wireless carriers to identify within certain parameters the location of emergency 911 callers by adoption of either network-based or handset-based technologies. This more exact location reporting is known as Phase II, and the FCC has adopted specific rules governing the accuracy of location information and deployment of the location capability.

FCC rules originally required carriers to provide Phase I service as of April 1, 1998, or within six months of a request from a public safety answering point, whichever is later, and to provide Phase II service as of October 1, 2001, or within six months of a request from a public safety answering point, whichever is later. These six-month time frames do not apply if a public safety answering point does not have the equipment and other facilities necessary to receive and use the provided data. Public safety answering points and wireless carriers are permitted to extend these implementation timelines by mutual agreement.

Because the technology necessary to provide Phase II service was not yet available, the six national wireless carriers and a number of regional and local carriers, including Triton, filed requests with the FCC for a waiver of the October 1, 2001 Phase II deadline. On July 11, 2002, the FCC granted our request and extended the date by which we must provide initial Phase II service to March 1, 2003. We believe that we met the March 1, 2003 deadline because we had equipment in place on that date sufficient to provide Phase II service in all requested areas and because in those areas where Phase II service had not been fully implemented and tested, the applicable public safety answering point agreed to a later implementation and testing timeline. We have informed the FCC of our Phase II status, and asked for a waiver of the March 1, 2003 deadline if the FCC does not agree that we met the deadline. It is uncertain whether the FCC will agree that we have met our March 1, 2003 deadline and, if it disagrees, what action it might take.

On December 14, 2000, the FCC released a decision establishing June 20, 2002, as the deadline by which digital wireless service providers must be capable of transmitting 911 calls made by users with speech or hearing disabilities using text telephone devices. We are in compliance with this requirement.

Radio Frequency Emissions.    FCC guidelines adopted in 1996 limit the permissible human exposure to radio frequency radiation from transmitters and other facilities. On December 11, 2001, the FCC’s Office of

Engineering and Technology, or OET, dismissed a Petition for Inquiry filed by EMR Network to initiate a proceeding to revise the FCC’s radio frequency guidelines. On January 10, 2002, EMR petitioned the FCC to overturn OET’s decision and open an inquiry. The Institute of Electrical and Electronics Engineers currently is preparing a new radio frequency standard, but it has not yet been made public. On June 19, 2002, the FCC released revised standards for testing wireless handsets and other mobile devices for compliance with the current standards. On June 26, 2003, the FCC adopted a notice of proposed rulemaking in which it intends to evaluate whether its current standards for human exposure to radio frequency radiation should be modified. Changes in the standards could benefit or adversely affect Triton and other wireless licensees, even if standards specific to wireless services are not modified.

Media reports have suggested that, and studies are currently being undertaken to determine whether, certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. However, reports and fact sheets from the National Cancer Institute released in January 2002, the American Health Foundation released in December 2000 and from the Danish Cancer Society released in February 2001, found no evidence that cell phones cause cancer, although one of the reports indicated that further study might be appropriate as to one rare form of cancer. The National Cancer Institute, nonetheless, cautioned that the studies have limitations, given the relatively short amount of time cellular phones have been widely available. In January 2002, the Bioelectromagnetics Journal published a study that concluded that under extended exposure conditions, certain radio frequency emissions are capable of inducing chromosomal damage in human lymphocytes, and in February, 2003, Environmental Health Perspectives published a study that concluded that exposure to certain levels of radio frequency emissions can kill brain cells in rats. In addition, the Federal Trade Commission, or FTC, issued a consumer alert in February 2002 for cell phone users who want to limit their exposure to radio frequency emissions from their cell phones. The alert advised, among other things, that cell phone users should limit use of their cell phones to short conversations and avoid cell phone use in areas where the signal is poor. Additional studies of radio frequency emissions are ongoing. The ultimate findings of these studies will not be known until they are completed and made public. Several lawsuits seeking to force wireless carriers to supply headsets with phones and to compensate consumers who have purchased radiation-reducing devices were dismissed by the courts in 2002 because of a lack of scientific evidence, but appeals are pending. We cannot predict the effects of these or other health effects lawsuits on our business.

Interconnection.    Under amendments to the Communications Act enacted in 1996, all telecommunications carriers, including personal communications services and cellular licensees, have a duty to interconnect with other carriers and local exchange carriers have additional specific obligations to interconnect. The amendments and the FCC’s implementing rules modified the previous regime for interconnection between local exchange carriers and wireless communications services providers, such as Triton, and adopted a series of requirements that have benefited the wireless industry. These requirements included compensation to carriers for terminating traffic originated by other carriers; a ban on any charges to other carriers by originating carriers; and specific rules governing the prices that can be charged for terminating compensation. Under the rules, prices for termination of traffic and certain other functions provided by local exchange carriers are set using a methodology known as “total element long run incremental cost,” or TELRIC. TELRIC is a forward-looking cost model that sets prices based on what the cost would be to provide network elements or facilities over the most efficient technology and network configuration. As a result of these FCC rules, the charges that cellular and personal communications services operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

The initial FCC interconnection rules material to our operations have become final and unappealable following a May 2002 Supreme Court decision affirming the rules. In February 2003, the FCC clarified its TELRIC rules in a way that could increase our costs of interconnection. In addition, the FCC has initiated a proceeding that could greatly modify the current regime of payments for interconnection. If the FCC were to adopt its initial proposal, our costs for interconnection could be reduced.

The Communications Act permits carriers to appeal public utility commission decisions to United States District Courts. Several state commissions challenged this provision based on the Eleventh Amendment, which gives states immunity from suits in Federal court, but on May 20, 2002, the Supreme Court upheld the appeal procedure. In addition, on January 10, 2002, a three-judge panel of the United States Court of Appeals for the Eleventh Circuit ruled that state commissions lack authority under the Communications Act to act in proceedings to enforce the terms of interconnection agreements. This decision was reversed by the full court on January 10, 2003, but has been appealed to the Supreme Court by BellSouth.

Universal Service Funds.    Under the FCC’s rules, wireless providers are potentially eligible to receive universal service subsidies; however, they also are required to contribute to both federal and state universal service funds. The FCC rules require telecommunications carriers generally (subject to limited exemptions) to contribute to funding existing universal service programs for high cost carriers and low income customers and to new universal service programs to support services to schools, libraries and rural health care providers. On November 8, 2002, the FCC issued an order requesting that the Federal-State Joint Board on Universal Service consider whether changes should be made in the rules governing universal service payments in high cost areas in light of the increasing costs for such payments as competitive providers, including wireless providers, become eligible for the payments. On December 13, 2002, and January 30, 2003, the FCC released orders modifying and clarifying the rules that determine the amount of universal service contributions by landline and wireless carriers. The new rules are likely to increase the amounts of universal service contributions required from wireless providers. Regardless of our ability to receive universal service funding for the supported services we provide, we are required to fund these federal programs and also may be required to contribute to state universal service programs.

Electronic Surveillance.    The FCC has adopted rules requiring providers of wireless services that are interconnected to the public switched telephone network to provide functions to facilitate electronic surveillance by law enforcement officials. The Communications Assistance for Law Enforcement Act requires telecommunications carriers to modify their equipment, facilities, and services to ensure that they are able to comply with authorized electronic surveillance. These modifications were required to be completed by June 30, 2000, unless carriers were granted temporary waivers, which Triton and many other wireless providers requested. One Triton waiver request remains pending at the FCC. Additional wireless carrier obligations to assist law enforcement agencies were adopted in response to the September 11 terrorist attacks as part of the USA Patriot Act.

Telephone Numbers.    Like other telecommunications carriers, Triton must have access to telephone numbers to serve its customers and to meet demand for new service. In a series of proceedings over the past six years, the FCC has adopted rules that could affect Triton’s access to and use of telephone numbers. The most significant FCC rules are intended to promote the efficient use of telephone numbers by all telecommunications carriers. In orders adopted in March and December 2000 and in December 2001, the FCC adopted the following rules:

•	Carriers must meet specified number usage thresholds before they can obtain additional telephone numbers. The threshold as of June 30, 2003, requires carriers to show that they are using 70% of all numbers assigned to them in a particular rate center. This threshold will increase to 75% in 2004. The FCC has adopted a “safety valve” mechanism that could permit carriers to obtain telephone numbers under certain circumstances even if they do not meet the usage thresholds.

•	Carriers must share blocks of telephone numbers, a requirement known as “number pooling.” Under number pooling, numbers previously assigned in blocks of 10,000 will be assigned in blocks of 1,000, which significantly increases the efficiency of number assignment. In connection with the number pooling requirement, the FCC also adopted rules intended to increase the availability of blocks of 1,000 numbers, including a requirement that numbers be assigned sequentially within existing blocks of 10,000 numbers.

•	Carriers must provide detailed reports on their number usage, and the reports will be subject to third-party audits.

Carriers that do not comply with reporting requirements are ineligible to receive numbering resources.

•	States may implement technology-specific and service-specific area code “overlays” to relieve the exhaustion of existing area codes, but only with specific FCC permission.

The FCC also has shown a willingness to delegate to the states a larger role in number conservation. Examples of state conservation methods include number pooling and number rationing. Since mid-1999, the FCC has granted interim number conservation authority to several state commissions, including North Carolina and South Carolina, states within our operating region.

The FCC’s number conservation rules could benefit or harm Triton and other telecommunications carriers. If the rules achieve the goal of reducing demand for telephone numbers, then the costs associated with potential changes to the telephone numbering system will be delayed or avoided. The rules may, however, affect individual carriers by making it more difficult for them to obtain and use telephone numbers. In particular, number pooling imposes significant costs on carriers to modify their systems and operations. In addition, technology-specific and service-specific area code overlays could result in segregation of wireless providers, including Triton, into separate area codes, which could have negative effects on customer perception of wireless service.

Wireless providers also are subject to a requirement that they implement telephone number portability, which enables customers to maintain their telephone numbers when they change carriers. Number portability already is available to most landline customers. In response to petitions for elimination of the number portability requirement for wireless providers, on July 22, 2002, the FCC extended the deadline for implementation of wireless number portability to November 24, 2003. On June 6, 2003, the United States Court of Appeals for the District of Columbia Circuit denied petitions by parties that sought to eliminate the requirement altogether. On June 17, 2003, the Cellular Telecommunications & Internet Association, or CTIA, along with ALLTEL, AT&T Wireless and Cingular, filed a petition at the FCC asserting that the local number portability requirement be struck down on jurisdictional grounds. In addition, CTIA has filed a petition with the FCC seeking a determination that customers can retain their telephone numbers when they switch from landline to wireless service providers and asking for guidance and clarification on a number of implementation issues. The FCC has received public comments on the implementation issues raised by CTIA and a decision is pending.

Environmental Processing.    Antenna structures used by Triton and other wireless providers are subject to the FCC’s rules implementing the National Environmental Policy Act and the National Historic Preservation Act. Under these rules, any structure that may significantly affect the human environment or that may affect historic properties may not be constructed until the wireless provider has filed an environmental assessment and obtained approval from the FCC. Processing of environmental assessments can delay construction of antenna facilities, particularly if the FCC determines that additional information is required or if there is community opposition. In addition, several environmental groups unsuccessfully have requested changes in the FCC’s environmental processing rules, challenged specific environmental assessments as inadequate to meet statutory requirements and sought to have the FCC conduct a comprehensive assessment of the environmental effects of antenna tower construction. On February 13, 2003, several of these groups filed a petition with the United States Court of Appeals for the District of Columbia Circuit seeking to force the FCC to modify its environmental processing rules to address issues under the Migratory Bird Treaty Act. The court denied this petition on July 3, 2003. On May 1, 2003, the FCC announced its intent to develop a strategic plan to address environmental and historic preservation issues, but the FCC did not indicate when it will take action to adopt or implement this plan. On June 9, 2003, the FCC requested comment on a new programmatic agreement governing licensees’ obligations to engage in environmental and historical preservation analysis. This agreement would clarify certain aspects of the FCC’s environmental processing regime.

Rate Integration.    The FCC has determined that the interstate, interexchange offerings (commonly referred to as “long distance”) of wireless carriers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. Rate averaging and integration requires carriers to average interstate long distance wireless communications service rates between high cost and urban areas, and to offer comparable rates to all customers, including those living in Alaska, Hawaii, Puerto Rico, and the Virgin Islands. The United States Court of Appeals for the District of Columbia Circuit, however, rejected the FCC’s application of these requirements to wireless carriers, remanding the issue to the FCC to further consider whether wireless carriers should be required to average and integrate their long distance rates across all U.S. territories. This proceeding remains pending, but the Commission has stated that the rate averaging and integration rules will not be applied to wireless carriers during the pendency of the proceeding.

Privacy. The FCC has adopted rules limiting the use of customer proprietary network information by telecommunications carriers, including Triton, in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules give wireless carriers discretion to use customer proprietary network information, without customer approval, to market all information services used in the provision of wireless services. The FCC also allowed all telephone companies to use customer proprietary network information to solicit lost customers. On July 25, 2002, the FCC adopted new rules governing how carriers notify customers of their privacy rights and obtain permission to use customer proprietary network information. The FCC found that customer permission must be obtained affirmatively to use such information to market non-communications services or to provide such information to unrelated third parties, but gave carriers flexibility in obtaining that consent. The FCC also adopted rules that give customers the right to “opt out” from the use of customer proprietary network information by their carriers for the marketing of communications services and that require carriers to give written or electronic notice of that right every two years.

Billing.    The FCC adopted detailed billing rules for landline telecommunications service providers and extended some of those rules to wireless carriers. Wireless carriers must comply with two fundamental rules: (i) clearly identify the name of the service provider for each charge; and (ii) display a toll-free inquiry number for customers on all “paper copy” bills. Federal legislation that would impose a mandatory set of national billing disclosures on wireless carriers has also been proposed.

Access for Individuals with Disabilities.    The FCC requires telecommunications services providers, including Triton, to offer equipment and services that are accessible to and useable by persons with disabilities, if that equipment can be made available without much difficulty or expense. The rules require us to develop a process to evaluate the accessibility, usability and compatibility of covered services and equipment. On July 10, 2003, the FCC adopted new rules that require digital wireless providers to make hearing aid compatible handsets available to consumers. While the text of the new rules has not been released, the FCC’s press release indicated that at least two hearing aid compatible handsets must be available for each of our GSM and TDMA networks within two years, and by February 18, 2008, at least 50 percent of handset models offered must be hearing aid compatible. While we expect our vendors to develop equipment compatible with these rules, we cannot assure you that we will not be required to make material changes to our network, product line, or services.

State Regulation and Local Approvals

The Communications Act preempts state and local regulation of the entry of or the rates charged by any provider of private mobile radio service or of commercial mobile radio service, which includes personal communications services and cellular service. The Communications Act permits states to regulate the “other terms and conditions” of commercial mobile radio service. The FCC has not clearly defined what is meant by the “other terms and conditions” of commercial mobile radio service, but has upheld the legality of state universal service requirements on commercial mobile radio service carriers. The FCC also has held that private lawsuits based on state law claims concerning how wireless rates are promoted or disclosed may not be preempted by the Communications Act. Regulators and Attorneys General in several states are reviewing wireless carrier billing practices. In some states regulators are pushing for new rules, and in others, Attorneys General are filing class action lawsuits against wireless carrier billing practices that are purportedly deceptive. Should similar regulations be adopted or lawsuits filed against wireless carriers in the Triton states, there could be a material adverse impact on our business.

State and local governments are permitted to manage public rights of way and can require fair and reasonable compensation from telecommunications providers, including personal communications services providers, so long as the compensation required is publicly disclosed by the government. The siting of cells/base stations also remains subject to state and local jurisdiction, although proceedings are pending at the FCC relating to the scope of that authority. States also may impose competitively neutral requirements that are necessary for universal service or to defray the costs of state emergency 911 services programs, to protect the public safety and welfare, to ensure continued service quality and to safeguard the rights of consumers.

There are several state and local legislative initiatives that are underway to ban the use of wireless phones in motor vehicles. New York enacted a statewide ban on driving while holding a wireless phone, and similar legislation has been introduced in other states, including Virginia, Georgia and Kentucky. Officials in a handful of communities have enacted ordinances banning or restricting the use of cell phones by drivers. Should this become a nationwide initiative, wireless communications services providers could experience a decline in the number of minutes used by subscribers. In general, states continue to consider restrictions on wireless phone use while driving, and some states are also beginning to collect data on whether wireless phone use contributes to traffic accidents. Further, the National Transportation Safety Board has recommended that states pass laws barring wireless phone use by novice drivers. On the federal level, legislation has been introduced in the Senate to ban the use of mobile phones while operating a motor vehicle.

The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry. Other existing federal regulations and, in many jurisdictions, state and local franchise requirements are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals that could change, in varying degrees, the manner in which wireless providers operate. Neither the outcome of these proceedings nor their impact upon our operations or the wireless industry can be predicted at this time.

Competition

We compete directly with several wireless communications services providers, including enhanced specialized mobile radio providers, in each of our markets. We compete against five of the six nationwide competitors, Sprint PCS, Cingular Wireless, Verizon, T-Mobile and Nextel, in each of our markets; the sixth national carrier, AT&T Wireless, does not compete in our markets. Within our Virginia market, additional competitors are ALLTEL Corporation, Ntelos, and U.S. Cellular. Within our North Carolina, South Carolina, Georgia and Tennessee markets, additional competitors are ALLTEL Corporation, Hargray Wireless, and U.S. Cellular. Historically, the most dominant competitors were the cellular incumbents, which in our markets were primarily Verizon (formerly Bell Atlantic Mobile Systems and GTE), ALLTEL Corporation and U.S. Cellular. However, with the advent of personal communications services, other carriers such as Cingular Wireless, Sprint PCS and T-Mobile have gained significant market share. We believe that we are a leading service provider based on the fact that we have been able to expand our subscriber base every year since inception and our annual incremental subscriber penetration rate (net subscriber additions divided by the total population in our service areas) compares favorably to that of our competitors. Since our competitors do not disclose their subscriber count in specific regional service areas, we cannot accurately determine market share for each of these companies where we do business.

The principal competitive factors within our business consist of (i) price, which includes the monthly charges we bill our wireless subscribers, (ii) network quality, which is the coverage provided by our towers as well as roaming agreements with other national carriers that enable our customers to utilize their networks when traveling outside of our coverage area, (iii) products offered, which include a variety of handsets and accessories with multiple capabilities, including data services and, (iv) quality customer care service, which includes the speed and accuracy of customer care resolution. Upon review of these factors, we believe that we compete favorably in our market, as evidenced by our increasing subscriber base in each year since our inception. In addition to the above mentioned competitive factors, our ability to compete successfully will depend, in part, on our ability to anticipate and respond to other various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors’ discount pricing and bundling strategies, all of which could adversely affect our operating margins. We believe our extensive digital network provides us a cost-effective means to react effectively to any price competition.

Wireless providers increasingly are competing in the provision of both voice and non-voice services. Non-voice services, including data transmission, text messaging, e-mail and Internet access are now available from personal communications services providers and enhanced specialized mobile radio carriers such as Nextel. In many cases, non-voice services are offered in conjunction with or as adjuncts to voice services. Our GSM/GPRS overlay will provide us the technology to offer more advanced wireless data services. Some of the national wireless carriers, such as AT&T Wireless, are beginning to bundle their wireless offerings with landline local or long distance services, a practice that could make these carriers’ wireless services more attractive to customers.

Intellectual Property

The AT&T globe design logo is a service mark owned by AT&T and registered with the United States Patent and Trademark Office. Under the terms of our license agreement with AT&T, we use the AT&T globe design logo and certain other service marks of AT&T royalty-free in connection with marketing, offering and providing wireless mobility telecommunications services using time division multiple access and GSM/GPRS digital technology and frequencies licensed by the FCC to end-users and resellers within our licensed area. The license agreement also grants us the right to use the licensed marks on certain permitted mobile phones.

AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, those licensed services under the licensed marks in our licensed area except:

•	to any person who resells, or acts as our agent for, licensed services provided by us, or

•	any person who provides or resells wireless communications services to or from specific locations such as buildings or office complexes, even if the applicable subscriber equipment being used is capable of routine movement within a limited area and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond that limited area and handing-off between the service to the specific location and those other telecommunications services.

In all other instances, AT&T reserves for itself and its affiliates the right to use the licensed marks in providing its services whether within or outside of our licensed area.

We market our products using co-branding with AT&T in accordance with a license agreement with AT&T, which we believe provides us with significant marketing advantages. The license agreement has a six-year term, expiring February 4, 2004, which renews for an additional five-year period if AT&T, no later than 90 days prior to the end of the initial term, notifies (in compliance with agreements between AT&T and AT&T Wireless Services) Triton in writing of its desire to renew and Triton, within 30 days of receiving AT&T’s notice, agrees in writing to renew. The license agreement may be terminated at any time in the event of Triton’s significant breach, including Triton’s misuse of any licensed marks, Triton’s license or assignment of any of the rights in the license agreement, Triton’s failure to maintain AT&T’s quality standards or if Triton experiences a change of control. After the initial five-year period, AT&T may also terminate the license agreement upon the occurrence of specified transactions. See “Certain Relationships and Related Transactions—The Stockholders’ Agreement—Certain Transactions.”

We use a regional brand name, SunCom. The SunCom service mark was registered by the United States Patent and Trademark Office on July 18, 2000 (Registration No. 2367621).

Employees

As of March 31, 2003, we had 1,820 employees. We believe our relations with our employees are good.

Properties

Triton maintains its executive offices in Berwyn, Pennsylvania. We also maintain two regional offices in Richmond, Virginia and Charleston, South Carolina. We lease these facilities.

Legal Proceedings

We are not a party to any lawsuit or proceeding, which, in our opinion, is likely to have a material adverse effect on our business or operations.

MANAGEMENT

All of the outstanding capital stock of Triton PCS is owned by Holdings. The executive officers of Holdings are the executive officers of Triton PCS and hold the same offices. The sole director of Triton PCS is Michael E. Kalogris. As of July 1, 2003, the executive officers of Holdings and Triton PCS and directors of Holdings were as follows:

Name	Age	Position
Michael E. Kalogris	54	Chairman of the Board of Directors and Chief Executive Officer
David D. Clark	39	Executive Vice President, Chief Financial Officer and Secretary
Daniel E. Hopkins	38	Senior Vice President of Finance and Treasurer
Glen Robinson	44	Senior Vice President of Technology
William A. Robinson	37	Senior Vice President of Operations
Rohit M. Desai Scott I. Anderson	64 44	Director Director
Arnold L. Chavkin	52	Director
John D. Beletic	51	Director

Michael E. Kalogris, has served as Chairman of the Board of Directors of Holdings and as Chief Executive Officer of Triton since its inception. Mr. Kalogris was previously the Chairman of Triton Cellular Partners, L.P., which specialized in acquiring and operating rural cellular properties. The assets of Triton Cellular Partners, L.P. were sold in 2000 for approximately $1.24 billion. Prior to Triton Cellular Partners, L.P., Mr. Kalogris was President and Chief Executive Officer of Horizon Cellular Group, which he joined on October 1, 1991. Under Mr. Kalogris’ leadership, Horizon Cellular Group became the fifth-largest independent cellular company in the United States, specializing in suburban markets and small cities encompassing approximately 3.2 million potential customers and was sold for approximately $575.0 million. Prior to joining Horizon Cellular Group, Mr. Kalogris served as President and Chief Executive Officer of Metrophone, a cellular carrier in Philadelphia, the nation’s fifth-largest market. Mr. Kalogris is a member of the board of directors of the Cellular Telecommunications Industry Association and serves on its Executive Committee. He is also a member of the advisory board of Waller Capital Media Partners and the board of directors of Paoli Hospital.

David D. Clark, has served as Executive Vice President, Chief Financial Officer and Secretary of Triton since its inception. Mr. Clark served as Chief Financial Officer of Triton Cellular Partners, L.P. from inception through April 2000. Before joining Triton, he was a Managing Director at Furman Selz L.L.C. specializing in communications finance, which he joined in February 1996. Prior to joining Furman Selz, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending officer and a high yield finance specialist.

Daniel E. Hopkins, has served as Senior Vice President and Treasurer of Triton since July 1998. Mr. Hopkins served as Vice President of Finance and Treasurer for Triton Cellular Partners, L.P. from July 1998 through April 2000. From May 1994 until joining Triton, he was a Vice President at PNC Bank, where he focused primarily on the financing of telecommunications ventures. Mr. Hopkins has over ten years of banking experience, primarily in the areas of Communications Finance and Acquisitions/Leveraged Finance.

Glen Robinson, has served as Senior Vice President of Technology of Triton since January 2001 and as Senior Vice President of Engineering and Information Technology from April 2000 through December 2000. Before joining Triton, Mr. Robinson served as Chief Technology Officer of Triton Cellular Partners, L.P. from July 1998 through March 2000 and served as Director of Technical Operations for AT&T Wireless’ Philadelphia OCS and Pittsburgh Cellular Markets from September 1994 through June 1998. Mr. Robinson has over twenty years of telecommunications experience, primarily in the area of engineering.

William A. Robinson, has served as Senior Vice President of Operations of Triton since January 2001 and as Vice President and Controller from March 1998 through December 2000. Before joining Triton, Mr. Robinson served as Director, Financial Reporting for Freedom Chemical Company from June 1997 through March 1998 and Director, Financial Analysis, Planning and Budgeting for Centeon L.L.C. from December 1995 through June 1997.

Rohit M. Desai, has served as a Director of Holdings since May 2002. Mr. Desai has been Chairman of the Board and President of Desai Capital Management Incorporated, a registered investment advisor, since 1984. He also serves as a director of The Rouse Company, Finlay Enterprises, Inc., Sitel Corporation and Independence Community Bank.

Scott I. Anderson, has served as a Director of Holdings since February 1998. He is currently a member of the board of directors of Wireless Facilities, Inc., a member of the board of advisors of Telephia, Inc. and a principal of Cedar Grove Partners, LLC and Cedar Grove Investments. He was a director of TeleCorp PCS until its merger into AT&T Wireless Services, Inc. in February 2002. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc., which he joined in 1986, and a director of Horizon Cellular Group.

Arnold L. Chavkin, has served as a Director of Holdings since February 1998. Mr. Chavkin was previously a member of the advisory board of Triton Cellular Partners, L.P. and is currently a director of American Tower Corporation, Bill Barrett Corporation, Crown Media Holdings and Encore Acquisition Partners. He also serves on the Advisory Investment Board of the Asia Development Partners Fund. Mr. Chavkin is an Executive Partner of J.P. Morgan Partners, LLC (formerly Chase Capital Partners) and was a General Partner from 1992 to 2000. He participates in the general management of the firm, as well as having specific responsibility for overseeing the international and industrial growth activities and certain other investment focus areas for J.P. Morgan Partners, LLC. Prior to joining Chase Capital Partners, he was a member of Chemical Bank’s merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

John D. Beletic, has served as a Director of Holdings since February 1998. Mr. Beletic currently serves as Executive Chairman of Oculan Corporation, a privately-held provider of network monitoring and security software and as Venture Partner of Oak Investment Partners. He also serves as a director of Tessco Technologies Inc., a wireless component distributor, a director of iPass Inc., an international remote internet access provider, and as a director of Scale Eight, a privately-held next generation data storage company. Previously, he served as Chairman and Chief Executive Officer of WebLink Wireless, Inc., which he joined in 1992. WebLink Wireless, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 2001.

Audit Committee

The current members of Holdings’ Audit Committee are Mr. Anderson, as chairman, Mr. Chavkin and Mr. Desai.

Compensation Committee

The current members of Holdings’ Compensation Committee are Mr. Beletic, as chairman, Mr. Chavkin and Mr. Desai.

The functions of the Compensation Committee include: overseeing the administration of Triton’s compensation policies and practices; establishing and administering the compensation plans of members of senior management and authorizing any adjustments thereto; administering Triton’s Stock and Incentive Plan and authorizing all awards granted thereunder; administering Triton’s Employee Stock Purchase Plan; and reporting annually to the stockholders of Triton on matters concerning the compensation of executives of Triton.

Nominating Committee

The current members of Holdings’ Nominating Committee are Mr. Beletic, as chairman, Mr. Chavkin and Mr. Desai.

Compensation of Directors

Non-management members of Holdings’ Board of Directors receive compensation of $10,000 per year, plus $2,500 for each meeting they attend in person or telephonically if scheduled as a conference call and $1,000 for each scheduled in-person meeting they participate in via conference call. Independent and management directors may also receive shares of Holdings’ Class A common stock that may, from time to time, be awarded to them under Holdings’ Stock and Incentive Plan.

In 2002, each of the four directors of Holdings’ considered to be independent under current listing standards of the New York Stock Exchange—Scott I. Anderson, John D. Beletic, Arnold L. Chavkin and Rohit M. Desai—received an award of 11,250 shares of Holdings’ Class A common stock for service on Holdings’ Board of Directors and an additional 6,250 shares for service on each of the Audit Committee and the Compensation Committee. Accordingly, Mr. Anderson and Mr. Beletic each received total awards of 17,500 shares, recognizing their service on the Audit Committee and the Compensation Committee, respectively, and Mr. Chavkin and Mr. Desai each received a total award of 23,750 shares, recognizing their service on both committees. Each award vests in equal installments over a five-year period, with the first installment vesting on June 1, 2003, and the awards vest under certain circumstances involving a change of control. Upon each director’s termination of service as a member of Holdings’ Board of Directors for any reason, the director has agreed to forfeit any unvested shares, subject to the exception that if the director is not nominated to serve as a member of Holdings’ Board of Directors when his term expires or if nominated, does not receive the requisite vote to be elected, the director will be deemed to have served on the Board of Directors as of the vesting date closest to the relevant annual meeting of Holdings’ stockholders.

Executive Compensation

The executive offers of Triton are the executive officers of Holdings. The following table sets forth the cash and non-cash compensation paid by Triton to its Chief Executive Officer and the four other most highly compensated executive officers for the years ended December 31, 2000, 2001 and 2002.

Summary Compensation Table

			Annual Compensation				Restricted Stock Awards(1)	All Other Compensation(2)
Name	Principal Position	Year	Salary	Bonus	Other
Michael E. Kalogris	Chairman of the Board	2002	$412,000	$309,000	—		—	$2,467
	of Directors and Chief	2001	$411,481	$309,000	—		$25,603,500	$2,311
	Executive Officer	2000	$391,757	$385,000	—		—	$2,376
Steven R. Skinner(3)	President and Chief	2002	$295,000	$184,375	—		—	$5,590
	Operating Officer	2001	$294,615	$222,000	—		$17,725,000	$5,340
		2000	$274,519	$275,000	—		—	$5,364
David D. Clark	Executive Vice	2002	$235,000	$176,250	—		—	$5,590
	President, Chief	2001	$234,712	$206,000	—		$5,926,619	$5,340
	Financial Officer and Secretary	2000	$220,038	$220,000	—		—	$5,364
Stephen J. McNulty(4)	Senior Vice President	2002	$205,846	$95,992	—		—	$5,590
	of Sales and Marketing	2001	$210,695	$135,000	$46,758	(5)	$324,140	$5,340
	and President of SunCom	2000	$182,795	$176,000	$31,906		$3,316,931	$5,364
Daniel E. Hopkins	Senior Vice President	2002	$174,969	$132,600	—		$420,000	$5,590
	and Treasurer	2001	$163,846	$149,000	—		$1,438,799	$5,340
		2000	$121,807	$97,500	—		$980,209	$5,364

(1)

The executive officers named in the table held the following restricted shares of Holdings’ Class A common stock as of December 31, 2002, with the market value, based on the December 31, 2002 closing price of $3.93 per share, indicated: (a) Mr. Kalogris held 979,862 restricted shares, which had an aggregate value of $3,850,858, (b) Mr. Skinner held 703,021 restricted shares, which had an aggregate value of $2,762,873, (c) Mr. Clark held 230,000 restricted shares, which had an aggregate value of $903,900, (d) Mr. McNulty held

85,010 restricted shares, which had an aggregate value of $334,089 and (e) Mr. Hopkins held 108,833 restricted shares, which had an aggregate value of $427,714. All such shares of Class A common stock vest over a five-year period commencing on the date of grant, unless specifically noted below. The value of the Class A common stock, at the date of grant, was $8.40 per share for all grants made in 2002, was $39.39 per share for all grants made in 2001, ranged between $38.00 and $46.44 per share in 2000 and ranged between $3.91 and $14.40 per share in 1999.

A significant portion of these shares remain subject to forfeiture at December 31, 2002. See “Principal Stockholders.” Mr. Kalogris’ and Mr. Skinner’s 1999 awards vest as follows: 10% vested as of the date of grant, 5% vested during 1999 in connection with the completion of our Phase I network build-out and 17% vests pro rata over a five-year period beginning February 4, 1999. Mr. Kalogris’, Mr. Skinner’s and Mr. Clark’s 2001 awards vest as follows: 15% vest per year for two years beginning May 1, 2002 and 35% vest per year for two years beginning May 1, 2004. Notwithstanding the vesting schedules set forth above, all restricted shares vest in specified circumstances constituting a change of control.

(2)	Reflects matching contributions to Triton’s 401(k) plan made by Triton on behalf of the named executive officers during 2002 and insurance premiums paid by Triton during the same period for term life insurance secured for the benefit of the executive officers, as follows: Mr. Kalogris $2,377 and $90, respectively; Mr. Skinner $5,500 and $90, respectively; Mr. Clark $5,500 and $90, respectively; Mr. McNulty $5,500 and $90, respectively; and Mr. Hopkins $5,500 and $90, respectively.

(3)	Mr. Skinner retired as President and Chief Operating Officer as of June 30, 2003.

(4)	Mr. McNulty resigned as Senior Vice President of Sales and Marketing and President of SunCom as of June 19, 2003.

(5)	Of the amount reported, $40,268 reflects payment of relocation expenses incurred by Mr. McNulty.

Several executive officers were issued shares of restricted stock in connection with the consummation of Triton’s joint venture with AT&T Wireless, the acquisition of the Norfolk, Virginia license and infrastructure, the acquisition of the Myrtle Beach System and the June 1999 license exchange with AT&T Wireless. In addition, several executive officers were issued restricted stock under the amended and restated common stock trust agreement for management employees and independent directors dated June 26, 1998. Of Holdings’ total outstanding Class A common stock, 17,786 shares, or .03%, is currently held in trust under this common stock trust agreement of which Michael E. Kalogris is the trustee. The trustee is required to distribute stock from the trust to management employees and independent directors as directed in writing by executive management with the authorization of the Compensation Committee of the Board of Directors. Holdings’ Compensation Committee determines at its discretion which persons shall receive awards and the amount of such stock awards. Holdings’ Stock and Incentive Plan governs the shares and letter agreements previously issued and to be issued from the trust established pursuant to the common stock trust agreement.

Employment Agreements

On February 4, 1998, Triton entered into an employment agreement for a five-year term with Michael E. Kalogris, Chairman of Holdings’ Board of Directors and Chief Executive Officer. On May 24, 2001, Triton entered into an employment agreement for a three-year term with David D. Clark, Triton’s Executive Vice President, Chief Financial Officer and Secretary, effective as of January 1, 2000. On May 6, 2003, each of these employment agreements was amended to extend the terms of Mr. Kalogris’ and Mr. Clark’s employment through February 3, 2006. The amended employment agreements also prohibit Mr. Kalogris and Mr. Clark, except in certain limited situations, from transferring their shares of Holdings’ Class A common stock during the three-year extended period. Upon executing their revised employment agreements, Mr. Kalogris and Mr. Clark received a bonus in the amount of $453,200 and $258,500, respectively. These bonus amounts are refundable in the event Mr. Kalogris’ or Mr. Clark’s employment with Triton terminates for reasons other than cause or good reason. Each of these employment agreements may be terminated earlier by either the executive officer or Triton. Each executive officer may terminate his employment agreement:

•	at any time at his sole discretion upon 30 days’ prior written notice, in the case of Mr. Kalogris, and 60 days’ prior written notice, in the case of Mr. Clark; and

•	immediately, upon written notice for good reason, which includes:

(a)	if there is a change of control, as defined in the employment agreement;

(b)	in the case of Mr. Clark, if he is demoted or removed from any of his positions or offices other than in accordance with his employment agreement, and in the case of Mr. Kalogris, if he is demoted, removed or not re-elected as Chairman of Holdings’ Board of Directors. However, so long as Mr. Kalogris remains a member of Holdings’ Board of Directors and Triton’s Chief Executive Officer, it is not considered good reason if Mr. Kalogris is no longer Chairman of Triton’s Board of Directors;

(c)	there is a material diminishment of the executive officer’s responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

(d)	Triton fails to pay or provide benefits to the executive officer when due and does not cure that failure within 10 days of receiving written notice of that failure;

(e)	Triton relocates its principal offices more than 30 miles from its current headquarters without the consent of the executive officer;

(f)	Triton purports to terminate the executive officer for cause for any reason other than those permitted as for cause reasons under the employment agreement; or

(g)	with respect to Mr. Clark, if Mr. Kalogris’ employment with Triton terminates during the term of Mr. Clark’s employment.

Triton may terminate each employment agreement:

•	at any time, upon written notice, without cause at Triton’s sole discretion;

•	for cause, as defined in the employment agreements; or

•	upon the death or disability of the executive officer.

If Mr. Kalogris’ employment is terminated on or after the initial term of the employment agreement or due to Triton’s failure to renew the agreement, Triton will pay him a severance benefit in the amount of his base salary at that time. Mr. Kalogris’ amended employment agreement provides for an annual base salary of $453,200, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on Triton’s performance.

In the case of Mr. Kalogris, in the event of any change of control, regardless of whether Mr. Kalogris terminates his employment agreement, all of his previously unvested shares will vest immediately.

If Mr. Clark’s employment with Triton terminates, he will be entitled to receive the following:

•	unpaid salary earned for services rendered to Triton on or prior to the date of Mr. Clark’s termination of employment;

•	the vested portion of any stock award;

•	a prorated bonus, provided Mr. Clark’s employment is terminated for good reason, by Triton without cause, or due to death or disability;

•	a severance award equal to Mr. Clark’s base salary at the time of termination and payable over a 12-month period, provided that Mr. Clark’s employment is terminated for good reason, by Triton without cause, or due to disability; and

•	a portion of any unvested shares of Triton’s restricted stock issued to Mr. Clark, determined in accordance with the terms of the employment agreement.

Mr. Clark’s employment agreement provides for an annual base salary of $258,500, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on Triton’s performance.

Severance Agreements

Steven R. Skinner retired from Triton effective as of June 30, 2003. In accordance with the terms of his employment agreement, Triton has agreed to pay Mr. Skinner an amount equal to his 2002 base salary in connection with his retirement. Mr. Skinner’s base salary was $295,000. In addition, Triton has agreed to pay Mr. Skinner an additional amount representing a pro rata portion of his target bonus for 2003 and to accelerate the vesting of restricted stock awards that would otherwise become vested during the one-year period following Mr. Skinner’s retirement.

Stephen J. McNulty resigned from Triton effective as of June 18, 2003. In accordance with the terms of his separation agreement, Triton has agreed to pay Mr. McNulty severance pay in an amount based on his 2003 rate of base pay, which was $214,240 from June 30, 2003 through March 31, 2004. In addition, Triton has agreed to pay Mr. McNulty an additional amount representing a pro rata portion of his target bonus for 2003 and to provide for continued vesting of certain awards of restricted stock until September 1, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Triton is a party to the following agreements with management and its principal stockholders.

The Stockholders’ Agreement

General.    Holdings has entered into an amended and restated stockholders’ agreement, dated as of October 27, 1999, with AT&T Wireless PCS LLC, which Holdings refers to as AT&T Wireless PCS, its initial institutional investors, which Holdings refers to as the cash equity investors, and certain of Holdings’ current and former executive officers. Additional management stockholders and the independent directors have also agreed to be bound by the provisions of the stockholders’ agreement in connection with the issuance to them of Holdings’ capital stock. The agreement covers matters in connection with Holdings’ management and operations and the sale, transfer or other disposition of Holdings’ capital stock. References to stockholders in this section mean stockholders who are party to the stockholders’ agreement.

Board of Directors.    A board of directors divided into three classes and consisting of seven persons governs Holdings. Actions of the board of directors require the affirmative vote of a majority of the entire board, although some transactions require a higher vote. The stockholders who are party to Holdings’ stockholders’ agreement, other than J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P., have agreed that they will vote their shares together to elect as two of Holdings’ seven directors the nominees selected by Holdings’ cash equity investors and, so long as AT&T Wireless PCS has the right to nominate a director under Triton’s certificate of incorporation, to elect an AT&T Wireless PCS nominee.

Representatives of AT&T Wireless PCS and several cash equity investors also have the right to attend each meeting of the board of directors as observers, provided that they continue to own a certain amount of Holdings’ capital stock. A majority of disinterested directors must approve any transactions between Holdings and its stockholders, except for transactions under the stockholders’, license, roaming and resale agreements described in this section and arm’s-length agreements with AT&T Wireless PCS and its affiliates.

Restrictions on Transfer; Rights of First Offer.    The stockholders’ agreement imposes restrictions with respect to the sale, transfer or other disposition of Holdings’ capital stock held under the terms of the agreement. Subject to certain exceptions, stockholders holding shares of common stock may only transfer their shares of common stock after complying with rights of first offer and first negotiation granted to specified parties to the stockholders’ agreement. Additionally, holders of common stock and Series D preferred stock may transfer those shares at any time to an affiliated successor or an equity investor affiliate, and the cash equity investors may transfer or otherwise dispose of any of those shares held by them to any other cash equity investor.

AT&T Wireless PCS may not transfer or dispose of any of its shares of Series D preferred stock at any time other than to an affiliated successor. In addition, each stockholder who is a party to the stockholders’ agreement has agreed, subject to some exceptions, not to transfer or otherwise dispose of any shares of Triton’s capital stock to any of the three largest carriers of telecommunications services that as of February 4, 1998 constituted interexchange services, other than AT&T Wireless PCS and other specified wireless carriers.

Registration Rights.    The stockholders’ agreement grants certain demand and piggyback registration rights to the stockholders. The following stockholders may, subject to the restrictions on transfer described above, cause an underwritten demand registration, subject to customary proportionate cutback and blackout restrictions, so long as registration is reasonably expected to result in aggregate gross proceeds of at least $10.0 million to such stockholder:

•	AT&T Wireless PCS;

•	any stockholder or group of stockholders beneficially owning shares of Series C preferred stock or common stock, if the sale of the shares to be registered is reasonably expected to result in aggregate gross proceeds of at least $25.0 million; or

•	certain management stockholders beneficially owning at least 50.1% of the shares of common stock then beneficially owned by all such management stockholders together.

In addition to the demand registration rights, any stockholder may, subject to the restrictions on transfer described above, piggyback on a registration by Holdings at any time, other than registrations on Forms S-4 or  S-8, subject to customary proportionate cutback restrictions. The demand and piggyback registration rights and obligations survive until February 4, 2018.

Rights of Inclusion.    In the event of a proposed sale by any stockholder to any person other than an affiliated successor that would constitute 25% or more of the aggregate outstanding Series C preferred stock and common stock on a fully-diluted basis, excluding the Series A preferred stock, the other stockholders have the right to participate in any such proposed sale by exercising such right within 30 days after receipt of a notice informing them of such proposed sale. The purchaser may either purchase all stock offered by all stockholders electing to participate in such sale, or the purchaser may purchase stock from stockholders electing to participate in such sale on a pro-rata basis up to the aggregate dollar amount offered by the purchaser to the initial selling stockholder.

In a separate investors stockholders’ agreement, the cash equity investors have agreed that cash equity investors holding 66 2/3% or more of Holdings’ Class A common stock and Class B non-voting common stock held by the cash equity investors, in the aggregate, who propose to sell their shares of common stock may require the other cash equity investors to also participate in any such sale. As a result, such cash equity investors may have the effective right to sell control of Holdings.

Exclusivity.    The stockholders have agreed that during the term of the stockholders’ agreement, none of the stockholders nor their respective affiliates will provide or resell, or act as the agent for any person offering, within the territory defined in the stockholders’ agreement, wireless mobile telecommunications services initiated or terminated using frequencies licensed by the FCC and time division multiple access technology (the definition of which includes upgraded or successor standards) or, in certain circumstances such as if AT&T Wireless PCS and its affiliates move to a successor technology in a majority of the defined southeastern region, a successor technology. However, AT&T Wireless PCS and its affiliates may:

•	resell or act as agent for Triton;

•	provide or resell wireless telecommunications services to or from specific locations; and

•	resell wireless telecommunications services for another person in any area where Triton has not yet placed a system into commercial service.

AT&T Wireless PCS must provide Triton with at least 60 days’ prior written notice of its intention to engage in resales for another person, and only dual band/dual mode phones may be used in connection with the resale activities. Additionally, with respect to the markets listed on the roaming agreement, Triton and AT&T Wireless PCS have agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred roaming provider in such markets. Each party also agrees to refrain from inducing any of its customers to change programming.

Certain Transactions.    If there is a merger, consolidation, asset acquisition or disposition or other business combination involving AT&T and an entity that meets each and every one of the following three criteria:

•	derives from telecommunications businesses annual revenues in excess of $5.0 billion;

•	derives less than one-third of its aggregate revenues from the provision of wireless telecommunications; and

•	owns FCC licenses to offer and does offer wireless mobility telecommunications services serving more than 25% of the potential customers within the territory defined in the stockholders’ agreement;

then AT&T Wireless PCS will have the right, upon written notice, to terminate substantially all of its exclusivity obligations described above in a portion of the territory in which the other party owns an FCC license to offer commercial mobile radio service. However, upon such a termination, Triton has the right to cause AT&T Wireless PCS to exchange into shares of Series B preferred stock:

•	all of the shares of its Series A preferred stock; and

•	all of the shares of its Series D preferred stock, its Series C preferred stock or any common stock it may have received upon conversion of its Series D preferred stock into any one of them.

In the event that AT&T is required in any such transaction to dispose of any of its personal communications services systems in the Charlotte, North Carolina, Atlanta, Georgia, Baltimore, Maryland/Washington, D.C. or Richmond, Virginia basic trading areas, Triton has certain marketing rights. AT&T has agreed, for a period of 180 days, to jointly market with any of its applicable markets any of Triton’s personal communications services systems that are located within the major trading areas that include the applicable AT&T basic trading areas. Triton’s right is exercisable at any time within the period commencing with the date of the announcement by AT&T of any such transaction and terminating on the later of six months after consummation of the transaction or the date by which AT&T is required under applicable law to dispose of any such system.

Without the prior written consent of AT&T Wireless PCS, Holdings and its subsidiaries may not effect any sale of substantially all the assets or liquidation, merger or consolidation of Triton or any of its subsidiaries or engage in any business other than permitted businesses. There are limited exceptions to this provision.

Acquisition of Cellular Licenses.    Triton may acquire cellular licenses if, among other circumstances, the board of directors determines such licenses are demonstrably superior alternatives to construction of a personal communications services system in the applicable area within the territory, provided that:

•	a majority of the cellular potential customers are within the territory defined in the stockholders’ agreement;

•	AT&T and its affiliates do not own commercial mobile radio service licenses in the area; and

•	Triton’s ownership of the cellular license will not cause AT&T or any affiliate to be in breach of any law or contract.

Equipment, Discounts and Roaming.    At Triton’s request, AT&T Wireless PCS will use all commercially reasonable efforts to assist Triton in obtaining discounts from any vendor with whom Triton is negotiating for the purchase of any infrastructure equipment or billing services and to enable Triton to become a party to the roaming agreements between AT&T Wireless PCS and its affiliates which operate other cellular and personal communications services systems so long as AT&T Wireless PCS, in its sole discretion, does not determine such activities to be adverse to its interests.

Resale Agreements.    At the request of AT&T Wireless PCS, Triton will enter into resale agreements relating to the territory defined in the stockholders’ agreement. The rates, terms and conditions of service that Triton provides shall be at least as favorable to AT&T Wireless PCS, taken as a whole, as the rates, terms and conditions provided by Triton to other customers.

Subsidiaries.    All of Holdings’ subsidiaries must be direct or indirect wholly-owned subsidiaries.

Amendments.    Amendments to the stockholders’ agreement require the consent of the following stockholders:

•	a majority of the shares of each class of capital stock held by the parties to the stockholders’ agreement, including AT&T Wireless PCS;

•	two-thirds of the common stock beneficially owned by the cash equity investors; and

•	60.1% of the common stock beneficially owned by the management stockholders.

However, in the event any party to the stockholders’ agreement ceases to own any shares of capital stock, the party ceases to be a party to the stockholders’ agreement and his or her corresponding rights and obligations terminate.

Termination.    The stockholders’ agreement terminates upon the earliest to occur of:

•	the written consent of each party to the agreement;

•	February 4, 2009; and

•	one stockholder beneficially owning all of the shares of common stock.

However, certain provisions of the agreement expire on February 4, 2008, and some consent rights of AT&T Wireless PCS expire if it fails to own a specified amount of capital stock.

License Agreement

Under the terms of a network membership license agreement, dated as of February 4, 1998 and most recently amended on October 22, 2002, between AT&T Corp., referred to as AT&T, AT&T Wireless Services, Inc., referred to as AT&T Wireless Services, and Triton, AT&T has granted Triton a royalty-free, non-transferable, non-exclusive, limited right and license to use various licensed marks solely in connection with specified licensed activities, as described below. The licensed marks include the logo containing the AT&T and globe design and the expression Member, AT&T Wireless Services Network. The licensed activities include:

•	the provision to end-users and resellers, solely within the territory specified in the agreement, of communications services on frequencies licensed to Triton for commercial mobile and radio service provided in accordance with the AT&T agreements; and

•	marketing and offering the licensed services within the territory specified in the agreement.

The license agreement also grants Triton the right and license to use the licensed marks on permitted mobile phones.

AT&T has agreed not to grant to any other person, other than a subsidiary of AT&T, a right or license to provide or resell, or act as agent for any person offering, the communications services Triton is offering within the territory under the licensed marks except to:

•	any person who resells, or acts as Triton’s agent for, communications services provided by Triton; or

•	any person who provides or resells wireless communications services to or from specific locations such as buildings or office complexes, even if the applicable subscriber equipment being used is capable of routine movement within a limited area and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond that limited area and hand-off between the service to the specific location and such other telecommunications services.

In all other instances, except as described above, AT&T reserves for itself all rights of ownership and use of the licensed marks in connection with its marketing, offering or provision of services, whether within or without the territory.

The license agreement contains numerous restrictions with respect to Triton’s use and modification of any of the licensed marks. Triton is obligated to use commercially reasonable efforts to cause all licensed services that use the licensed marks to be of comparable quality to the licensed services AT&T markets and provides in areas comparable to Triton’s licensed territory, taking into account the relative stage of development of the areas and other factors. The license agreement also sets forth specific testing procedures to determine compliance with these standards and affords Triton a grace period to cure any instances of alleged noncompliance. Following the cure period, Triton must cease using the licensed marks until Triton is in compliance.

Triton may not assign or sublicense any of its rights under, or grant a security interest in, the license agreement.

The license agreement has a six-year term, expiring February 4, 2004, which renews for an additional five-year period if AT&T, no later than 90 days prior to the end of the initial term, notifies (in compliance with agreements between AT&T and AT&T Wireless Services) Triton in writing of its desire to renew and Triton, within 30 days of receiving AT&T’s notice, agrees in writing to renew. The license agreement may be terminated at any time in the event of Triton’s significant breach, including Triton’s misuse of any licensed marks, Triton’s license or assignment of any of the rights in the license agreement, Triton’s failure to maintain AT&T’s quality standards or if Triton experiences a change of control. After the initial five-year period, AT&T may also terminate the license agreement upon the occurrence of specified transactions. See “Certain Relationships and Related Transactions—The Stockholders’ Agreement—Certain Transactions.”

Roaming Agreement

Under an intercarrier roamer service agreement, dated as of February 4, 1998, between AT&T Wireless, on behalf of its affiliates, and Triton, AT&T Wireless Services and Triton agreed to provide wireless mobile radio-telephone service for registered customers of the other party’s customers when they are out of their home carrier’s geographic area and in the geographic area where the serving carrier, itself or through affiliates, holds a license or permit to construct and operate a wireless mobile radio-telephone system and station. Each home carrier whose customers receive service from a serving carrier shall pay the serving carrier 100% of the wireless service charges and 100% of the pass-through charges, such as any toll or other charges. The roaming rate charges to AT&T Wireless Services for its customers roaming onto Triton’s network will decline over the next several years. In addition, on or after September 1, 2005, the parties may renegotiate the rate from time to time.

The roaming agreement has a term of 20 years expiring February 4, 2018, unless a party terminates earlier due to:

•	the other party’s uncured breach of any term of the roaming agreement;

•	the other party’s voluntary liquidation or dissolution; or

•	the FCC’s revocation or denial of the other party’s license or permit to provide commercial mobile radio service.

Neither party may assign or transfer the roaming agreement or any of its rights or obligations under the roaming agreement except to an assignee of all or part of its license or permit to provide commercial mobile radio service, provided that the assignee expressly assumes all or the applicable part of the assigning party’s obligations under the roaming agreement and becomes a party to the roaming agreement.

On October 4, 2002, AT&T Wireless Services and Triton entered into a supplement to its intercarrier roamer service agreement. The supplement primarily provides pricing, which rates shall be kept reasonably competitive in each geographic area, for the use of one party’s GSM/GPRS network by another party’s GSM/GPRS subscribers. The supplement has a four-year term and, unless either party provides the other with no less than 90 days notice prior to the expiration of the initial four-year term, thereafter continues month-to-month subject to termination by either party on 90 days notice.

Resale Agreement

Under the terms of the stockholders’ agreement, Triton is required, at the request of AT&T Wireless PCS, to enter into a resale agreement in an agreed-upon form. Under the resale agreement, AT&T Wireless or one of its affiliates will be granted the right to purchase and resell on a nonexclusive basis access to and usage of Triton’s services in Triton’s service area. AT&T Wireless or its reseller affiliate will pay Triton the charges, including usage and roaming charges, associated with services it requests under the agreement. Triton will retain the continuing right to market and sell its services to customers and potential customers.

Triton has agreed under the stockholders’ agreement that the rates, terms and conditions of service, taken as a whole, that it provides to AT&T Wireless or its reseller affiliate under the resale agreement shall be at least as favorable as, or if permitted by applicable law, superior to, the rates, terms and conditions of service, taken as a whole, to any other customer that purchases services from Triton. Triton will design the rate plan it will offer under the resale agreement to result in a discounted average actual rate per minute of use AT&T Wireless or its reseller affiliate pays for service at least 25% below the weighted average actual rate per minute that Triton bills its customers generally for access and air time. The terms of the stockholders’ agreement also require Triton and AT&T to negotiate commercially reasonable reductions to such resale rate based on increased volume commitments.

The resale agreement will have a term of 10 years and will renew automatically for successive one-year periods unless either party elects to terminate the agreement. Following the eleventh anniversary of the agreement, either party may terminate with 90 days’ prior written notice. Furthermore, AT&T Wireless or its reseller affiliate may terminate the agreement at any time for any reason on 180 days’ written notice.

Neither party may assign or transfer the resale agreement or any of its rights thereunder without the other party’s prior written consent, which will not be unreasonably withheld, except:

•	to an affiliate of that party at the time of the agreement’s execution;

•	by Triton to any of its operating subsidiaries; and

•	to an entity to whom the outstanding common stock or substantially all of the assets of Triton are transferred after first receiving FCC or other necessary approvals.

Other Agreements with AT&T Wireless PCS and its Affiliates

Triton and AT&T Wireless PCS and its affiliates, from time to time, provide certain other services to each other, including referring each other to national accounts, providing development and engineering services related to network build-out and providing marketing assistance for certain services. Such services are provided at agreed rates, which are generally based on market rates.

On November 15, 2002, Triton acquired three 10 MHz A-block personal communication service licenses in Richmond, Norfolk and Roanoke, Virginia from AT&T Wireless PCS for approximately $65.1 million.

Other Related Party Transactions

J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. are subsidiaries of J.P. Morgan Chase & Co. J.P. Morgan Partners (23A SBIC), LLC owns approximately 14.8% of Holdings’ Class A common stock. In addition, J.P. Morgan SBIC LLC owns 7,549,104 shares of Holdings’ Class B non-voting common stock, and Sixty Wall Street SBIC Fund, L.P. owns 376,995 shares of Holdings’ Class B non-voting common stock. Arnold L. Chavkin, a director nominee of Holdings, is an officer of the managing member of J.P. Morgan Partners (23A SBIC), LLC.

Affiliates of J.P. Morgan Chase & Co. have performed various financial advisory, investment banking and commercial banking services from time to time for Triton and its affiliates. J.P. Morgan Securities Inc. acted as an initial purchaser of our 9 3/8% notes issued in January 2001, our 8 3/4% notes issued in November 2001 and our 8 1/2% notes issued in June 2003.

An affiliate of J.P. Morgan Chase & Co. served as a lender and agent under our old credit facility and another affiliate serves as a lender and agent under our new credit facility. Each of the lenders and agents under our old credit facility received, and those under our new credit facility will receive, customary fees and expenses in connection with such credit facilities. For the year ended December 31, 2002, affiliates of J.P. Morgan Chase & Co. received approximately $2,288,148 in their capacity as lender and agent under our old credit facility.

In February 2001, Holdings and certain selling stockholders sold an aggregate of 6.9 million shares of Class A common stock in a registered public offering, and in December 2001, certain selling stockholders sold an aggregate of 7.2 million shares of Class A common stock in a registered public offering. Affiliates of Arnold L. Chavkin and Rohit M. Desai, both currently directors of Holdings, were selling stockholders in both offerings. Pursuant to the registration rights provisions of the stockholders’ agreement, Holdings paid most of the expenses incurred in connection with these offerings, and the selling stockholders paid the underwriting discounts and commissions.

Triton has entered into letter agreements with several of its management employees and with its independent directors. Under the letter agreements, these individuals were issued shares of Holdings’ Class A common stock that generally vest at 20% per year over a five-year period.

Triton was associated with Triton Cellular Partners L.P. by virtue of certain management overlap. Triton Cellular consummated the sale of substantially all of its assets in April 2000. As part of this association, certain costs were incurred on behalf of Triton Cellular and subsequently reimbursed to Triton. Such costs totaled $714,000 during 2000. In addition, pursuant to an agreement between Triton and Triton Cellular, allocations for management services rendered were charged to Triton Cellular. Such allocations totaled $196,000 for 2000.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of July 1, 2003, the number of shares of Holdings’ Class A common stock beneficially owned by (i) each current director, (ii) each director nominee, (iii) each current executive officer, (iv) all current directors and executive officers as a group and (iv) each of Holdings’ stockholders who, based on Holdings’ records, was known to Holdings to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Class A common stock. The number of shares of Class A common stock outstanding as of the date of this table, June 30, 2003, was 60,917,423.

Name and Address of Beneficial Owner (1)	Number of Voting Shares Beneficially Owned		Percentage of Voting Shares Beneficially Owned
Michael E. Kalogris	3,061,136	(7)	5.0
David D. Clark	581,773	(8)	*
Daniel E. Hopkins	212,827	(9)	*
William A. Robinson	161,053	(10)	*
Glen Robinson	240,973	(11)	*
Scott I. Anderson	40,143	(12)	*
John D. Beletic	48,843	(13)	*
Arnold L. Chavkin(2)	23,750	(14)	*
Rohit M. Desai(3)	38,750	(15)	*
J.P. Morgan Partners (23A SBIC), LLC(2)	9,014,157		14.8
Desai Capital Management Incorporated(3)	9,177,409	(16)	15.1
AT&T Wireless PCS LLC(6)	12,504,720	(17)	17.0
T. Rowe Price Associates, Inc.(5)	4,772,900	(18)	7.8
Morgan Stanley(6)	3,456,140	(19)	5.7
All directors and executive officers as a group (9 persons)	4,409,248		7.2%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address of each person listed in this table is c/o Triton Management Company, 1100 Cassatt Road, Berwyn, Pennsylvania 19312.

(2)	Mr. Chavkin is an Executive Vice President of the managing member of J.P. Morgan Partners (23A SBIC), LLC and an Executive Partner of J.P. Morgan Partners, LLC. Mr. Chavkin disclaims beneficial ownership of any shares held by J.P. Morgan Partners (23A SBIC), LLC, except to the extent of his pecuniary interest therein. The address of J.P. Morgan Partners (23A SBIC), LLC is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020. In addition to the shares of Class A common stock listed in the table, J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. hold 7,549,104 shares and 376,995 shares, respectively, of Class B non-voting common stock, which constitutes all of the outstanding shares of Class B non-voting common stock. The Class B non-voting common stock is convertible on a one-for-one basis into shares of Class A common stock, provided that J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. can only convert their shares at a time when they are not an affiliate of Triton or upon sale to a person that is not an affiliate of Triton. If J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. converted all of their shares of Class B non-voting common stock into Class A common stock, such shares would represent 9.7% of the outstanding shares of Class A common stock. J.P. Morgan Partners (23A SBIC) LLC, J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. are subsidiaries of J.P. Morgan Chase & Co.

(3)	Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated. Mr. Desai disclaims beneficial ownership of any shares held by such entity. The address of Desai Capital Management Incorporated is 410 Park Avenue, New York, New York 10022.

(4)	The address of AT&T Wireless Services and AT&T Wireless PCS LLC is 7277 164th Avenue, NE, Building 1, Redmond, Washington 98052.

(5)	The information contained in the table and these footnotes with respect to T. Rowe Price Associates, Inc. is based solely on a filing on Schedule 13G reporting beneficial ownership as of December 31, 2002. The business address of the reporting party is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)	The information contained in the table and these footnotes with respect to Morgan Stanley is based solely on a filing on Schedule 13G reporting beneficial ownership filed with the Securities and Exchange Commission on February 18, 2003. The business address of the reporting entity is 1585 Broadway, New York, New York 10036.

(7)	Includes 46,233 shares of Class A common held under an amended and restated common stock trust agreement for management employees and independent directors, of which Mr. Kalogris is trustee. Of the remaining 3,014,903 shares of Class A common stock reported in the table, 682,500 shares are subject to forfeiture in accordance with Mr. Kalogris’ employment agreement.

(8)	Of the 581,773 shares of Class A common stock reported in the table, 294,422 shares are subject to forfeiture according to the terms of Mr. Clark’s employment agreement.

(9)	Of the 212,827 shares of Class A common stock reported in the table, 124,223 shares are subject to forfeiture according to the terms of letter agreements, dated as of July 15, 1999, November 24, 2000, May 1, 2001, May 1, 2002 and May 1, 2003, between Triton and Mr. Hopkins.

(10)	Of the 161,053 shares of Class A common stock reported in the table, 124,225 shares are subject to forfeiture according to the terms of letter agreements, dated as of June 30, 1999, August 15, 2000, May 1, 2001, May 1, 2002 and May 1, 2003, between Triton and Mr. W. Robinson.

(11)	Includes 85,546 shares of Class A common stock held directly by Mr. G. Robinson’s spouse. Mr. G. Robinson disclaims beneficial ownership of any shares held by his spouse. Of the 155,427 shares of Class A common stock held by Mr. G. Robinson and reported in the table, 120,000 shares are subject to forfeiture according to the terms of letter agreements, dated as of May 23, 2000, May 1, 2001, May 1, 2002 and May 1, 2003, between Triton and Mr. G. Robinson.

(12)	Of the 40,143 shares of Class A common stock reported in the table, 14,000 shares are subject to forfeiture according to the terms of an agreement dated June 24, 2002, between Triton and Mr. Anderson.

(13)	Of the 48,843 shares of Class A common stock reported in the table, 14,000 shares are subject to forfeiture according to the terms of an agreement dated June 24, 2002, between Triton and Mr. Beletic. Includes 800 shares of Class A common stock held directly by Mr. Beletic’s daughter. Mr. Beletic disclaims beneficial ownership of any shares held by his daughter.

(14)	Of the 23,750 shares of Class A common stock reported in the table, 19,000 shares are subject to forfeiture according to the terms of an agreement dated July 1, 2002, between Triton and Mr. Chavkin.

(15)	Of the 38,750 shares of Class A common stock reported in the table, 19,000 shares are subject to forfeiture according to the terms of an agreement dated July 1, 2002, between Triton and Mr. Desai.

(16)	Consists of 4,936,832 shares of Class A common stock held by Private Equity Investors III, L.P. and 4,240,577 shares of Class A common stock held by Equity-Linked Investors-II, each an affiliate of Desai Capital Management Incorporated. The address for Private Equity Investors III, L.P. and Equity-Linked Investors-II is c/o Desai Capital Management Incorporated, 410 Park Avenue, New York, New York 10022.

(17)	Consists of 543,683.47 shares of Series D preferred stock convertible into 12,504,720 shares of Class A common stock. Shares of Series D preferred stock are convertible into an equivalent number of shares of Series C preferred stock at any time, and shares of Series C preferred stock are convertible into shares of Class A common stock or Class B non-voting common stock at any time. AT&T Wireless PCS also holds 732,371 shares of Holdings’ Series A preferred stock. The Series A preferred stock provides for cumulative dividends at an annual rate of 10% on the $100 liquidation value per share plus unpaid dividends. These dividends accrue and are payable quarterly; however, we may defer all cash payments due to the holders until June 30, 2008, and quarterly dividends are payable in cash thereafter. To date, all such dividends have been deferred, and as of December 31, 2002, the aggregate liquidation value plus accrued and unpaid dividends was $127.0 million. The Series A preferred stock is redeemable at the option of its holders beginning in 2018 and at our option, at its liquidation value plus unpaid dividends, on or after February 4, 2008. On and after February 4, 2006, the Series A preferred stock is also convertible at the option of its holders for shares of our Class A common stock having a market value equal to the liquidation value plus unpaid dividends on the Series A preferred stock.

(18)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(19)	Morgan Stanley is reporting solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, Morgan Stanley Capital Services Inc., a wholly owned subsidiary of Morgan Stanley. Accounts managed on a discretionary basis by Morgan Stanley Capital Services Inc. are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of Class A common stock; no such account holds more than 5% of the Class A common stock.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In this section, Triton, we and us each refers to Triton PCS, Inc. and not to any of its subsidiaries. Triton initially sold the outstanding notes to Lehman Brothers Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Rabo Securities USA, Inc. The initial purchasers subsequently placed the outstanding notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act and qualified buyers outside the United States in reliance on Regulation S under the Securities Act.

As a condition to the sale of the outstanding notes, Triton and the initial purchasers entered into a registration rights agreement under which Triton agreed that, unless the exchange offer is not permitted by applicable law or SEC policy, it would file with the SEC a registration statement, of which this prospectus is a part, under the Securities Act with respect to the notes by September 11, 2003, use its commercially reasonable efforts to keep the exchange offer open at least 20 business days after the date notice is mailed to the holders of the outstanding notes and consummate the exchange offer by December 10, 2003. Triton is offering the registered notes in exchange for tender of the outstanding notes. For each outstanding note tendered to Triton in response to this exchange offer, the holder of an outstanding note will receive a registered note having an original principal amount equal to that of the tendered outstanding note.

Based upon interpretations by the SEC staff set forth in certain no-action letters to third parties, including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), we believe that the registered notes issued under this exchange offer in exchange for the outstanding notes, in general, will be freely tradeable after the exchange offer, without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of outstanding notes who is a Triton “affiliate,” within the meaning of Rule 501(b) of Regulation D under the Securities Act, who does not acquire the registered notes in the ordinary course of business, or who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes could not rely on the SEC staff position enunciated in such no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A holder’s failure to comply with those requirements in such an instance may result in that holder incurring liability under the Securities Act. We do not assume or indemnify you against any such liability.

As the above-mentioned no-action letters contemplate, each holder accepting the exchange offer is required to represent to us, in a letter of transmittal, that:

•	the registered notes are to be acquired by the holder or the person receiving such registered notes, whether or not such person is the holder, in the ordinary course of business;

•	the holder or any such other person is not engaging and does not intend to engage in the distribution of the registered notes;

•	the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the registered notes;

•	neither the holder nor any such other person is an affiliate of Triton within the meaning of Rule 501(b) of Regulation D under the Securities Act; and

•	the holder or any such other person acknowledges that if that holder or such other person participates in the exchange offer for the purpose of distributing the registered notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any such resale and cannot rely on the above-mentioned no-action letters.

As indicated above, each participating broker-dealer that receives a registered note for its own account in exchange for outstanding notes must acknowledge that it:

•	acquired the outstanding notes for its own account as a result of market- making activities or other trading activities;

•	has not entered into any arrangement or understanding with Triton or any Triton affiliate (within the meaning of Rule 501(b) of Regulation D under the Securities Act) to distribute the registered notes to be received in the exchange offer; and

•	will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes.

For a description of the procedures for resales by participating broker- dealers, see “Plan of Distribution.”

In the event that prior to the consummation of the exchange offer,

•	Triton or a majority of the holders of the aggregate principal amount of the notes reasonably determine in good faith, based on the opinion of counsel, that:

(i)	the registered notes would not be tradable by holders who are not affiliates of Triton without restrictions under the Securities Act or applicable blue sky or state securities laws; or

(ii)	the SEC is unlikely to permit the consummation of the exchange offer; and/or

•	subsequent to the consummation of a private exchange, the holders of a majority in aggregate principal amount of private exchange securities so request with respect to private exchange securities; and/or

•	the exchange offer is commenced and not consummated by December 10, 2003 for any reason;

then Triton will:

•	deliver notice to the holders of the notes and the trustee of the occurrence of any of the events set forth above;

•	use commercially reasonable efforts to file a shelf registration statement covering resales of the outstanding notes within 45 days of the delivery of the shelf notice described above;

•	use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 60 days of the filing of the shelf registration statement; and

•	use commercially reasonable efforts to keep the shelf registration statement continuously effective until the notes are no longer “restricted securities,” within the meaning of Rule 144 under the Securities Act or such shorter period ending when all of the outstanding notes covered by the shelf registration statement have been sold as contemplated in the shelf registration statement or a subsequent shelf registration statement covering all of the outstanding notes has been declared effective under the Securities Act.

Triton will, if and when it files the shelf registration statement, provide to each applicable holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement. A holder that sells the outstanding notes under the shelf registration statement generally:

•	must be named as a selling security holder in the related prospectus;

•	must deliver a prospectus to purchasers;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	will be bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification obligations.

In addition, each of the outstanding noteholders must deliver information to Triton, to be used in connection with the shelf registration statement, in order to have his or her outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the foregoing paragraph.

In the event that:

•	neither the exchange registration statement of which this prospectus is a part nor the shelf registration has been filed with the SEC on or prior to September 11, 2003;

•	neither the exchange registration statement of which this prospectus is a part nor the shelf registration statement has been declared effective by the SEC on or prior to November 10, 2003;

•	the exchange offer is not consummated on or prior to December 10, 2003;

•	the exchange registration statement ceases to be effective at any time prior to the consummation of the exchange offer; or

•	if applicable, the shelf registration statement has been declared effective and ceases to be effective at any time prior to the time that all of the notes are no longer “restricted securities,” within the meaning of Rule 144 under the Securities Act (each event described above being a registration default), then we will pay additional interest (in addition to the interest otherwise due on the notes) on the notes during the first 90-day period immediately following the occurrence of each registration default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until all registration defaults are cured, up to a maximum aggregate amount of additional interest of 1.00% per annum with respect to all registration defaults. The additional interest will cease accruing on the notes when all registration defaults, have been cured, and no additional interest will accrue on an outstanding note when the note is covered by an effective shelf registration statement.

Outstanding noteholders must:

•	make certain representations to us in order to participate in the exchange offer;

•	deliver information to be used in connection with the shelf registration statement, if required; and

•	provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the shelf registration statement.

The preceding summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See “—Expiration Date; Extensions; Amendments.” Triton will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding notes surrendered pursuant to the exchange offer. Holders may tender some or all of their outstanding notes in response to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that:

•	the registered notes have been registered under the Securities Act and, therefore, the registered notes will not bear legends restricting their transfer; and

•	holders of the registered notes will not be entitled to any of the rights of holders of outstanding notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

The registered notes will evidence the same indebtedness as the outstanding notes (which they replace) and will be issued under, and be entitled to the benefits of, the indenture governing the outstanding notes, so that both the outstanding notes and the registered notes will be treated as a single series of debt securities under the indenture. For a description of the indenture, see “Description of the Notes.”

As of the date of this prospectus, $725,000,000 aggregate principal amount of notes were outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, known as “DTC.” Only a registered holder of the outstanding notes (or such holder’s legal representative or attorney-in-fact) as reflected on the records of the trustee under the indenture may participate in the exchange offer. We have fixed the close of business on August [            ], 2003 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of the outstanding notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC related to such offers.

We shall be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to that effect to The Bank of New York, which is the exchange agent. The exchange agent will act as agent and attorney-in-fact for the tendering holders of outstanding notes for the purposes of receiving the registered notes from Triton as set forth in the letter of transmittal.

If any tendered outstanding notes are not accepted for exchange pursuant to the exchange offer for any reason, certificates for any such unaccepted outstanding notes will be returned (except as noted in the letter of transmittal with respect to tenders through DTC), without expense, to the tendering holder as promptly as practicable after the exchange offer’s expiration date.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

We shall keep the exchange offer open for at least 20 business days, or longer if required by applicable law. The expiration date shall be 5:00 p.m., New York City time, on August [            ], 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend the exchange offer.

If we decide to extend the offer, we will notify the exchange agent of any extension by oral or written notice, will mail an announcement of the extension to the registered holders of the outstanding notes, and will issue a press release or other public announcement which shall include disclosure of the approximate number of outstanding notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Triton reserves the absolute right, in its sole discretion:

•	to delay accepting any outstanding notes;

•	to extend the exchange offer;

•	if any conditions set forth below under “—Conditions” shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

We will give oral or written notice of any delay in acceptance, extension, termination or amendment to the registered holders as promptly as practicable.

Procedures for Tendering

Only a registered holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder of outstanding notes must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile to the exchange agent, together with all other required documents, at the address set forth below under “—Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the outstanding notes, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below and an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

Delivery of documents to the book-entry transfer facility in accordance with its procedure does not constitute delivery to the exchange agent.

DTC has authorized DTC participants that hold outstanding notes on behalf of beneficial owners of the outstanding notes to tender their outstanding notes as if they were holders. To effect a tender of outstanding notes, DTC participants should either:

•	complete and sign the letter of transmittal, or a manually signed facsimile thereof, have the signature guaranteed if required by the instructions, and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure set forth in “Procedures for Tendering;” or

•	transmit their acceptance to DTC through the DTC automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in “—Book-Entry Transfer.”

By executing the letter of transmittal or an agent’s message, each holder will make to Triton the representations set forth above in the fourth paragraph under the heading “—Purpose and Effect of the Exchange Offer” and the last paragraph under the heading “—Procedures for Tendering.”

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and Triton in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal or agent message.

The method of delivery of certificates for outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the holder’s election and sole risk and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. As an alternative to mail delivery, holders may wish to consider overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to Triton. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them. Neither Triton nor the exchange agent is under any obligation to notify any tendering holder of Triton’s acceptance of tendered outstanding notes prior to the completion of the exchange offer.

Any beneficial owner(s) of the outstanding notes whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal described below (see “—Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution (as described below) unless the outstanding notes tendered pursuant thereto are tendered, respectively:

•	by a registered holder who has not completed the box titled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal (each, an eligible institution).

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes, with the signature guaranteed by an eligible institution. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Triton, evidence satisfactory to Triton of their authority to so act must be submitted with the letter of transmittal. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may utilize DTC’s Automated Tender Offer Program to tender outstanding notes.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions of the exchange offer or defects or irregularities in tenders of notes as to any ineligibility of any holder who seeks to tender outstanding notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions in the letter of transmittal) will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until those defects or irregularities have been cured or waived. If the exchange agent receives any outstanding notes that are not validly tendered, and as to which the defects or irregularities have not been cured or waived, the exchange agent will return them to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

While we have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth below under  “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, each holder of outstanding notes will represent to Triton in a letter of transmittal that, among other things, (i) if the holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, and (ii) if the holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985.

Acceptance of Outstanding Notes for Exchange; Delivery of Registered Notes

For each outstanding note we accept for exchange, the holder will receive a registered note having a principal amount equal to that of the surrendered outstanding note. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered outstanding notes for exchange when, as and if Triton has given oral or written notice to that effect to The Bank of New York, as exchange agent.

In all cases, we will issue registered notes for outstanding notes that are accepted for exchange under the exchange offer only after the exchange agent’s timely receipt of

•	certificates for such outstanding notes, or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal or agent’s message and all other required documents.

If we do not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are withdrawn or are submitted for a greater principal amount at maturity than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged outstanding notes will be returned without expense to the tendering holder thereof, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such outstanding notes will be credited to an account maintained with DTC, as promptly as practicable.

Book-Entry Transfer

The Bank of New York, as exchange agent, will establish a new account or use an existing account for the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of outstanding notes may make book-entry tender of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with the DTC’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, with any required signature guarantees or an agent’s message and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent, forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the outstanding notes, stating:

•	the aggregate principal amount of outstanding notes which have been tendered by such participant;

•	that such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	that Triton may enforce that agreement against the participant.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and:

•	whose outstanding notes are not immediately available; and

•	who cannot deliver their certificates for outstanding notes (or comply with the procedures for book-entry prior to the expiration date), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date;

may effect a tender if:

(a)	the tender is made by or through an eligible institution;

(b)	prior to the expiration date, the exchange agent receives from a holder and an eligible institution properly completed and duly executed notice of guaranteed delivery substantially in the form provided by Triton (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of the tendered outstanding notes, the principal amount of tendered outstanding notes and stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an agent’s message), together with the tendered outstanding notes and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

(c)	the certificates representing the tendered outstanding notes in proper form for transfer (or a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account with DTC), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal are received within five New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, an additional copy of the notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holder of outstanding notes may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on August [            ], 2003; otherwise such tenders are irrevocable.

To withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes, or in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which to register the outstanding notes, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, in its sole discretion. This determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no registered notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. We will return to the holder any outstanding notes which have been tendered but which are not accepted for exchange, without expense to the holder, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange the registered notes for, any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the outstanding notes, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, might impair materially our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to Triton or any of its subsidiaries;

•	any law, statute, rule, regulation or interpretation by the SEC staff is proposed, adopted or enacted, which, in our judgment, might impair materially our ability to proceed with the exchange offer, or impair materially our contemplated benefits from the exchange offer; or

•	any governmental approval has not been obtained, which approval we shall, in our discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•	extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes (see “—Withdrawal of Tenders”); or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all validly tendered outstanding notes that have not been withdrawn.

We shall keep the exchange offer open for at least 20 business days, or longer if applicable law so requires, including, in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension under applicable law, after the date we mail notice of the exchange offer to outstanding noteholders.

Termination of Certain Rights

All rights under the registration rights agreement, including registration rights, of holders of the outstanding notes eligible to participate in the exchange offer will terminate upon consummation of the exchange offer except with respect to Triton’s continuing obligations to:

•	indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act;

•	provide, upon the request of any holder of a transfer-restricted outstanding note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the outstanding notes pursuant to Rule 144A;

•	to use its best efforts to keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted outstanding notes by broker-dealers for a period of up to 180 days from the expiration date; and

•	provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to 180 days after the expiration date.

Exchange Agent

The Bank of New York has been appointed as exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for additional copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Hand or Overnight Delivery: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – Lobby Window New York, New York 10286 Attention: Mr. Kin Lau	Facsimile Transmissions: (Eligible Institutions Only) (212) 298-1915 To Confirm by Telephone or for Information Call: (212) 815-3750	By Registered or Certified Mail: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7E New York, New York 10286 Attention: Mr. Kin Lau

Delivery to an address other than as set forth above or transmission via a facsimile number other than the one listed above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, facsimile, telephone or in person by officers and regular employees of ours and our affiliates or our agents.

We have not retained any dealer-manager in connection with the exchange offer, and we will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	registered notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the registered notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The exchange offering expenses will be expensed over the term of the registered notes.

Consequence of Failures to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

The outstanding notes that are not exchanged for the registered notes pursuant to the exchange offer will remain restricted securities. Accordingly, those outstanding notes may be offered, resold, pledged or otherwise transferred only:

•	so long as the outstanding notes are eligible for resale under Rule 144A, to a person who the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act;

•	to Triton, upon redemption thereof or otherwise; or

•	pursuant to an effective registration statement under the Securities Act.

Any resale of outstanding notes must comply with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

DESCRIPTION OF THE NOTES

In this section, Triton, we, us and our each refers to Triton PCS, Inc. and not to any of its subsidiaries. The 8 1/2% notes were issued under an indenture among Triton, the guarantors and The Bank of New York, as trustee.

The following is a summary of the material terms of the indenture governing the 8 1/2% senior notes due 2013. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. When we refer to particular provisions of the indenture or the registration rights agreement, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture and the registration rights agreement.

In addition, many of the terms used in this section have special meanings ascribed to them under the subheading “—Certain Definitions.”

Principal, Maturity and Interest

The 8 1/2% notes are general unsecured obligations of Triton. The 8 1/2% notes were issued in an aggregate principal amount of $725.0 million. We may issue additional amounts of 8 1/2% notes under the indenture in one or more series from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness.” We will treat additional 8 1/2% notes as a single series for all purposes under the indenture.

The 8 1/2% notes will mature on June 1, 2013. Cash interest will accrue on the 8 1/2% notes at 8 1/2% per annum from June 13, 2003 and will be payable semi-annually on June 1 and December 1 of each year to the holder in whose name a 8 1/2% note is registered at the close of business on the preceding May 15 or November 15, as the case may be. Cash interest on the 8 1/2% notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 13, 2003. We will compute cash interest on the 8 1/2% notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the 8 1/2% notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee’s corporate trust office or by check mailed to a holder’s registered address.

Optional Redemption

The 8 1/2% notes are subject to redemption, at our option, in whole or in part, at any time on or after June 1, 2008 and prior to maturity, upon not less than 30 nor more than 60 days’ notice mailed to each holder of 8 1/2% notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We will redeem the 8 1/2% notes at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if any, up to but excluding the date fixed for redemption and subject to the right of noteholders on the relevant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on June 1, 2008, of the years indicated:

Year	Redemption Price
2008	104.250%
2009	102.833%
2010	101.417%
2011 and thereafter	100.000%

In addition, prior to June 1, 2006, Triton may redeem up to 35% of the aggregate principal amount of the 8 1/2% notes issued under the indenture, at a redemption price equal to 108.5% of the principal amount of the 8 1/2% notes being redeemed, plus accrued and unpaid interest, if any, with the net proceeds of one or more equity offerings of qualified stock of Triton or Holdings. However, at least 65% of the aggregate principal amount of 8 1/2% notes originally issued under the indenture must remain outstanding immediately after giving effect to the redemption. Notice of redemption under this paragraph must be mailed to noteholders not later than 60 days following the completion of the relevant equity offering.

The trustee may select the 8 1/2% notes for any partial redemption in accordance with the rules of any national securities exchange on which the 8 1/2% notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of 8 1/2% notes to be redeemed prior to the redemption date. On and after the redemption date, the 8 1/2% notes or portions of 8 1/2% notes called for redemption will cease to accrue interest.

The 8 1/2% notes do not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and interest, including additional interest on, and all other obligations in respect of each and all of the 8 1/2% notes constitute senior unsecured obligations and rank senior in right of payment to all of our existing and future obligations that are by their terms subordinated in right of payment to the 8 1/2% notes, rank equally in right of payment with all of our existing and future unsecured, unsubordinated debt, and are effectively subordinated in right of payment to all of our senior secured debt, including future borrowings, if any, under our new revolving credit facility, to the extent of the value of the assets securing such debt.

The notes are also effectively subordinated to all existing and future obligations, including indebtedness, of any unrestricted subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries over the claims of Triton and the holders of Triton’s indebtedness, including the 8 1/2% notes.

After giving effect to the private sale of the 8 1/2% notes and the application of the net proceeds therefrom, we have approximately $5.0 million aggregate principal amount of secured indebtedness outstanding. In addition, borrowings under our new revolving credit facility will be secured. Although the indenture contains limitations on the amount of additional secured indebtedness that we and our restricted subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “—Certain Covenants—Limitation on Incurrence of Indebtedness” and “—Limitation on Liens.”

The Guarantees

The indenture provides that the guarantors of the 8 1/2% notes will, jointly and severally, unconditionally guarantee on a senior basis all of our obligations under the indenture, including our obligation to pay principal, premium, if any, and interest, including additional interest, with respect to the 8 1/2% notes. All of our direct and indirect subsidiaries existing as of the date of this prospectus, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (our indirect subsidiaries that hold our real property and leasehold interests and FCC licenses, respectively), are guarantors on a full, unconditional, and joint and several basis. Such non-guarantor subsidiaries have no revenues, no outstanding indebtedness and hold assets with a carrying value of approximately $381.4 million at March 31, 2003. Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor’s guarantee will be limited to the maximum amount which, after the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries that are not guarantors of the 8 1/2% notes to become a direct or indirect obligor under, or in respect of, any indebtedness with certain exceptions without causing each such subsidiary to become a guarantor of our obligations under the 8 1/2% notes. Any subsidiary in that situation shall:

•	execute and deliver a supplemental indenture in a form reasonably satisfactory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the 8 1/2% notes and the indenture on the terms set forth in the indenture; and

•	deliver to the trustee an opinion of counsel that the supplemental indenture has been duly authorized, executed and delivered by the subsidiary and constitutes a valid and legally binding and enforceable obligation of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of all senior credit facilities shall be released from its guarantee upon delivery of an officers’ certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor’s capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposition except that the aggregate consideration was not in excess of $5.0 million, and:

•	the net available proceeds from the asset disposition are used in accordance with the covenant limiting asset dispositions; or

•	we deliver to the trustee an officers’ certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within specified time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of the second clause above.

We may, at our option, cause any of our subsidiaries to be a guarantor.

Each guarantor’s obligations under its guarantee of the 8 1/2% notes constitute its senior unsecured obligations and rank senior in right of payment to all such guarantor’s existing and future obligations that are by their terms subordinated in right of payment to the 8 1/2% notes, rank equally in right of payment with all of its existing and future unsecured, unsubordinated debt, and are effectively subordinated in right of payment to all of its senior secured debt, including its guaranty of our obligations under our new revolving credit facility, to the extent of the value of the assets securing such debt.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, incur any indebtedness, including acquired indebtedness, except:

(1)	indebtedness incurred by us, if after giving effect to the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay indebtedness, complete an asset acquisition or make any restricted payment, the ratio of total consolidated indebtedness to annualized pro forma consolidated operating cash flow is less than 7.0 to 1.0; provided, however, that such indebtedness proposed to be incurred may not be senior indebtedness unless, after giving effect to the incurrence, receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(2)	indebtedness that we and any guarantor incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $250.0 million, less the amount in excess of $50.0 million incurred and outstanding pursuant to clause (3) below, in the aggregate for all such senior credit facilities; provided, however, that, after giving effect to such incurrence and the receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(3)	indebtedness that we and any guarantor have outstanding from time to time according to the terms of any vendor credit arrangement in a principal amount at any one time outstanding not to exceed $50.0 million, plus an amount equal to the unused and available amount under clause (2) above; provided, however, that, after giving effect to such incurrence and the receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(4)	indebtedness we owe to any guarantor or indebtedness a guarantor owes to us or to any guarantor. However, upon either:

(a)	a restricted subsidiary’s or our transfer or disposition of any indebtedness permitted under this clause to a person other than us or a guarantor; or

(b)	the issuance of shares, other than directors’ qualifying shares, or the sale, transfer or other disposition of shares of such guarantor’s capital stock or other ownership interests, including by consolidation or merger, to a person other than us or a guarantor, the exception provided by this paragraph (4) shall no longer be applicable to that indebtedness and the indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposition, as the case may be;

(5)	indebtedness under any interest rate agreement to the extent entered into to protect us or a guarantor from fluctuations in interest rates on any other indebtedness permitted by the indenture, including the 8 1/2% notes, and not for speculative purposes;

(6)	indebtedness incurred to refinance any indebtedness incurred under our 8 1/2% notes, our 9 3/8% notes and our 8 3/4% notes, the guarantees of any such notes, or paragraphs (1) or (3) above. However, such indebtedness may not exceed:

(a)	the principal amount, or accreted value, if less, of the indebtedness so refinanced plus

(b)	the amount of any premium that must be paid in connection with the refinancing according to its terms or the amount of any premium the issuer of the indebtedness reasonably determines is necessary to accomplish the refinancing by means of:

•	a tender offer;

•	an exchange offer; or

•	a privately negotiated repurchase

plus

(c)	the expenses that the issuer of the indebtedness reasonably incurs in connection with the refinancing.

Further, any indebtedness incurred to refinance indebtedness that is ranked equally in right of payment with the 8 1/2% notes must rank equally in right of payment with or subordinate to the 8 1/2% notes in right of payment, and any refinancing indebtedness that is subordinate to the 8 1/2% notes in right of payment must be made subordinate to the 8 1/2% notes on terms no less favorable to the noteholders than those contained in the indebtedness being refinanced. Either way, the refinancing indebtedness may not have an average life less than the remaining average life of the indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the indebtedness is issued. Finally we, or the obligor on the indebtedness being refinanced, must be the party incurring the refinancing indebtedness;

(7)	our indebtedness under the exchange notes and any other unrestricted securities issued in exchange for the 8 1/2% notes and the guarantors’ indebtedness under the guarantee of the 8 1/2% notes incurred in accordance with the indenture;

(8)	our or any restricted subsidiary’s capital lease obligations regarding leasing of tower sites and equipment. However, capital lease obligations incurred pursuant to this clause (8) shall not exceed $50.0 million in aggregate principal amount at any time outstanding;

(9)	our or any guarantor’s indebtedness consisting of a guarantee of indebtedness otherwise permitted to be incurred by another provision of this covenant;

(10)	our or any restricted subsidiary’s indebtedness in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

(11)	our or any guarantor’s indebtedness not otherwise permitted to be incurred under clauses (1) through (10) above which, together with any other outstanding indebtedness incurred under this clause, has an aggregate principal amount not in excess of $100.0 million at any time outstanding.

Indebtedness of an entity that exists at the time the entity becomes a restricted subsidiary, or that is secured by a lien on an asset we or a restricted subsidiary acquired, whether or not the acquiring entity assumes the indebtedness, shall be deemed incurred at the time the entity becomes a restricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of indebtedness in any manner that would comply with this covenant at the time of reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

Limitation on Restricted Payments

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, engage in the transactions set forth below, each of which constitutes a restricted payment:

(1)	declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

(2)	purchase, redeem or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidiary;

(3)	make any investment other than a permitted investment in any entity, other than us or a restricted subsidiary; or

(4)	redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated indebtedness;

if, at the time of such restricted payment:

(A)	a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

(B)	immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above unless, prior to July 1, 2004, our total consolidated indebtedness is less than or equal to 75% of our total invested capital; and

(C)	immediately after giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made on or after December 31, 2000, including any designation amount, as defined below in “—Limitation on Designations of Unrestricted Subsidiaries,” exceeds the sum, without duplication, of:

(a)	the amount of:

•	our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, less

•	150% of our cumulative consolidated interest expense after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, plus

(b)	100% of the aggregate net cash proceeds, other than excluded cash proceeds, and 75% of the fair market value of non-cash proceeds, as reasonably determined by our Board of Directors, which we receive as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after April 29, 1998, excluding in each case:

•	the proceeds from a sale of qualified stock to a restricted subsidiary; and

•	the proceeds from a sale, other than from a public sale, of qualified stock, if the proceeds are applied to optionally redeem 8 1/2% notes prior to June 1, 2006 plus

(c)	100% of the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our Board of Directors, that we or any restricted subsidiary receive from the sale, disposition or repayment, other than to us or a restricted subsidiary, of any investment made after April 29, 1998 that constituted a restricted payment in an amount equal to the lesser of:

•	the return of capital with respect to the investment, and

•	the initial amount of the investment,

in either case, less the cost of disposition of the investment,

plus

(d)	an amount equal to the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, made by us and/or any of our restricted subsidiaries, in any subsidiary that has been designated as an unrestricted subsidiary after April 29, 1998, upon its redesignation as a restricted subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries,”

less

(e)	the amount of all restricted payments made by us or our restricted subsidiaries between April 29, 1998 and prior to January 1, 2001.

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds we receive from, or as a capital contribution in connection with, the issuance of qualified stock, either upon the conversion of convertible indebtedness of ours or of any of our restricted subsidiaries, in exchange for outstanding indebtedness of ours or of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the issuance of such indebtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.

For purposes of the preceding clause (d), the value of the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary’s investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date we or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

(i)	payment of any dividend or distribution within 60 days after the date the dividend or distribution is declared, if payment of the dividend or distribution at the date of declaration would comply with the provisions of the indenture;

(ii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from a substantially concurrent issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006;

(iii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement, defeasance or other acquisition of our subordinated indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive from, or out of a capital contribution made to us in connection with a substantially concurrent issuance and sale, other than to a restricted subsidiary, of

(a)	qualified stock, provided that the net cash proceeds from the qualified stock:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006; or

(b)	other subordinated indebtedness of ours that has an average life equal to or greater than the average life of the subordinated indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(iv)	so long as no default or event of default under the indenture has occurred and is continuing, the making of a direct or indirect investment constituting a restricted payment in an amount not to exceed the amount of the proceeds of a capital contribution in respect of qualified stock or from our issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006;

(v)	so long as no default or event of default under the indenture has occurred and is continuing, dividends or distributions we make to Holdings for repurchase, redemption, acquisition or retirement for value of any capital stock of Holdings held by any member of its management, or of us or of any of our subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; however:

•	the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period,

•	any unused amount in any twelve-month period may be carried forward to one or more future periods, and

•	the amount available to us as of the issue date under this clause (v) shall be equal to $2.0 million plus the amount available to us as of the issue date for such payments pursuant to the comparable clause of any of the indenture governing the terms of our 11% notes, the indenture governing the terms of our 8¾% notes, the indenture governing the terms of our 9 3/8% notes or the indenture governing the terms of our 8 1/2% notes.

(vi)	the purchase, redemption or retirement of our outstanding 11% notes.

Restricted payments made pursuant to clauses (i) and (v) above shall be included in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (ii), (iii), (iv) and (vi) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

(1)	pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to us or any other restricted subsidiary;

(2)	make any investment in us or any other restricted subsidiary; or

(3)	transfer any of its property or assets to us or to any other restricted subsidiary,

except for encumbrances or restrictions existing under or by reason of:

(a)	any agreement in effect on the issue date as that agreement was in effect on the issue date;

(b)	any senior credit facilities or vendor credit arrangement so long as the encumbrance or restriction is applicable only to the property or assets that are the subject of such vendor credit arrangement;

(c)	any agreement relating to any indebtedness incurred by a restricted subsidiary prior to the date on which we acquired it, and outstanding and not incurred in anticipation or contemplation of becoming a restricted subsidiary, so long as the encumbrance or restriction does not apply to any property or assets of ours or of any restricted subsidiary other than the acquired restricted subsidiary;

(d)	customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock of a restricted subsidiary or assets of any restricted subsidiary, so long as the encumbrance or restriction is applicable only to the restricted subsidiary or the property and assets that are the subject of such agreement;

(e)

any agreement effecting a refinancing or amendment of indebtedness incurred under any agreement referred to in sub-clause (a) above, so long as the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

•	the board of Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Holdings, or

•	our board if, at the time of the refinancing or amendment, we are not a subsidiary of Holdings;

(f)	the indenture;

(g)	applicable law or any applicable rule, regulation or order;

(h)	customary provisions restricting the assignment of contracts or restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;

(i)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant;

(j)	restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with the covenant described under “—Limitation on Liens” below and restrict the transfer of property subject to the agreements; or

(k)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Liens

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to any capital stock, property or assets of ours or those of our restricted subsidiaries, in each case created or acquired to secure any indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the 8 1/2% notes and all other amounts due under the indenture equally and ratably with the indebtedness or, in the event the indebtedness is subordinated indebtedness, prior to the indebtedness, as to the property or assets for so long as the indebtedness shall be so secured.

The restrictions set forth in the preceding paragraph do not apply to:

(1)	liens existing on the issue date securing indebtedness existing on the issue date;

(2)	liens securing indebtedness under any senior credit facilities, and any corresponding guarantees, to the extent that the covenant described under “—Limitation on Incurrence of Indebtedness” above permits the incurrence of such indebtedness;

(3)	liens securing only the 8 1/2% notes and the guarantees of the 8 1/2% notes, if any;

(4)	liens in favor of us or any guarantor of the 8 1/2% notes;

(5)	liens to secure indebtedness incurred in connection with vendor credit arrangements;

(6)	liens on property existing immediately prior to the acquisition of that property, and not created in connection with or in anticipation or contemplation of the financing of the acquisition;

(7)	liens on property of an entity existing at the time the entity is acquired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

(8)	liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP, shall have been made;

(9)	liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made;

(10)	liens to secure indebtedness incurred to refinance in whole or in part, any indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any additional category of property and the principal amount of indebtedness so secured is not increased, except for the amount of any premium required to be paid in connection with refinancing under the terms of the indebtedness refinanced or the amount of any premium we have reasonably determined is necessary to accomplish the refinancing by means of

•	a tender offer,

•	an exchange offer, or

•	a privately negotiated repurchase,

plus

the expenses of the issuer of the indebtedness reasonably incurred in connection with the refinancing;

(11)	liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

(12)	encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the company or any restricted subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the company or such restricted subsidiary;

(13)	judgment liens so long as such lien is adequately bonded;

(14)	liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(15)	liens securing obligations under interest rate agreements permitted pursuant to the “—Limitation on Incurrence of Indebtedness” covenant; and

(16)	other liens securing indebtedness permitted to be incurred under the indenture in an aggregate principal amount not to exceed $25.0 million.

Limitation on Certain Asset Dispositions

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make any asset dispositions unless:

(1)	we or the restricted subsidiary receives consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

(a)	the board of Holdings if, at the time of the asset disposition, we are a subsidiary of Holdings, or

(b)	our board if, at the time of the asset disposition, we are not a subsidiary of Holdings,

in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

(2)	other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

(a)	cash or cash equivalents,

(b)	the assumption of indebtedness, other than non-recourse indebtedness or any subordinated indebtedness, of ours or our restricted subsidiary or other obligations relating to the assets, accompanied by the irrevocable unconditional release of us or of the restricted subsidiary from all liability on the indebtedness or other obligations assumed, or

(c)	notes or other obligations received by us or the restricted subsidiary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of such notes or other obligations, to the extent of the cash we actually receive; and

(3)	all net available proceeds, less any amounts invested within 365 days of such asset disposition:

(a)	to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a permitted business;

(b)	to make a capital expenditure;

(c)	to acquire other long-term assets that are used or useful in a permitted business; or

(d)	to reduce obligations under senior credit facilities,

are applied, on or prior to the 365th day after the asset disposition, or earlier if we so elect, to make an offer to purchase outstanding 8 1/2% notes, and other notes of ours that rank pari passu with the 8 1/2% notes to the extent required by the agreements governing the terms of any such other notes, at a purchase price in cash equal to 100% of the aggregate principal amount plus accrued and unpaid interest to the purchase date.

However, we may defer making any offer to purchase 8 1/2% notes until there are aggregate unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million, at which time the entire unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this covenant requires. We may use any remaining net available proceeds following the completion of the required offer to purchase for any other purpose, subject to the other provisions of the indenture, and the amount of net available proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under “—Mergers, Consolidations and Certain Sales of Assets” below.

Pending application as set forth above, the net available proceeds of any asset disposition may be invested in cash or cash equivalents or used to reduce temporarily indebtedness outstanding under any credit agreement to which we are a party and under which we have incurred indebtedness.

In the event that we make an offer to purchase the 8 1/2% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Transactions with Affiliates

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of our or Holdings’ capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable to us or such restricted subsidiary, as the case may be, as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an arm’s-length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officers’ certificate to the trustee stating that a majority of the disinterested directors of either:

•	the board of Holdings if, at the time of the transaction, we are a subsidiary of Holdings, or

•	our board if, at the time of the transaction, we are not a subsidiary of Holdings,

have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm’s-length basis between unaffiliated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the closing of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the noteholders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

(1)	transactions between or among us and/or any restricted subsidiaries;

(2)	any restricted payment or permitted investment permitted by the covenant described under “—Limitation on Restricted Payments”;

(3)	directors’ fees, indemnification and similar arrangements, officers’ indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

(4)	any other agreement in effect on the issue date, as it shall be amended from time to time, so long as any material amendment complies with the provisions of the preceding paragraph of this covenant;

(5)	transactions with AT&T, AT&T Wireless, AT&T Wireless PCS, or any of their respective affiliates, relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiaries, as applicable, than those available from unaffiliated third parties;

(6)	transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of Triton or Holdings on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(7)	transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any restricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(8)	any sales agency agreements under which an affiliate has the right to market any or all of our or any of our restricted subsidiaries’ products or services; and

(9)	customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Our Activities and the Activities of Our Restricted Subsidiaries

The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control

Within 30 days following the closing date of a transaction resulting in a change of control, we will commence an offer to purchase all outstanding 8 1/2% notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the purchase date.

We will complete the offer to purchase not earlier than 30 days and not later than 60 days after the commencement of the offer. Each note holder shall be entitled to tender all or any portion of the 8 1/2% notes he or she owns according to the terms of our offer to purchase, subject to the requirement that any portion of a 8 1/2% note tendered must be in an integral multiple of $1,000 aggregate principal amount.

In the event that we make an offer to purchase the 8 1/2% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an offer to purchase upon a change of control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase made by us and purchases all 8 1/2% notes validly tendered and not withdrawn under the third party’s offer to purchase.

With respect to a sale of assets referred to in the definition of change of control, the phrase “all or substantially all of our assets” will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire 8 1/2% notes tendered upon the occurrence of a change of control. Our ability to pay cash to the noteholders upon a change of control may be limited to our then existing financial resources. The terms of our senior credit facilities may contain covenants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the 8 1/2% notes upon a change of control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the indebtedness, we will remain prohibited from repurchasing the 8 1/2% notes. In that event, our failure to purchase tendered 8 1/2% notes would constitute an event of default under the indenture, which in turn would constitute a default under the senior credit facilities and possibly other indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a repurchase upon a change of control.

The provisions summarized above will not prevent us from entering into transactions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the noteholders because the transaction may not involve a shift in voting power or beneficial ownership, or, even if it does, it may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture provides that, whether or not required by the SEC’s rules and regulations, so long as any 8 1/2% notes are outstanding, we will furnish to the noteholders:

(1)	all quarterly and annual financial information that we would be required to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section that describes our consolidated financial condition and results of operations and, with respect to the annual information only, a report by our certified independent accountants; and

(2)	all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC,

in each case within the time period specified in the SEC’s rules and regulations. In addition, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any 8 1/2% notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under Rule 144A(d)(4) under the Securities Act.

Limitation on Designations of Unrestricted Subsidiaries

The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company L.L.C., Triton PCS Property Company L.L.C. and Triton PCS Equipment Company L.L.C., as an unrestricted subsidiary under the indenture only if:

(1)	no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

(2)	we would be permitted under the indenture to make an investment at the time of designation, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidiary on that date; and

(3)	except in the case of a subsidiary in which we are investing under and as permitted by the terms set forth in the fifth paragraph described under “—Limitation on Restricted Payments,” we would be permitted to incur $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” at the time of designation, assuming the effectiveness of the designation.

In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under “—Limitation on Restricted Payments” for all purposes of the indenture, in the designation amount.

The indenture further provides that we will not, and will not permit any restricted subsidiary to, at any time:

(1)	provide direct or indirect credit support for, or a guarantee of, any indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the indebtedness;

(2)	be directly or indirectly liable for any indebtedness of any unrestricted subsidiary; or

(3)	be directly or indirectly liable for any indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a default or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under “—Limitation on Restricted Payments.”

The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary. The subsidiary shall then constitute a restricted subsidiary if:

(1)	no default has occurred and is continuing at the time of and after giving effect to the revocation; and

(2)	all liens and indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the provisions of this covenant.

Mergers, Consolidations and Certain Sales of Assets

We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

(1)	the entity formed by or surviving a consolidation or merger, if other than Triton, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

(2)	the surviving entity assumes by supplemental indenture all of our obligations under the 8 1/2% notes and the indenture;

(3)	immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above;

(4)	immediately after giving effect to the transaction, and treating any indebtedness that becomes an obligation of ours or of any of our restricted subsidiaries as a result of the transaction as having been incurred by us or our restricted subsidiary at the time of the transaction, no default or event of default has occurred and is continuing; and

(5)	if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under “—Limitation on Liens” above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the 8 1/2% notes as required by that covenant.

The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into Triton or any of its wholly-owned subsidiaries or the release of any guarantor of the 8 1/2% notes in accordance with the terms of the guarantee of the 8 1/2% notes and the indenture in connection with any transaction complying with the provisions of the indenture described under “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are events of default under the indenture:

(1)	we fail to pay the principal of, or premium, if any, on, any 8 1/2% note when due;

(2)	we fail to pay any interest on any 8 1/2% note when due, continued for 30 days;

(3)	we default in the payment of the principal of and interest on 8 1/2% notes required to be purchased through an offer to purchase, as described under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Certain Asset Dispositions” above, when due and payable;

(4)	we fail to perform or comply with any of the provisions described under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(5)	we fail to perform any other covenant or agreement of ours under the indenture or the 8 1/2% notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the 8 1/2% notes submit written notice to us;

(6)	we default under the terms of one or more instruments evidencing or securing indebtedness of ours or any of our subsidiaries having an outstanding principal amount of $25.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of such indebtedness or failure to pay principal when due at the final stated maturity of the indebtedness;

(7)	the rendering of a final judgment or judgments, not subject to appeal, against us or any of our restricted subsidiaries in an amount of $25.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(8)	the occurrence of events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; or

(9)	any guarantee of the 8 1/2% notes of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor of the 8 1/2% notes denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us described in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 8 1/2% notes may accelerate the maturity of all the 8 1/2% notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding 8 1/2% notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding 8 1/2% notes will become immediately due and payable without any declaration or other act on the part of the trustee or any note holder. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that the trustee shall, within 90 days after the occurrence of any default or event of default with respect to the 8 1/2% notes, give the noteholders notice of all uncured defaults or events of default known to it. However, except in the case of an event of default or a default in any payment with respect to the 8 1/2% notes or a default or event of default in complying with the provisions described in “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets,” the trustee shall be protected in withholding notice if and so long as the board of directors, the executive committee or a trust committee or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the noteholders.

No note holder will have any right to pursue any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

•	the holders of at least 25% in aggregate principal amount of the outstanding 8 1/2% notes have made written request, and, if requested by the trustee, offered reasonable indemnity, to the trustee to pursue a remedy as trustee; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the 8 1/2% notes a direction inconsistent with the request and has failed to pursue the remedy within 60 days.

However, these limitations do not apply to a suit instituted by a note holder for enforcement of payment of the principal of and premium, if any, or interest on a 8 1/2% note on or after the respective due dates set forth in the 8 1/2% note.

We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

We may terminate our substantive obligations and the substantive obligations of the guarantors of the 8 1/2% notes in respect of the 8 1/2% notes and the guarantees of the 8 1/2% notes by delivering all outstanding 8 1/2% notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the 8 1/2% notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the 8 1/2% notes and the guarantees, except for our obligation to pay the principal of, and premium, if any, on, and the interest on the 8 1/2% notes and the guarantors’ guarantee thereof by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 1/2% notes to maturity or to redemption;

(2)	delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

(3)	delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in our, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We also may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, terminate all of our substantive obligations and all of the substantive obligations of the guarantors in respect of the 8 1/2% notes and the guarantees of the 8 1/2% notes, including our obligation to pay the principal of, and premium, if any, on, and interest on the 8 1/2% notes and the guarantors’ guarantee by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 1/2% notes to maturity or to redemption;

(2)	delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, or an opinion of counsel based upon such a ruling addressed to the trustee, or a change in the applicable federal tax law since the date of the indenture, to that effect;

(3)	delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in our, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

Governing Law

The indenture, the 8 1/2% notes and the guarantees of the 8 1/2% notes will be governed by the laws of the State of New York without regard to principles of conflicts of law.

Modification and Waiver

We, the guarantors of the 8 1/2% notes and the trustee may amend or supplement the indenture with the written consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, no such amendment or supplement may, without the consent of the holder of each 8 1/2% note affected by the change:

(1)	change the stated maturity of the principal of any 8 1/2% note;

(2)	alter the optional redemption or repurchase provisions of any 8 1/2% note or of the indenture in a manner adverse to the noteholders, other than, prior to the consummation of an asset disposition or occurrence of a change of control, certain provisions of the indenture relating to an offer to purchase;

(3)	reduce the principal amount of any 8 1/2% note;

(4)	reduce the rate of, or change the time for payment of interest on, any 8 1/2% note;

(5)	change the place or currency of payment of principal of or interest on any 8 1/2% note;

(6)	modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, or the right of the noteholders to institute suit for the enforcement of any payment on or with respect to any 8 1/2% note or the guarantees of the 8 1/2% notes, or the modification and amendment of the indenture and the 8 1/2% notes, other than to add sections of the indenture or the 8 1/2% notes which may not be amended, supplemented or waived without the consent of each note holder affected;

(7)	reduce the percentage of the principal amount of outstanding 8 1/2% notes necessary for amendment to or waiver of compliance with any provision of the indenture or the 8 1/2% notes or for waiver of any default;

(8)	waive a default in the payment of principal of, interest on, or redemption payment with respect to, any 8 1/2% note, except a rescission of acceleration of the 8 1/2% notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

(9)	modify the ranking or priority of the 8 1/2% notes or the guarantees in any manner adverse to the noteholders;

(10)	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

(11)	modify any of the provisions, including the related definitions, relating to any offer to purchase required under the covenants described under “—Certain Covenants—Limitation on Certain Asset Dispositions” or “—Certain Covenants—Change of Control” in a manner materially adverse to the noteholders with respect to any asset disposition that has been completed or change of control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all noteholders, may waive any past default under the indenture except a default in the payment of principal, premium or interest or a default arising from failure to purchase any 8 1/2% note tendered pursuant to an offer to purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. Notwithstanding the previous paragraph, without the consent of any note holder, we, the guarantors of the 8 1/2% notes and the trustee may amend or supplement the indenture or the 8 1/2% notes:

(1)	to cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of any note holder;

(2)	to provide for uncertificated 8 1/2% notes in addition to or in place of certificated 8 1/2% notes;

(3)	to provide for the assumption of our obligations to noteholders by our successor in the case of a merger or consolidation or sale of all or substantially all of our assets;

(4)	to make any change that would provide additional rights or benefits to the noteholders or that does not materially adversely affect their legal rights under the indenture;

(5)	to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	for certain other purposes provided in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours or any of our subsidiaries, acting in that capacity, will have any liability for any obligations of ours or any guarantor under the 8 1/2% notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a 8 1/2% note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the 8 1/2% notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that this type of a waiver is against public policy.

The Trustee

The Bank of New York is the trustee for the indenture, and Triton has appointed it as registrar and paying agent with regard to the 8 1/2% notes.

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, of the guarantors of the 8 1/2% notes, or of any other obligor upon the 8 1/2% notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Affiliate of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated financial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

•	any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

•	any of our subsidiaries that is not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidiary at any time during such period.

In addition to, and without limitation of, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any asset dispositions or asset acquisitions, including any asset acquisition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any entity that becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness, occurring during the period commencing on the first day of the two fiscal quarter period to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Asset Acquisition means:

(i)	any purchase or other acquisition, by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise, of equity interests of any entity by us or any restricted subsidiary, in either case pursuant to which such entity shall become a restricted subsidiary or shall be merged with or into us or any restricted subsidiary, or

(ii)	any acquisition by us or any restricted subsidiary of the property or assets of any entity that constitute all or substantially all of an operating unit or line of business of such entity.

Asset Disposition means any sale, transfer or other disposition, including, without limitation, by merger, consolidation or sale-and-leaseback transaction, of:

(i)	shares of capital stock of a subsidiary of ours, other than directors’ qualifying shares,

(ii)	any FCC license for the provision of wireless telecommunications services held by us or any restricted subsidiary, whether by sale of capital stock or otherwise, or

(iii)	property or assets of ours or any restricted subsidiary of ours;

however, an asset disposition shall not include

(a)	any sale, transfer or other disposition of shares of capital stock, property or assets by a restricted subsidiary to us or to any other restricted subsidiary or by us to any restricted subsidiary,

(b)	any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,

(c)	any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million,

(d)	the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above or

(e)	any disposition that constitutes a change of control.

Average Life means, as of the date of determination, with respect to any indebtedness for borrowed money or preferred stock, the quotient obtained by dividing:

•	the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the indebtedness or preferred stock, respectively, and the amount of the principal or liquidation value payments, by,

•	the sum of all principal or liquidation value payments.

Capital Lease Obligations of any entity means the obligations to pay rent or other amounts under a lease of, or other indebtedness arrangements conveying the right to use, real or personal property of such entity which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such entity in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Cash Equivalents means:

(1)	direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;
(2)	investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor’s Rating Service or from Moody’s Investors Service;
(3)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state which has a combined capital and surplus and undivided profits of not less than $500.0 million;
(4)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and
(5)	money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

(1)	Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders, or a person or group controlled by a permitted holder or permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that that person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of:

•	securities of Holdings representing 50% or more of the combined voting power of Holdings’ then outstanding voting stock, or

•	our securities representing 50% or more of the combined voting power of our then outstanding voting stock;

(2)	the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Holdings or us:

•	individuals who, on the issue date, constitute the board, and

•	any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Holdings or us, whose appointment or election by the board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

(3)	the stockholders of Holdings or of Triton shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow means, for any period, our consolidated net income for the period:

(1)	increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

(a)	our consolidated interest expense for the period, plus

(b)	our consolidated income tax expense for the period, plus

(c)	our consolidated depreciation and amortization expense and our restricted subsidiaries for the period, plus

(d)	any other non-cash charges of our and of our restricted subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

(2)	decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense means, for any period, the consolidated provision for income taxes of Triton and our restricted subsidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense means, for any period, without duplication:

(1)	the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of Triton and our restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

(a)	any amortization of debt discount,

(b)	the net costs under interest rate agreements,

(c)	all capitalized interest,

(d)	the interest portion of any deferred payment obligation, and

(e)	all amortization of any premiums, fees and expenses payable in connection with the incurrence of any indebtedness;

plus

(2)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by us and our restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income means, for any period the consolidated net income, or loss, of Triton and our restricted subsidiaries for such period determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

(1)	the net income, or loss, of any entity acquired by us or our restricted subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

(2)	the net income, but not loss, of any our restricted subsidiaries which is subject to restrictions preventing or limiting payment of dividends or making of distributions to us to the extent of those restrictions;

(3)	the net income of any entity, other than a restricted subsidiary of ours, except to the extent of the amount of dividends or other distributions representing the entity’s proportionate share of our net income for such period actually paid in cash to us by such entity during such period;

(4)	gains or losses, other than for purposes of calculating consolidated net income under the provisions described in clause (C) of “—Certain Covenants—Limitation on Restricted Payments,” on asset dispositions by Triton or its restricted subsidiaries;

(5)	all extraordinary gains but not, other than for purposes of calculating consolidated net income under the provisions described in clause (3) of “—Certain Covenants—Limitation on Restricted Payments,” losses, determined in accordance with GAAP; and

(6)	in the case of a successor to Triton by consolidation or merger or as a transferee of Triton’s assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the 8 1/2% notes.

Equity Offering means any public or private sale of qualified stock made on a primary basis by us, or Holdings or a special purpose corporation; provided that proceeds from such issuance or sale of any qualified stock sold by Holdings or the special purpose corporation, as the case may be, will be required, prior to any redemption of 8 1/2% notes prior to June 1, 2006, to be contributed as equity in exchange for qualified stock to, or to be used to purchase qualified stock in, us.

Excluded Cash Proceeds means the first $122.0 million of net cash proceeds we received prior to January 19, 2001 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of our qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

(1)	every obligation of the entity for money borrowed;

(2)	every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(3)	every reimbursement obligation of the entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that entity;

(4)	every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)	every capital lease obligation of the entity;

(6)	every net obligation under interest rate swap or similar agreements of the entity; and

(7)	every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any disqualified stock of ours and any preferred stock of our restricted subsidiaries held by persons other than Triton or any of our restricted subsidiaries.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obligations arising from agreements of ours and any of our restricted subsidiaries to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a restricted subsidiary. The amount of any indebtedness outstanding as of any date shall be:

(A)	its accreted value, in the case of any indebtedness issued with original issue discount;

(B)	principal amount thereof, in the case of any indebtedness other than indebtedness issued with original issue discount; and

(C)	the greater of the maximum repurchase or redemption price or liquidation preference, in the case of any disqualified stock or preferred stock.

Investment by any person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other person.

Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

Material Subsidiary means, at any date of determination,

(a)	any restricted subsidiary that, together with its subsidiaries that constitute restricted subsidiaries,

(i)	for our most recent fiscal year accounted for more than 10.0% of our consolidated revenues and that of our restricted subsidiaries, or

(ii)	as of the end of such fiscal year, owned more than 10.0% of our consolidated assets and that of our restricted subsidiaries,

all as set forth on our consolidated financial statements for such year prepared in conformity with GAAP, and

(b)	any restricted subsidiary which, when aggregated with all other restricted subsidiaries that are not otherwise material subsidiaries and as to which any event described in clause (8) of “—Events of Default” above has occurred, would constitute a material subsidiary under clause (a) of this definition.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable cash equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of indebtedness or other obligations relating to the properties or assets or received in any other non-cash form, by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities, received in connection with the asset disposition, net of:

•	all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

•	all payments made by the entity or any of its restricted subsidiaries on any indebtedness that is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

•	all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limitation, trade payables and other accrued liabilities;

•	appropriate amounts to be provided by the entity or any of its restricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the entity or any restricted subsidiary, as the case may be, after the asset disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become net available proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under ”—Certain Covenants—Limitation on Certain Asset Dispositions;” and

•	all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

(1)	the aggregate amount of all investments made in any unrestricted subsidiary or joint venture by us or any of our restricted subsidiaries on or after April 29, 1998, which, in the case of an investment made other than in cash, shall be the fair market value of the investment as determined in good faith by the board of Triton or our restricted subsidiary; over

(2)	the aggregate amount returned in cash on or with respect to those investments whether through interest payments, principal payments, dividends or other distributions or payments, provided that these payments or distributions shall not be, and have not been, included in clause (C) of “—Certain Covenants—Limitation on Restricted Payments.”

Furthermore, with respect to all investments made in any unrestricted subsidiary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by us by first class mail, postage prepaid, to each note holder at his address appearing in the register for the 8 1/2% notes on the date of the offer, offering to purchase up to the aggregate principal amount of the 8 1/2% notes at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expiration date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date, for purchase of the 8 1/2% notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter period acceptable to the trustee, prior to mailing the offer, of our obligation to make an offer to purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will contain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable noteholders to tender 8 1/2% notes under the terms of the offer to purchase. The offer will also state:

•	the section of the indenture under which we are making the offer to purchase;

•	the expiration date and the purchase date;

•	the aggregate principal amount of the outstanding 8 1/2% notes we are offering to purchase, and, if less than 100%, the manner by which we determined that amount under the terms of the indenture;

•	the purchase price to be paid by us for each $1,000 aggregate principal amount of 8 1/2% notes accepted for payment, as specified under the terms of the indenture;

•	that the note holder may tender all or any portion of the 8 1/2% notes registered in his name and that any portion of a 8 1/2% note tendered must be tendered in an integral multiple of $1,000 principal amount;

•	the place or places where noteholders may surrender 8 1/2% notes for tender;

•	that interest on any 8 1/2% note not tendered, or tendered but not purchased, will continue to accrue;

•	that on the purchase date the purchase price will become due and payable upon each 8 1/2% note being accepted for payment, and that interest shall cease to accrue on the purchased 8 1/2% notes on and after the purchase date;

•	that each note holder electing to tender all or any portion of a 8 1/2% note will be required to surrender the 8 1/2% note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the note holder must duly endorse the 8 1/2% note or accompany it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the note holder or the note holder’s attorney duly authorized in writing;

•	that noteholders will be entitled to withdraw all or any portion of 8 1/2% notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a facsimile transmission or letter setting forth the note holder’s name, the principal amount of the 8 1/2% notes tendered, the certificate number of the 8 1/2% notes tendered and a statement that the note holder is withdrawing all or a portion of his or her tender;

•	that:

(a)	we will purchase all 8 1/2% notes in an aggregate principal amount less than or equal to the purchase amount that are duly tendered and not withdrawn, and

(b)	if 8 1/2% notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn, we will purchase 8 1/2% notes having an aggregate principal amount equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only 8 1/2% notes in denominations of $1,000 or integral multiples of $1,000; and

•	that in the case of any note holder whose 8 1/2% note is purchased only in part, we will execute and the trustee will authenticate and deliver to the note holder without service charge, a 8 1/2% note or notes of any authorized denomination as the note holder requests in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 8 1/2% note so tendered.

An offer to purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Asset Swap means any exchange of assets by us or a restricted subsidiary of ours where we and/or our restricted subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a permitted business or (c) any combination thereof.

Permitted Business means:

•	the delivery or distribution of telecommunications, voice, data or video services;

•	any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on the issue date, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

•	any other business or activity in which we and the restricted subsidiaries expressly contemplate engaging under the provisions of our certificate of incorporation and bylaws as in effect on the issue date.

Permitted Holder means:

•	each of AT&T, AT&T Wireless, AT&T Wireless PCS, J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC, Desai Capital Management Incorporated, and any of their respective affiliates and the respective successors, by merger, consolidation, transfer or otherwise, to all or substantially all of the respective businesses and assets of any of them; and

•	any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.

Permitted Investments means:

•	investments in cash equivalents;

•	investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of our or any of our restricted subsidiaries’ debtors;

•	deposits, including interest-bearing deposits, we maintain in the ordinary course of business in banks;

•	any investment in any entity; however, after giving effect to any investment, the entity must be a restricted subsidiary or must merge, consolidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

•	trade receivables and prepaid expenses, in each case arising in the ordinary course of business, so long as such receivables and prepaid expenses would be recorded as assets of that entity in accordance with GAAP;

•	endorsements for collection or deposit in the ordinary course of business by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

•	any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

•	investments received as consideration for an asset disposition in compliance with the provisions of the indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions;”

•	loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

•	any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding indebtedness or trade payable;

•	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

•	other investments, with each such investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggregate amount not to exceed $15.0 million at any one time outstanding.

Preferred Stock, as applied to the capital stock of any entity, means capital stock of such entity of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to shares of capital stock of any other class of such entity.

Qualified Stock means any capital stock of Triton or Holdings or a special purpose corporation other than disqualified stock.

Restricted Subsidiary means any subsidiary of ours other than an unrestricted subsidiary.

Senior Credit Facilities means, any credit agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

Senior Indebtedness means all unsubordinated indebtedness of ours or of any restricted subsidiary, whether outstanding on the date hereof or hereafter incurred, including, without limitation all indebtedness outstanding under senior credit facilities.

Subordinated Indebtedness means all indebtedness of ours or of any restricted subsidiary, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to any other indebtedness of ours or of such restricted subsidiary, as the case may be.

Subsidiary of any person means:

(i)	a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, or

(ii)	any other person, other than a corporation, in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all indebtedness, in the case of any indebtedness issued with original issue discount; plus

•	the principal amount of all indebtedness, in the case of any other indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Consolidated Senior Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all senior indebtedness, in the case of any senior indebtedness issued with original issue discount; plus

•	the principal amount of all senior indebtedness, in the case of any other senior indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of determination, the sum of:

the product of:

(a)	the aggregate number of the entity’s outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity’s common stock, multiplied by

(b)	the average closing price of the common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding the day of determination, plus

(c)	the liquidation value of any outstanding shares of that entity’s preferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

•	the total amount of equity contributed to us as of the issue date as set forth on our combined balance sheet;

plus

•	irrevocable binding commitments to purchase capital stock, other than disqualified stock, existing as of the issue date;

plus

•	the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our board of directors, that we receive from capital contributions or the issuance or sale of capital stock, other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock, other than disqualified stock, subsequent to the issue date, other than to a restricted subsidiary.

However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

plus

•	the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our board of directors, that we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after the issue date and constituting a restricted payment in an amount equal to the lesser of:

(a)	the return of capital with respect to the investment, and

(b)	the initial amount of the investment,

in either case, less the cost of the disposition of the investment;

plus

•	an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries have made in any subsidiary that has been designated as an unrestricted subsidiary after the issue date, upon its re-designation as a restricted subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries;”

plus

•	total consolidated indebtedness;

minus

•	the aggregate amount of all restricted payments, including any designation amount, but not a restricted payment of the type referred to in clauses (iii) or (vi) of “—Certain Covenants—Limitation on Restricted Payments,” declared or made on or after the issue date.

Unrestricted Subsidiary means any of our subsidiaries, other than Triton PCS License Company L.L.C., Triton PCS Equipment Company L.L.C. or Triton PCS Property Company L.L.C., designated after the issue date as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a resolution of our board delivered to the applicable trustee, subject to the provisions of such covenant.

Vendor Credit Arrangement means any indebtedness, including indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of a vendor or supplier. However, the net proceeds of the indebtedness must be utilized solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a permitted business, including, among other things, through the acquisition of capital stock of an entity engaged in a permitted business.

Book Entry; Delivery and Form

The 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes are represented by one or more notes in global form without interest coupons. The global notes for the 8 1/2% notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, Luxembourg, which may change from time to time.

Each of the notes sold initially within the United States to qualified institutional buyers (QIBs) will be issued in the form of one or more global notes in fully registered form (each such note, a U.S. Global Security). Each U.S. Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a U.S. Global Security directly through DTC if they are participants in such system or indirectly through organizations which are participants in such system. Prior to the Resale Restriction Termination Date, the U.S. Global Securities will be subject to the restrictions on transfer set forth therein and will bear the legend regarding such restrictions. See “Notice to Investors.”

Each of the notes sold to non-U.S. persons outside the United States in reliance on Regulation S will be represented initially by a single temporary global note in fully registered form (each such note, a Temporary Regulation S Global Security). The Temporary Regulation S Global Securities will be deposited on behalf of the subscribers therefor with a custodian for DTC. The Temporary Regulation S Global Securities will be registered in the name of a nominee of DTC for credit to the subscribers’ respective accounts at Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (Euroclear), or Clearstream Banking, société anonyme (formerly Cedelbank) (Clearstream Luxembourg). Beneficial interests in the Temporary Regulation S Global Securities may be held, directly or indirectly, only through Euroclear or Clearstream Luxembourg, and any transfer of such interests to U.S. persons shall not be permitted unless such transfer is made pursuant to Rule 144A to a QIB taking delivery thereof in the form of an interest in a U.S. Global Security. The Temporary Regulation S Global Securities will be subject to the restrictions on transfer set forth therein and will bear the legend regarding such restrictions.

After the expiration of the 40-day distribution compliance period (within the meaning of Regulation S), each Temporary Regulation S Global Security will be exchanged for one or more global notes in fully registered form (each such note, a Regulation S Global Security, and together with each Temporary Regulation S Global

Security and the U.S. Global Securities, the Global Securities) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S, as provided in the indenture. Each Regulation S Global Security will be deposited with a custodian for, and will be registered in the name of a nominee of, DTC. Clearstream Luxembourg and Euroclear will hold beneficial interests in a Regulation S Global Security on behalf of their participants through their respective depositaries, which, in turn, will hold such beneficial interests in such Regulation S Global Security in participants’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in a Regulation S Global Security may also be held through organizations other than Clearstream Luxembourg and Euroclear that are participants in DTC.

Unless and until they are exchanged in whole or in part for notes in definitive form as described below under “—Book-Entry,” the Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Cross Market Transfers.    Subject to compliance with the transfer restrictions described below under “Notice to Investors” and the certification and other requirements set forth in the indenture, any cross-market transfer between a holder of any beneficial interest in a U.S. Global Security, on the one hand, and a holder of any beneficial interest in a Regulation S Global Security, on the other hand, will be effected through DTC on behalf of Euroclear or Clearstream Luxembourg in accordance with the rules of DTC. However, such cross-market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable Global Security through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Participants of Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a Global Security from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following the DTC settlement date. Credit of such transfer of a beneficial interest in a Global Security settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a Global Security by or through a Euroclear or Clearstream Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day following settlement through DTC.

Any beneficial interest in a Global Security that is transferred for a beneficial interest in another Global Security will, upon transfer, cease to be an interest in the original Global Security and will become an interest in the subsequent Global Security and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to a beneficial interest in such subsequent Global Security for as long as it remains a beneficial interest therein. In order to effect (i) a transfer of a beneficial interest in a U.S. Global Security for a beneficial interest in the Temporary Regulation S Global Security or a Regulation S Global Security or (ii) a transfer of a beneficial interest in the Temporary Regulation S Global Security or a Regulation S Global Security for a beneficial interest in a U.S. Global Security, the transferor will be required to deliver to the Trustee the certificate prescribed by the indenture for such transfer.

Depository Procedures

Book-Entry.    The 8 1/2% notes are represented by the Global Securities registered in the name of Cede & Co. as nominee of DTC. Ownership of beneficial interests in a Global Security will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in the Global Securities will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a Global Security will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to herein).

Payments on Global Securities will be made to DTC or its nominee, as the registered owner thereof. None of Triton, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Triton expects that DTC or its nominee will credit direct participants’ accounts on the payable date with payments in respect of a Global Security in amounts proportionate to their respective beneficial interest in the principal amount of such Global Security as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. Triton also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Security to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants (defined below) and certain banks, the ability of a person having a beneficial interest in a Global Security to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

Triton believes that it is the policy of DTC that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the Global Securities are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

The indenture provides that if (i) DTC notifies Triton that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and a successor depository is not appointed by Triton within 90 days, (ii) Triton determines that the notes shall no longer be represented by Global Securities and executes and delivers to the Trustee a Company Order to such effect or (iii) an Event of Default with respect to the notes shall have occurred and be continuing, the Global Securities will be exchanged for notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive notes shall be registered in such name or names as DTC shall instruct the Trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in Global Securities.

DTC has advised Triton as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Triton nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indentures for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the applicable indenture. Under the terms of the indentures, Triton and The Bank of New York, as trustee, will treat the persons in whose names the 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes, as the case may be, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of Triton, the trustee, nor any agent of Triton or the trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

DTC has advised Triton that its current practice, upon receipt of any payment in respect of securities such as the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes are governed by standing instructions and customary practices and are not the responsibility of DTC, the trustee or Triton. Neither Triton nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, and Triton and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised Triton that it will take any action permitted to be taken by a holder of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes, as the case may be, as to which such participant or participants has or have given such direction. However, if any of the events described under “—Certificated Notes” occurs, DTC reserves the right to exchange the global notes for registered 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes, as the case may be, in certificated form and to distribute such registered notes to its participants.

The 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes, as the case may be, may be presented for registration of transfer at the offices of the registrar.

Certificated Notes

Subject to specific conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange the beneficial interest for certificated notes. Upon their issuance, the trustee is required to register any certificated notes in the name of, and cause the same to be delivered to, that person or persons, or any nominee. In addition, if:

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days;

•	at our option, we notify the trustee in writing that we elect to cause the issuance of notes in definitive form under an indenture; or

•	the owner of an interest in a global note requests a certificated note, following an event of default under the indenture, in writing delivered through DTC to the trustee,

then, upon surrender by DTC of the applicable global note, certificated notes will be issued to each person that DTC identifies as being the beneficial owner of the 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes, as the case may be, represented by the applicable global note.

The information in this section concerning DTC and the DTC book-entry system has been obtained from sources we believe to be reliable. We will have no responsibility for DTC’s or its participants’ performance of their respective obligations as described above or under the rules and procedures governing their respective operations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following are summaries of certain material provisions of our 11% notes, our 9 3/8% notes, our 8 3/4% notes, our old credit facility and our new revolving credit facility. These summaries are qualified in their entirety by the indentures discussed below, each of which we have previously filed with the SEC. In this section, Triton, we, us and our each refers only to Triton PCS, Inc. and not to any of its subsidiaries.

Subordinated Notes

11% senior subordinated discount notes due 2008

Our 11% notes were issued under an indenture, dated as of May 4, 1998, among Triton, the guarantors of our 11% notes and The Bank of New York, as successor trustee. Our 11% notes:

•	mature on May 1, 2008 and were limited to an aggregate principal amount at maturity of $511,989,000;

•	were issued at an issue price of $585.95 per $1,000 aggregate principal amount at maturity and generated gross proceeds to us of $300.0 million;

•	were general, unsecured obligations of Triton, subordinated in right of payment to all senior debt, including the new notes offered hereby;

•	accrue interest at a rate of 11% per annum, computed on a semiannual bond equivalent basis, calculated from May 4, 1998, will not bear interest payable in cash prior to May 1, 2003 and will bear interest payable semiannually in cash on each May 1 and November 1, beginning May 1, 2003; and

•	were guaranteed on a joint and several basis by all domestic subsidiaries of Triton that are direct or indirect obligors under, or in respect of, any senior credit facilities.

We may elect to redeem all or part of our 11% notes at any time on or after May 1, 2003 and prior to maturity, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest if redeemed during the 12-month period beginning on May 1 of the years indicated:

Year	Redemption Price
2003	105.50%
2004	103.67%
2005	101.84%
2006 and thereafter	100.00%

The other covenants contained in the indenture governing our 11% notes are substantially the same as those in the indentures governing our other subordinated notes.

On June 13, 2003, we purchased approximately $408.6 million principal amount of 11% notes deemed to have been validly tendered pursuant to our tender offer for any and all of the 11% notes, and on July 14, 2003, we redeemed the remaining $103.4 million aggregate principal amount of outstanding 11% notes in accordance with the terms of the indenture governing the 11% notes. As a result, there are no longer any 11% notes remaining outstanding. For more information regarding the tender offer and the redemption, see “Summary—Recent Developments.”

9 3/8% senior subordinated notes due 2011

Our 9 3/8% notes were issued under an indenture, dated as of January 19, 2001, among Triton, the guarantors of our 9 3/8% notes and The Bank of New York, as trustee. Our 9 3/8% notes:

•	mature on February 1, 2011 and are limited to an aggregate principal amount of $350.0 million;

•	were issued at an issue price of $991.95 per $1,000 aggregate principal amount and generated gross proceeds to us of $347.2 million;

•	are general, unsecured obligations of Triton, subordinated in right of payment to all senior debt, including the 8 1/2% notes offered hereby;

•	accrue interest at a rate of 9 3/8% per annum, computed on a semiannual bond equivalent basis, payable semiannually in cash on each February 1 and August 1; and

•	are guaranteed on a joint and several basis by all domestic subsidiaries of Triton that are direct or indirect obligors under, or in respect of, any senior credit facilities. The guarantees of our 9 3/8% notes are unsecured obligations of the guarantors, subordinated in right of payment to all senior debt of the guarantors, including all of the guarantors’ obligations under their guarantees of any senior credit facilities and the 8 1/2% notes offered hereby.

We may elect to redeem all or part of our 9 3/8% notes at any time on or after February 1, 2006 and prior to maturity, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest if redeemed during the 12-month period beginning on February 1 of the years indicated:

Year	Redemption Price
2006	104.688%
2007	103.125%
2008	101.563%
2009 and thereafter	100.000%

The other covenants contained in the indenture governing our 9 3/8% notes are substantially the same as those in the indentures governing our other subordinated notes.

8 3/4% senior subordinated notes due in 2011

Our 8 3/4% notes were issued under an indenture, dated as of November 14, 2001, among Triton, the guarantors of our 8 3/4% notes and The Bank of New York, as trustee. Our 8 3/4% notes:

•	mature on November 15, 2011 and are limited to an aggregate principal amount of $400.0 million;

•	were issued at an issue price of $1,000 per $1,000 aggregate principal amount and generated gross proceeds to us of $400.0 million;

•	are general, unsecured obligations of Triton, subordinated in right of payment to all senior debt, including the 8 1/2% notes offered hereby.

•	accrue interest at a rate of 8 3/4% per annum, computed on a semiannual bond equivalent basis, payable semiannually in cash on each May 15 and November 15; and

•	are guaranteed on a joint and several basis by all domestic subsidiaries of Triton that are direct or indirect obligors under, or in respect of, any senior credit facilities. The guarantees of our 8 3/4% notes are unsecured obligations of the guarantors, subordinated in right of payment to all senior debt of the guarantors, including all of the guarantors’ obligations under their guarantees of any senior credit facilities and the 8 1/2% notes offered hereby.

We may elect to redeem all or part of our 8 3/4% notes at any time on or after November 15, 2006 and prior to maturity, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest if redeemed during the 12-month period beginning on November 15 of the years indicated:

Year	Redemption Price
2006	104.375%
2007	102.917%
2008	101.458%
2009 and thereafter	100.000%

The other covenants contained in the indenture governing our 8 3/4% notes are substantially the same as those in the indentures governing our other subordinated notes.

Description of Old Credit Facility

On September 14, 2000, Triton, entered into a second amended and restated credit agreement that provided for a senior secured bank facility with a group of lenders for an aggregate amount of $750.0 million of borrowings. On November 14, 2001, we extinguished $390.0 million of the bank facility with net proceeds from the 8 3/4% senior subordinated notes offering. We began to repay the then outstanding term loans in quarterly installments, beginning on February 4, 2002. On March 8, 2002, the credit agreement was amended to create a new term loan with $125.0 million of available borrowings. On October 16, 2002, we entered into a fourth amendment that provided greater flexibility in the total leverage and interest coverage covenant requirements. In exchange for the covenant changes, we agreed to reduce the facility by $50.0 million. The commitment reduction consisted of a $30.0 million pro-rata repayment of outstanding borrowings and a $20.0 million reduction in unfunded commitments. On February 26, 2003, we entered into a fifth amendment that extended the availability period for draws on the Tranche E term loan from March 8, 2003 to June 8, 2003. On May 6, 2003, the Company entered into a sixth amendment to the second amended and restated credit agreement to reduce the credit facility from $415.3 million to $300.3 million. The reduction consisted of (i) a decrease in the Tranche E term loan availability from $115.0 to $50.0 million and (ii) a $50.0 million pro-rata paydown of the outstanding credit facility. In addition to reducing the credit facility, the amendment also changed certain restrictive debt covenants related to the credit facility. Subsequent to the sixth amendment to the second amended and restated credit agreement, we had $150.3 million and $150.0 million of outstanding borrowings and committed availability, respectively, under the bank facility. The bank facility provided for:

•	a $7.4 million senior secured Tranche A term loan maturing in May 2006, $7.4 million of which was outstanding as of May 6, 2003;

•	a $91.9 million senior secured Tranche B term loan maturing in February 2007, $91.9 million of which was outstanding as of May 6, 2003;

•	a $7.4 million senior secured Tranche C term loan maturing in May 2006, $7.4 million of which was outstanding as of May 6, 2003;

•	a $43.6 million senior secured Tranche D term loan maturing in May 2006, $43.6 million of which was outstanding as of May 6, 2003;

•	a $50.0 million senior secured Tranche E term loan maturing in February 2007, none of which was outstanding as of May 6, 2003; and

•	a $100.0 million senior secured credit facility maturing in May 2006, none of which was outstanding as of May 6, 2003.

The terms of the bank facility permitted us, subject to various terms and conditions, including compliance with specified financial covenants, to draw up to the remaining amount available under the bank facility to finance working capital requirements, capital expenditures, permitted acquisitions and for other corporate purposes. Borrowings under the bank facility are subject to customary terms and conditions. We were in compliance with all debt covenant requirements under the terms of the credit facility prior and subsequent to the May 6, 2003 amendment.

The commitments to make loans under the old credit facility would have automatically and permanently reduced in installments beginning in August 2004 through May 2006. In addition, the credit agreement required us to make mandatory prepayments of outstanding borrowings under the credit facility based on a percentage of excess cash flow and contains financial and other covenants customary for facilities of this type, including limitations on investments and on our ability to incur debt and pay dividends.

We repaid all outstanding borrowings and retired this credit facility with a portion of the proceeds from the sale of the 8 1/2% notes on June 13, 2003.

Description of New Credit Facility

On June 13, 2003, we entered into a credit agreement with Lehman Commercial Paper Inc., CoBank, ACB, Citicorp North America, Inc., Chase Lincoln First Commercial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whom we refer to as the lenders, and Lehman Brothers Inc., CoBank, ACB and Citigroup Global Markets Inc. as joint-lead arrangers, pursuant to which the lenders agreed to lend to us up to $100 million in revolving credit loans. The following is a summary of certain of the provisions of the new credit facility. As a summary it does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the credit agreement.

All loans made under the new credit facility will be due on June 30, 2008.

Our obligations under the new credit facility are guaranteed by all of our domestic subsidiaries, other than the special purpose subsidiaries that hold our real property and leasehold interests and our FCC licenses, and are secured by liens and security interests in substantially all of our and such subsidiaries’ personal property and by a pledge by Holdings of our capital stock and by a pledge of the capital stock and membership interests of each of our domestic subsidiaries, including the membership interests of the non-guarantor subsidiaries. The proceeds of the loans will be available for general corporate purposes. As of the date of this prospectus, we have not drawn any amounts under the new credit facility.

The loans will bear interest at either LIBOR, the London interbank offered rate, plus an applicable margin of initially 2.75%, or an adjusted base rate, plus an applicable margin of initially 1.50%, at our option. The applicable margin will fluctuate from and after January 1, 2004, depending on our credit rating. We will also be required to pay a fee of .5% on the unused portion of the revolving credit commitment.

The credit facility contains customary financial covenants that will become effective only upon the initial drawing under the credit facility, including a minimum interest coverage ratio of 1.25:1, a maximum senior leverage ratio of 4.25:1 at any time prior to January 1, 2004, and 4.00:1 at any time after December 31 2003, a maximum total leverage ratio of 7.50:1 and a limit on capital expenditures, as well as customary representations and warranties and affirmative and negative covenants. The credit facility contains restrictions on Triton’s, Triton’s subsidiaries’ and Holdings’ ability to dispose of assets, incur additional indebtedness, incur guaranty obligations, pay dividends, make capital distributions, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restrict corporate activities. We do not expect that such covenants will materially impact our ability or the ability of our subsidiaries to operate our respective businesses.

The credit facility permits, subject to certain limitations, the cash payment of dividends on the preferred stock of Holdings, the redemption of Holdings’ preferred stock and our senior and subordinated debt and, subject to certain limitations, our common stock.

The new credit facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within a period of time after the due date thereof, any representation or warranty being made that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants, a default in the performance of certain other covenants or agreements for a specified period, certain insolvency events, certain change of control events and cross-defaults to other indebtedness, including the 8 1/2% notes.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

General

The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the 8 1/2% notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that purchased the 8 1/2% notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We intend to treat the 8 1/2% notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, S corporations, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar and persons that will hold the 8 1/2% notes as part of a position in a straddle or as part of a constructive sale or a hedging, conversion or other integrated transaction, nor does this summary address aspects of United States federal taxation that might be relevant to a prospective investor based upon such investor’s particular tax situation. This summary does not address any tax consequences arising under any state, municipality, foreign or other non-U.S. taxing jurisdiction. We urge you to consult your own tax advisor regarding the United States federal tax consequences of purchasing, owning and disposing of the 8 1/2% notes, including your status as a U.S. Holder or a Non-U. S. Holder (as defined below), as well as any tax consequences that may arise under the laws of any state, municipality, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

(i)	a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(ii)	a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

(iii)	an estate, the income of which is subject to United States federal income tax without regard to its source; or

(iv)	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder.

If a partnership holds the 8 1/2% notes, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding 8 1/2% notes should consult their own tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the 8 1/2% notes.

Notwithstanding anything in this prospectus to the contrary, all persons may disclose to any and all persons, without limitations of any kind, the United States federal tax treatment of any transaction, any fact relevant to understanding the United States federal tax treatment of any transaction, and all materials of any kind (including opinions and other tax analyses) relating to such United States federal tax treatment, but may not disclose the name of or identifying information with respect to any party, any portion of any materials to the extent not related to the tax treatment or tax structure of any such transaction, or any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed United States federal tax treatment of the transaction to the taxpayer and is not relevant to understanding the purported or claimed United States federal tax treatment of the transaction to the taxpayer.

Effect of Exchange of Outstanding Notes for Registered Notes

We believe that the exchange of the outstanding notes for the registered notes in accordance with the exchange offer will not be treated as a taxable “exchange” for United States federal income tax purposes because the registered notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the registered notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. Consequently, holders will not recognize any taxable gain or loss or any interest income as a result of such an exchange, the holding period of the registered notes will include the holding period of the outstanding notes, and the basis of the registered notes will equal the basis of the outstanding notes immediately before the exchange.

U.S. Holders

Stated Interest.    Payments of stated interest on the 8 1/2% notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder’s regular method of tax accounting.

We do not intend to treat the possibility of:

(i)	an optional redemption of the 8 1/2% notes by us, as described under “Description of the Notes—Optional Redemption;”

(ii)	a repurchase of the 8 1/2% notes pursuant to a change in control, as described under “Description of the Notes—Certain Covenants—Change of Control”; or

(iii)	the additional interest that will accrue on the 8 1/2% notes as a result of our failure to cause the 8 1/2% notes to be registered under the Securities Act, as described under “Description of the Notes—Registration Rights” as resulting in either original issue discount with respect to the 8 1/2% notes, or recognition of ordinary income upon the redemption, sale or exchange of a note, in excess of any amounts treated as accrued but unpaid interest or accrued market discount. We urge you to consult your own tax advisor concerning the consequences to you if these events were to occur.

Amortizable Bond Premium.    A U.S. Holder that purchases a note for an amount in excess of its principal amount (excluding any amount attributable to the accrued interest described below) will be considered to have purchased such note at a premium equal to the amount of such excess and may elect to amortize such premium, using a constant yield method, over the remaining term of such note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from such note. A U.S. Holder that elects to amortize such premium must reduce such U.S. Holder’s tax basis in the note by the amount of the premium amortized during such U.S. Holder’s holding period. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. The rules governing amortizable bond premium are complicated, and we urge you to consult your own tax advisor regarding the application of these rules to your situations, including the impact of our right to redeem the 8 1/2% notes on the amortization of the bond premium.

Pre-Issuance Accrued Interest.    A portion of the price paid for a note may be allocable to interest that “accrued” prior to the date the note is purchased which we refer to in this section as accrued interest. We intend to take the position that, on the first interest payment date after such date, a potion of the interest received equivalent to the accrued interest amount will be treated as a return of the accrued interest, and such amount will not be treated as a payment of interest on the note. Amounts treated as a return of the accrued interest will reduce your adjusted tax basis in the note by a corresponding amount.

Market Discount.    If a U.S. Holder purchases a note, subsequent to its original issuance, for an amount that is less than its principal amount, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The U.S. Holder will be required to treat any partial principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition (including a gift) of, such note as ordinary income to the extent of any accrued market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a U.S. Holder disposes of such note in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of such note in a taxable transaction at the note’s fair market value. In addition, the U.S. Holder may be required to defer, until the maturity or disposition of such note (including a nontaxable transaction other than as provided in Sections 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such a note, unless the U.S. Holder elects to accrue market discount on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant yield method.

This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, would not apply.

Sale, Exchange or Redemption of the 8 1/2% notes.    Generally, a sale, exchange, redemption or other disposition of the 8 1/2% notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued but unpaid interest to the extent not previously included in income, which are taxed as interest income as described above) and the U.S. Holder’s adjusted tax basis in the 8 1/2% notes. A U.S. Holder’s adjusted tax basis for determining gain or loss on the sale or other disposition of a note will equal the initial cost of such note to such holder and will be increased by any market discount previously included in income by such holder, and decreased by any amortized premium previously deducted from income by such holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term if the note is held by the U.S. Holder for more than one year, otherwise it will be short-term.

U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 15% with respect to notes held for more than 12 months, and 35% with respect to notes held for 12 months or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Non-U.S. Holders

Interest.    Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the 8 1/2% notes to a Non-U.S. Holder will be subject to United States federal withholding tax at a flat rate of 30% unless:

(i)	the interest is exempt from withholding tax because it is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the Non-U.S. Holder timely furnishes to us or our paying agent a properly completed Internal Revenue Service Form W-8ECI (or Internal Revenue Service Form W-8BEN if such Non-U.S. Holder claims that such effectively connected income is exempt from tax pursuant to an applicable income tax treaty because the income is not attributable to a permanent establishment in the United States), or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

(ii)	the interest is exempt from withholding tax because all of the following conditions of the portfolio interest exception are met:

(A)	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(B)	the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership,

(C)	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business,

(D)	either (1) the Non-U.S. Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the 8 1/2% notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the 8 1/2% notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury; and

(E)	neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

(iii)	the interest is eligible for a reduced or zero percent withholding tax rate pursuant to an applicable income tax treaty, such Non-U.S. Holder timely furnishes to us or our agent a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

In the event that the interest paid on the 8 1/2% notes is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the 8 1/2% notes were held by a U.S. Holder, as discussed above, unless such interest is otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

For purposes of the above certification requirements, those persons that, under United States federal income tax principles, are the taxpayers with respect to payments on the 8 1/2% notes are generally treated as the beneficial owners of such payments, rather than persons such as nominees or agents legally entitled to such payments from us or our paying agent. In the case of payments to an entity classified as a foreign partnership or trust under United States federal income tax principles, the partners or beneficiaries, rather than the partnership or trust, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership or trust has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership or trust is treated for these purposes as payment to a U.S. Holder, even if the partnership or trust has one or more foreign partners or beneficiaries.

The discussion under this heading and under “—Backup Withholding Tax and Information Reporting,” below, is not intended to be a complete discussion of the United States federal withholding tax rules. We urge you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of these rules, including your possible eligibility for benefits available under any applicable income tax treaty.

Gain on Sale or Other Disposition.    A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the 8 1/2% notes (other than amounts attributable to accrued but unpaid interest, which may be subject to the rules described above with respect to interest), unless:

(a)	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or by a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary; or

(b)	the Non-U.S. Holder is an individual that:

(i)	is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

(ii)	either (A) has a “tax home” in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the 8 1/2% notes is attributable to such office or other fixed place of business.

Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

Gains realized by a Non-U.S. Holder upon the sale or other disposition of the 8 1/2% notes that are effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the 8 1/2% notes were held by a U.S. Holder, as discussed above, unless such gains are otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

Federal Estate and Gift Taxes. Notes beneficially owned by an individual who is a Non-U.S. Holder at the time of death will not be subject to United States federal estate tax upon such individual’s death; provided, however, that any interest thereon would have been eligible for the portfolio interest exception described above in “—Non-U.S. Holders—Interest,” without regard to the requirement that a beneficial owner provide a statement that it is a Non-U.S. Holder.

An individual who is a Non-U.S. Holder will not be subject to United States federal gift tax on a transfer of the 8 1/2% notes, unless such individual is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

Backup Withholding Tax and Information Reporting

Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the 8 1/2% notes before maturity by, certain U.S. Holders. In addition, a 28% backup withholding tax applies to a non-corporate U.S. Holder if such person:

(i)	fails to furnish such person’s taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

(ii)	furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

(iii)	is notified by the Internal Revenue Service that such person has failed to report properly payments of interest or dividends; or

(iv)	in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax-exempt organizations.

In the case of a Non-U.S. Holder, backup withholding does not apply to payments of interest with respect to the 8 1/2% notes, or to payments of proceeds on the sale or other disposition of the 8 1/2% notes, if such holder has provided to us or our paying agent the certification described in clause (ii)(D) of “—Non-U.S. Holders—Interest” or has otherwise established an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. Holder that is not an exempt recipient or that the conditions of any claimed exemption are, in fact, not satisfied.

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

Neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the 8 1/2% notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means (i) a controlled foreign corporation for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, or (iii) a foreign partnership (A) one or more of whose partners are United States persons, as defined in Section 7701(a)(30) of the Internal Revenue Code, that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (B) that is engaged at any time during its tax year in the conduct of a trade or business in the United States.

If payments of proceeds on the sale or other disposition of the 8 1/2% notes are made to or through the foreign office of a broker that is a United States person or a U.S. related person, as described above, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

Payments of proceeds on the sale or other disposition of the 8 1/2% notes to or through the United States office of a U.S. or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the 8 1/2% notes under the backup withholding rules are allowed as a refund or a credit against such holder’s United States federal income tax; provided, however, that the required information is timely furnished to the Internal Revenue Service.

Disclosure Requirements for U.S. Holders Recognizing Significant Losses or Experiencing Significant Book-Tax Differences

A U.S. Holder that claims significant losses in respect of a 8 1/2% note (generally (i) $10 million or more in a taxable year or $20 million or more in any combination of taxable years for corporations or partnerships all of whose partners are corporations or (ii) $2 million or more in a taxable year or $4 million or more in any combination of taxable years for all other taxpayers) or reports any item or items of income, gain, expense, or loss with respect to a 8 1/2% note for tax purposes in an amount that differs from the amount reported for book purposes by more than $10 million on a gross basis in any taxable year may be subject to certain United States federal tax disclosure requirements for “reportable transactions.” Prospective investors should consult their own tax advisors concerning any possible disclosure obligation that they may have with respect to the 8 1/2% notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes for its own account through the exchange offer, where its outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making or other trading activities. Until [            ], 2003, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

Triton will not receive any proceeds from any sales of the registered notes by participating broker-dealers. Registered notes received by participating broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, or until all broker-dealers who exchange outstanding notes which were acquired as a result of market-making activities for registered notes have sold all registered notes held by them, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Triton has agreed to pay all expenses incident to the exchange offer. Triton will indemnify the holders of the registered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

The registered notes will not be listed on any stock exchange. The outstanding and registered notes are designated for trading in The PORTALSM Market.

LEGAL MATTERS

Certain legal matters in connection with the 8 1/2% notes will be passed upon by Dow, Lohnes & Albertson, PLLC, Washington, D.C., counsel to Triton. Certain members of Dow, Lohnes & Albertson, PLLC own shares of Holdings’ Class A common stock.

EXPERTS

The consolidated financial statements of Triton PCS, Inc. and its subsidiaries as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Triton files annual, quarterly and special reports with the SEC. Triton’s SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document Triton files at the SEC’s public reference rooms in Washington, D.C. and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

Under the indentures governing our 9 3/8% notes, our 8 3/4% notes and 8 1/2% notes, Triton has agreed to furnish to the trustee and to registered holders of the 8 1/2% notes, without cost to the trustee or the registered holders, copies of all reports and other information that Triton is required to file with the SEC under the Exchange Act. In the event that Triton ceases to be subject to the informational requirements of the Exchange Act, Triton has agreed that it will file with the SEC and distribute to the noteholders copies of the financial information that would have been contained in its annual reports and quarterly reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, as the Exchange Act otherwise would have required Triton to file.

TRITON PCS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2002	March 31, 2003
	(unaudited)	(unaudited)
	As restated, see Note 7	As restated, see Note 7
ASSETS:
Current assets:
Cash and cash equivalents	$212,450	$210,884
Accounts receivable, net of allowance for doubtful accounts of $7,008 and $3,820, respectively	68,213	58,738
Accounts receivable—roaming partners	23,037	26,714
Inventory, net	28,510	21,122
Prepaid expenses	8,767	13,197
Other current assets	6,578	6,728

Total current assets	347,555	337,383
Property and equipment:
Land	377	377
Network infrastructure and equipment	1,004,323	1,040,001
Furniture, fixtures and computer equipment	89,208	88,526
Capital lease assets	8,454	8,454
Construction in progress	37,647	20,907

	1,140,009	1,158,265
Less accumulated depreciation	(343,506)	(376,538)

Net property and equipment	796,503	781,727
Intangible assets, net	395,249	394,148
Investment in and advances to non-consolidated entities	72,019	72,026
Other long-term assets	6,767	6,966

Total assets	$1,618,093	$1,592,250

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$83,650	$77,594
Accrued payroll and related expenses	16,282	10,945
Accrued expenses	5,999	7,489
Current portion of long-term debt	17,169	18,095
Deferred revenue	19,548	19,782
Deferred gain on sale of property and equipment	1,190	1,190
Accrued interest	20,637	21,349
Other current liabilities	10,468	12,126

Total current liabilities	174,943	168,570
Long-term debt:
Bank credit facility	192,579	187,556
Senior subordinated debt	1,219,720	1,233,650
Capital lease obligations	964	697

Total long-term debt	1,413,263	1,421,903
Deferred income taxes	35,609	38,117
Deferred revenue	3,051	3,380
Fair value of derivative instruments	23,819	21,257
Deferred gain on sale of property and equipment	27,072	26,775

Total liabilities	1,677,757	1,680,002
Commitments and contingencies	—	—
Stockholder’s deficit:
Common stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of December 31, 2002 and March 31, 2003	—	—
Additional paid-in capital	741,872	739,444
Accumulated deficit	(721,523)	(756,335)
Accumulated other comprehensive loss	(5,459)	(4,030)
Deferred compensation	(74,554)	(66,831)

Total stockholder’s deficit	(59,664)	(87,752)

Total liabilities and stockholder’s deficit	$1,618,093	$1,592,250

See accompanying notes to financial statements.

TRITON PCS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands, except per share amounts)

	March 31,
	2002	2003
	(unaudited)	(unaudited)
	As restated, see Note 7	As restated, see Note 7
Revenues:
Service revenues	$115,533	$133,507
Roaming revenues	35,126	42,771
Equipment revenues	6,039	12,183

Total revenue	156,698	188,461
Expenses:
Cost of service (excluding the below amortization, excluding depreciation of $25,820 and $30,227, and excluding noncash compensation of $939 and $888 for the three months ended March 31, 2002 and 2003, respectively)	47,882	58,001
Cost of equipment	16,140	23,751
Selling, general and administrative (excluding depreciation of $4,300 and $4,297 and excluding noncash compensation of $4,409 and $4,350 for the three months ended March 31, 2002 and 2003, respectively)	56,624	59,231
Termination benefits and other related charges	—	2,155
Non-cash compensation	5,348	5,238
Depreciation	30,120	34,524
Amortization	1,265	1,129

Income (loss) from operations	(681)	4,432
Interest expense, net of capitalized interest	(35,182)	(37,511)
Other expense	(461)	(418)
Interest and other income	4,944	1,729

Loss before taxes	(31,380)	(31,768)
Income tax provision	(17,445)	(3,044)

Net loss	(48,825)	(34,812)
Other comprehensive income, net of tax:
Unrealized gain on derivative instruments	2,055	1,429

Comprehensive loss	$(46,770)	$(33,383)

See accompanying notes to financial statements.

TRITON PCS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2002	2003
	(unaudited)	(unaudited)
	As restated, see Note 7	As restated, see Note 7
Cash flows from operating activities:
Net loss	$(48,825)	$(34,812)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,385	35,653
Deferred income taxes	17,445	2,508
Accretion of interest	12,803	14,252
Loss on equity investment	455	418
Bad debt expense	2,547	2,516
Non-cash compensation	5,348	5,238
Gain on derivative instruments	(3,202)	(1,133)
Change in operating assets and liabilities:
Accounts receivable	(4,413)	3,282
Inventory	8,268	7,388
Prepaid expenses and other current assets	(2,734)	(4,580)
Intangible and other assets	487	(30)
Accounts payable	(11,700)	5,531
Accrued payroll and liabilities	(4,299)	(3,847)
Deferred revenue	1,682	563
Accrued interest	1,173	712
Other liabilities	(159)	1,361

Net cash provided by operating activities	6,261	35,020

Cash flows from investing activities:
Capital expenditures	(40,514)	(18,863)
Net investment in and advances to non-consolidated entity	(9,264)	(425)
Proceeds from sale of property and equipment, net	26	31
Other	(19)	(80)

Net cash used in investing activities	(49,771)	(19,337)

Cash flows from financing activities:
Payments under credit facility	(3,125)	(3,845)
Change in bank overdraft	(13,177)	(12,920)
Capital contributions from parent	241	57
Payment of deferred financing costs	(1,253)	(22)
Advances to related party, net	(30)	—
Principal payments under capital lease obligations	(541)	(519)

Net cash used in financing activities	(17,885)	(17,249)

Net decrease in cash and cash equivalents	(61,395)	(1,566)
Cash and cash equivalents, beginning of period	371,088	212,450

Cash and cash equivalents, end of period	$309,693	$210,884

Cash paid for interest expense	$22,416	$23,225
Non-cash investing and financing activities:
Capital expenditures included in accounts payable	$12,429	$8,595
Deferred stock compensation	(1,018)	(2,485)
Change in fair value of derivative instruments acting as hedges	2,055	1,429

See accompanying notes to financial statements.

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2003

(1)    Basis of Presentation

The accompanying consolidated financial statements are unaudited and have been prepared by management. In the opinion of management, these consolidated financial statements contain all of the adjustments, consisting of normal recurring adjustments, necessary to present fairly, in summarized form, the financial position and the results of operations of Triton PCS, Inc. (“Triton”). The results of operations for the three months ended March 31, 2003 may not be indicative of the results that may be expected for the year ending December 31, 2003. The financial information presented herein should be read in conjunction with the consolidated financial statements for the year ended December 31, 2002, which include information and disclosures not included herein.

Triton is a wholly-owned subsidiary of Triton PCS Holdings, Inc. (“Holdings”). Triton PCS Operating Company L.L.C., Triton PCS License Company L.L.C., Triton PCS Equipment Company L.L.C., Triton PCS Property Company L.L.C., Triton PCS Holdings Company L.L.C., Triton Management Company, Inc., Triton PCS Investment Company L.L.C. and Triton PCS Finance Company Inc. are each wholly-owned subsidiaries of Triton.

The consolidated financial statements include the accounts of Triton and its wholly-owned subsidiaries (collectively, the “Company”). All significant intercompany accounts or balances have been eliminated in consolidation.

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

Stock Compensation

The Company accounts for Holdings’ stock compensation under the intrinsic value method of APB Opinion 25. Pro forma compensation expense is calculated for the fair value of the stock compensation using the Black-Scholes model for stock issued under Holding’s employee stock purchase plan. Assumptions, for the quarter ended March 31, 2003 include an expected life of three months, weighted average risk-free interest rate of 1.2%, dividend yield of 0.0% and expected volatility of 150%. For the quarter ended March 31, 2002, assumptions include an expected life of three months, weighted average risk-free interest rate of 1.7%, dividend yield of 0.0% and expected volatility of 42%. Had compensation expense for grants of stock-based compensation been determined consistent with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” the pro forma net loss and per share net loss would have been:

	March 31,
	(As restated)
	2002	2003
	(Dollars in thousands)
Net loss as reported	$(48,825)	$(34,812)
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	5,348	5,238
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(5,398)	(5,262)
Pro forma net loss	(48,875)	(34,836)

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

March 31, 2003

(2)    New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets.” SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This statement is effective for financial statements for fiscal years beginning after June 15, 2002. The Company has certain legal obligations, principally related to its leased cell site properties, which fall within the scope of SFAS No. 143. These legal obligations include obligations to remediate leased property on which cell sites are located. In conjunction with the adoption of SFAS No. 143 effective January 1, 2003, the Company did not record asset retirement obligations for network infrastructure assets subject to the provisions of this statement as the fair value of the obligations could not reasonably be estimated. The Company believes that uncertainty as to the eventual settlement of legal obligations exists due to trends in the wireless communications industry, including the rapid growth in minutes of use on wireless networks, increasing subscriber penetration and deployment of advanced wireless data technologies, such as GSM/GPRS. Therefore, these factors increase the probability that third parties would not contractually enforce their remediation rights related to the sites. Based on the combination of these industry trends and the Company’s limited experience in removing sites, it is not probable that any sites will be removed in the foreseeable future and require remediation. Therefore, sufficient information to estimate a range of potential settlement dates is not available. In accordance with SFAS No. 143, the Company will not recognize a liability until such information becomes known.

In January 2003, FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company is currently evaluating the impact of FIN 46 on its financial statements and related disclosures, but does not believe that this statement will have a material impact on its financial position or results of operations.

In February 2003, the Emerging Issues Task Force issued EITF 00-21 “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 primarily addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, it addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The provisions of EITF 00-21 are effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company is currently evaluating the impact, if any, this statement will have on its financial position or results of operations.

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

March 31, 2003

(3)    Stock Compensation

Restricted Stock

During the three months ended March 31, 2003, certain employees, who resigned their employment with the Company, forfeited approximately $2.5 million of deferred compensation and in doing so returned 16,947 shares of Holdings’ restricted Class A common stock to a common stock trust, established for grants of common stock to management, employees and independent directors, and forfeited another 83,532 shares of restricted Class A common stock which were issued under Holdings’ Stock Incentive Plan.

Employee Stock Purchase Plan

Holdings has an Employee Stock Purchase Plan (the “Plan”), which is currently suspended, pursuant to which employees may purchase shares of Holdings’ Class A common stock. Under the terms of the Plan, Holdings’ stock plan committee establishes offering periods during each calendar year in which employees can participate. The purchase price is determined at the discretion of the stock plan committee, but shall not be less than the lesser of: (i) eighty-five percent (85%) of the fair market value of the Class A common stock on the first business day of each offering period; or (ii) eighty-five percent (85%) of the fair market value of the Class A common stock on the last business day of the offering period. Holdings issued 36,504 shares of Class A common stock, at a per share price of $1.57 in January 2003. Following this issuance, Holdings has 440 shares available under the Plan.

(4)    Credit Facility

Triton is party to a bank credit facility. On February 26, 2003, Triton entered into a fifth amendment to the second amended and restated credit agreement to extend the availability period for draws on Tranche E from March 8, 2003 to June 8, 2003. Triton did not incur any fees related to this extension. As of March 31, 2003, the Company had $204.1 million of outstanding borrowings under its bank credit facility.

See Note (6), “Subsequent Events”, for additional events relating to the bank credit facility.

(5)    Termination Benefits and Other Related Charges

In January 2003, the Company completed a streamlining of its operations, which consolidated operations functionally from a more decentralized structure and resulted in the termination of 157 positions and the elimination of 13 unfilled positions, or 8% of the workforce. In addition, 14 employees were relocated as a result of the streamlining. The workforce reduction resulted in $2.2 million of expenses incurred during the three months ended March 31, 2003, consisting of $1.7 million for one-time termination benefits and $0.5 million for relocation and other related workforce reduction expenses. Approximately $0.4 million of additional costs are expected to be incurred throughout the remainder of 2003 as a result of the streamlining. As of March 31, 2003, $0.5 million of termination benefits were accrued related to future payments to be made through September 2003 to terminated employees. These costs were recognized in accordance with SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.”

(6)    Subsequent Event

On May 6, 2003, the Company entered into a sixth amendment to its second amended and restated credit agreement to reduce the credit facility from $415.3 million to $300.3 million. The reduction consisted of (i) a

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

March 31, 2003

decrease in the Tranche E term loan availability from $115.0 to $50.0 million and (ii) a $50.0 million pro-rata paydown of the outstanding credit facility. In addition to reducing the credit facility, the amendment changed certain restrictive financial covenants. The Company incurred approximately $0.3 million of fees related to this amendment. The Company was in compliance with all debt covenant requirements under the terms of the credit facility prior and subsequent to the amendment.

(7)    Restatement

On May 19, 2003, the Company revised its consolidated financial information for the three months ended March 31, 2002 and 2003 to reflect the recognition of deferred tax expense of $17.4 million and $2.5 million, respectively. The restatement is the result of the Company having to establish a valuation allowance against its deferred tax assets, as the Company is no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities related to licensing costs as the result of the adoption of SFAS No. 142, which was adopted on January 1, 2002. As a result, Triton may not rely on the reversal of deferred tax liabilities associated with licensing costs as a means to realize Triton’s deferred tax assets, which primarily represent net operating loss carryforwards. Additionally, due to a lack of earnings history, Triton cannot rely, for accounting purposes, on forecasts of future earnings as a means to realize its deferred tax assets. Accordingly, Triton has determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances are required on those deferred tax assets. This change, in accordance with Accounting Principles Board Opinion No. 20, in the Company’s deferred tax asset valuation allowance had no effect on cash, cash flow from operations, cash flow from investing activities, cash flow from financing activities, loss from operations or debt covenants. The effect on the financial statements is summarized below:

	March 31, 2003
	As Originally Reported	As Restated
	(in thousands)
Deferred income taxes	$11,935	$38,117
Total liabilities	1,653,820	1,680,002
Accumulated deficit	(730,153)	(756,335)
Total stockholders’ deficit	(61,570)	(87,752)

	Three months ended March 31, 2002		Three months ended March 31, 2003
	As Originally Reported	As Restated	As Originally Reported	As Restated
	(in thousands)
Income tax expense	$—	$17,445	$536	$3,044
Net loss	(31,380)	(48,825)	(32,304)	(34,812)
Comprehensive loss	(29,325)	(46,770)	(30,875)	(33,383)

(8)    Guarantor Financial Information

On June 13, 2003, Triton completed the private placement of its 8 1/2% notes due 2013 (“New Notes”) and received aggregate net proceeds of approximately $710.5 million. Triton used a portion of the proceeds from the sale of the New Notes to retire its old senior credit facility and entered into a new revolving credit facility with a group of lenders pursuant to which such lenders agreed to provide it with up to $100.0 million in revolving loans.

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

March 31, 2003

The New Notes and Triton’s obligations under the new credit facility are guaranteed by all of Triton’s existing, wholly-owned, domestic subsidiaries other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the indirect subsidiaries that hold Triton’s real estate interests and FCC licenses, respectively). Because Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the “Non-Guarantors”) will not be guarantors under the new revolving credit facility, pursuant to the terms of the indentures governing Triton’s 11% senior subordinated discount notes due 2008, Triton’s 9 3/8 % senior subordinated notes due 2011 and Triton’s 8 3/4 % senior subordinated notes due 2011 (collectively, the “Subordinated Notes”), the Non- Guarantors were released from their guarantees of the Subordinated Notes. The guarantees of Triton’s existing domestic subsidiaries other than the Non-Guarantors (the “Guarantors”) with respect to the New Notes and the Subordinated Notes are full and unconditional and joint and several.

The following tables set forth condensed consolidating financial information of Triton (the “Parent Company”), the Guarantors and Non-Guarantors for the balance sheets as of December 31, 2002 and March 31, 2003, the statements of operations for the quarters ended March 31, 2002 and 2003 and the statements of cash flows for the quarters ended March 31, 2002 and 2003. During the periods presented, both the Guarantors and the Non-Guarantors guaranteed the Subordinated Notes on a full and unconditional, joint and several basis.

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

March 31, 2003

Consolidating Balance Sheet as of December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$212,411	$39	$—	$—	$212,450
Accounts receivable, net of allowance for doubtful accounts	—	68,213	—	—	68,213
Accounts receivable—roaming partners	—	23,037	—	—	23,037
Inventory, net	—	28,510	—	—	28,510
Prepaid expenses	—	2,402	6,365	—	8,767
Intercompany receivable	345,532	—	—	(345,532)	—
Other current assets	327	6,251	—	—	6,578

Total current assets	558,270	128,452	6,365	(345,532)	347,555
Property and equipment:
Land	—	—	377	—	377
Network infrastructure and equipment	—	1,004,323	—	—	1,004,323
Furniture, fixtures and computer equipment	—	89,208	—	—	89,208
Capital lease assets	—	8,454	—	—	8,454
Construction in progress	—	37,647	—	—	37,647

	—	1,139,632	377	—	1,140,009
Less accumulated depreciation	—	(343,506)	—	—	(343,506)

Net property and equipment	—	796,126	377	—	796,503
Investment in subsidiaries	775,581	191,456	—	(967,037)	—
Intangible assets, net	6,603	18,132	370,514	—	395,249
Investment in and advances to non-consolidated entities	72,019	—	—	—	72,019
Other long-term assets	—	3,543	3,224	—	6,767

Total assets	$1,412,473	$1,137,709	$380,480	$(1,312,569)	$1,618,093

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$—	$47,301	$10,457	$—	$57,758
Bank overdraft liability	—	25,892	—	—	25,892
Accrued payroll and related expenses	—	16,282	—	—	16,282
Accrued expenses	—	5,999	—	—	5,999
Current portion of long-term debt	15,382	1,787	—	—	17,169
Deferred revenue	—	19,548	—	—	19,548
Deferred gain on sale of property and equipment	—	1,190	—	—	1,190
Accrued interest	20,637	—	—	—	20,637
Intercompany payable	—	202,574	142,958	(345,532)	—
Other current liabilities	—	10,468	—	—	10,468

Total current liabilities	36,019	331,041	153,415	(345,532)	174,943
Long-term debt:
Bank credit facility	192,579	—	—	—	192,579
Senior subordinated debt	1,219,720	—	—	—	1,219,720
Capital lease obligations	—	964	—	—	964

Total long-term debt	1,412,299	964	—	—	1,413,263
Deferred income taxes	—	—	35,609	—	35,609
Deferred revenue	—	3,051	—	—	3,051
Fair value of derivative instruments	23,819	—	—	—	23,819
Deferred gain on sale of property and equipment	—	27,072	—	—	27,072

Total liabilities	1,472,137	362,128	189,024	(345,532)	1,677,757
Commitments and contingencies	—	—	—	—	—
Stockholder’s equity (deficit):
Common stock, $0.01 par value, 1,000 shares authorized:
100 shares issued and outstanding as of December 31, 2002	—	—	—	—	—
Additional paid-in capital	741,872	1,239,109	392,922	(1,632,031)	741,872
Accumulated deficit	(721,523)	(463,528)	(201,466)	664,994	(721,523)
Accumulated other comprehensive loss	(5,459)	—	—	—	(5,459)
Deferred compensation	(74,554)	—	—	—	(74,554)

Total stockholder’s equity (deficit)	(59,664)	775,581	191,456	(967,037)	(59,664)

Total liabilities and stockholder’s equity (deficit)	$1,412,473	$1,137,709	$380,480	$(1,312,569)	$1,618,093

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

March 31, 2003

Consolidating Statement of Operations for the Three Months Ended March 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service revenues	$—	$115,533	$—	$—	$115,533
Roaming revenues	—	35,126	—	—	35,126
Equipment revenues	—	6,039	—	—	6,039

Total revenue	—	156,698	—	—	156,698
Expenses:
Cost of service	—	38,646	9,236	—	47,882
Cost of equipment	—	16,140	—	—	16,140
Selling, general and administrative	41	53,471	3,112	—	56,624
Non-cash compensation	—	5,348	—	—	5,348
Depreciation	—	30,120	—	—	30,120
Amortization	—	1,265	—	—	1,265

Income (loss) from operations	(41)	11,708	(12,348)	—	(681)
Interest expense	(35,119)	(63)	—	—	(35,182)
Other expense	(455)	(6)	—	—	(461)
Interest and other income	4,944	—	—	—	4,944

Income (loss) before taxes	(30,671)	11,639	(12,348)	—	(31,380)
Income tax provision	—	—	(17,445)	—	(17,445)

Net loss before equity in earnings of subsidiaries	(30,671)	11,639	(29,793)	—	(48,825)
Equity in earnings of subsidiaries	(18,154)	(29,793)	—	47,947	—

Net income (loss)	$(48,825)	$(18,154)	$(29,793)	$47,947	$(48,825)

Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(19,577)	$37,226	$(11,388)	$—	$6,261

Cash flows from investing activities:
Capital expenditures	—	(40,514)	—		(40,514)
Net investment in and advances to non-consolidated entity	(9,264)	—	—	—	(9,264)
Proceeds from sale of property and equipment, net	—	26	—	—	26
Other	—	(19)	—	—	(19)
Investment in subsidiaries	(16,950)	—	—	16,950	—
Dividends received	16,950	—	—	(16,950)	—
Net intercompany loans	(26,742)	—	—	26,742	—

Net cash provided by (used in) investing activities	(36,006)	(40,507)	—	26,742	(49,771)

Cash flows from financing activities:
Payments under credit facility	(3,125)	—	—	—	(3,125)
Change in bank overdraft	—	(13,177)	—	—	(13,177)
Capital contributions from parent	241	16,950	—	(16,950)	241
Payment of deferred financing costs	(1,253)	—	—	—	(1,253)
Repayments from (advances to) related party, net	—	(30)	—	—	(30)
Dividends paid	—	(16,950)	—	16,950	—
Principal payments under capital lease obligations	—	(541)	—	—	(541)
Net intercompany loans	—	15,354	11,388	(26,742)	—

Net cash used in financing activities	(4,137)	1,606	11,388	(26,742)	(17,885)

Net increase (decrease) in cash and cash equivalents	(59,720)	(1,675)	—	—	(61,395)
Cash and cash equivalents, beginning of period	369,413	1,675	—	—	371,088

Cash and cash equivalents, end of period	$309,693	$—	$—	$—	$309,693

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

March 31, 2003

Consolidating Balance Sheet as of March 31, 2003

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$210,884	$—	$—	$—	$210,884
Accounts receivable, net of allowance for doubtful accounts	—	58,738	—	—	58,738
Accounts receivable—roaming partners	—	26,714	—	—	26,714
Inventory, net	—	21,122	—	—	21,122
Prepaid expenses	104	5,763	7,330	—	13,197
Intercompany receivable	326,157	—	—	(326,157)	—
Other current assets	152	6,576	—	—	6,728

Total current assets	537,297	118,913	7,330	(326,157)	337,383
Property and equipment:
Land	—	—	377	—	377
Network infrastructure and equipment	—	1,040,001	—	—	1,040,001
Furniture, fixtures and computer equipment	—	88,526	—	—	88,526
Capital lease assets	—	8,454	—	—	8,454
Construction in progress	—	20,907	—	—	20,907

	—	1,157,888	377	—	1,158,265
Less accumulated depreciation	—	(376,538)	—	—	(376,538)

Net property and equipment	—	781,350	377	—	781,727
Investment in subsidiaries	777,018	176,214	—	(953,232)	—
Intangible assets, net	6,279	17,275	370,594	—	394,148
Investment in and advances to non-consolidated entities	72,026	—	—	—	72,026
Other long-term assets	—	3,852	3,114	—	6,966

Total assets	$1,392,620	$1,097,604	$381,415	$(1,279,389)	$1,592,250

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$—	$66,444	$11,150		$77,594
Accrued payroll and related expenses	—	10,945	—	—	10,945
Accrued expenses	—	7,489	—	—	7,489
Current portion of long-term debt	16,560	1,535	—	—	18,095
Deferred revenue	—	19,782	—	—	19,782
Deferred gain on sale of property and equipment	—	1,190	—	—	1,190
Accrued interest	21,349	—	—	—	21,349
Intercompany payable	—	170,223	155,934	(326,157)	—
Other current liabilities	—	12,126	—	—	12,126

Total current liabilities	37,909	289,734	167,084	(326,157)	168,570
Long-term debt:
Bank credit facility	187,556	—	—	—	187,556
Senior subordinated debt	1,233,650	—	—	—	1,233,650
Capital lease obligations	—	697	—	—	697

Total long-term debt	1,421,206	697	—	—	1,421,903
Deferred income taxes	—	—	38,117	—	38,117
Deferred revenue	—	3,380	—	—	3,380
Fair value of derivative instruments	21,257	—	—	—	21,257
Deferred gain on sale of property and equipment	—	26,775	—	—	26,775

Total liabilities	1,480,372	320,586	205,201	(326,157)	1,680,002
Commitments and contingencies	—	—	—	—	—
Stockholder’s equity (deficit):
Common stock, $0.01 par value, 1,000 shares authorized;
100 shares issued and outstanding as of March 31, 2003	—	—	—	—	—
Additional paid-in capital	739,444	1,252,874	393,002	(1,645,876)	739,444
Accumulated deficit	(756,335)	(475,856)	(216,788)	692,644	(756,335)
Accumulated other comprehensive loss	(4,030)	—	—	—	(4,030)
Deferred compensation	(66,831)	—	—	—	(66,831)

Total stockholder’s equity (deficit)	(87,752)	777,018	176,214	(953,232)	(87,752)

Total liabilities and stockholder’s equity (deficit)	$1,392,620	$1,097,604	$381,415	$(1,279,389)	$1,592,250

TRITON PCS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

March 31, 2003

Consolidating Statement of Operations for the Three Months Ended March 31, 2003

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service revenues	$—	$133,507	$—	$—	$133,507
Roaming revenues	—	42,771	—	—	42,771
Equipment revenues	—	12,183	—	—	12,183

Total revenue	—	188,461	—	—	188,461
Expenses:
Cost of service	—	47,926	10,075	—	58,001
Cost of equipment	—	23,751	—	—	23,751
Selling, general and administrative	26	56,466	2,739	—	59,231
Termination benefits and other related charges	—	2,155	—	—	2,155
Non-cash compensation	—	5,238	—	—	5,238
Depreciation	—	34,524	—	—	34,524
Amortization	—	1,129	—	—	1,129

Income (loss) from operations	(26)	17,272	(12,814)	—	4,432
Interest expense	(37,454)	(57)	—	—	(37,511)
Other expense	(418)	—	—	—	(418)
Interest and other income	1,729	—	—	—	1,729

Income (loss) before taxes	(36,169)	17,215	(12,814)	—	(31,768)
Income tax provision	—	(536)	(2,508)	—	(3,044)

Net income (loss) before equity in earnings of subsidiaries	(36,169)	16,679	(15,322)	—	(34,812)
Equity in earnings of subsidiaries	1,357	(15,322)	—	13,965	—

Net income (loss)	$(34,812)	$1,357	$(15,322)	$13,965	$(34,812)

Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2003

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(21,849)	$69,845	$(12,976)	$—	$35,020

Cash flows from investing activities:
Capital expenditures	—	(18,863)	—	—	(18,863)
Net investment in and advances to non-consolidated entity	(425)	—	—	—	(425)
Proceeds from sale of property and equipment, net	—	31	—	—	31
Other	—	—	(80)	—	(80)
Investment in subsidiaries	(13,765)	(80)	—	13,845	—
Dividends received	13,685	—	—	(13,685)	—
Net intercompany loans	—	(37,613)	—	37,613	—

Net cash provided by (used in) investing activities	(505)	(56,525)	(80)	37,773	(19,337)

Cash flows from financing activities:
Payments under credit facility	(3,845)	—	—	—	(3,845)
Change in bank overdraft	—	(12,920)	—	—	(12,920)
Capital contributions from parent	57	13,765	80	(13,845)	57
Payment of deferred financing costs	(22)	—	—	—	(22)
Dividends paid	—	(13,685)	—	13,685	—
Principal payments under capital lease obligations	—	(519)	—	—	(519)
Net intercompany loans	24,637	—	12,976	(37,613)	—

Net cash used in financing activities	20,827	(13,359)	13,056	(37,773)	(17,249)

Net increase (decrease) in cash and cash equivalents	(1,527)	(39)	—	—	(1,566)
Cash and cash equivalents, beginning of period	212,411	39	—	—	212,450

Cash and cash equivalents, end of period	$210,884	$—	$—	$—	$210,884

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and

Stockholder of Triton PCS, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing on page F-1 of this prospectus present fairly, in all material respects, the financial position of Triton PCS, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4, effective January 1, 2002, the Company changed its accounting for intangible assets pursuant to the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

As discussed in Note 17, the Company has restated its 2002 financial statements in order to properly state its deferred income tax provision.

/s/    PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

February 14, 2003, except for Note 16, as to

which the date is February 26, 2003, Note 17,

as to which the date is May 19, 2003 and Note 18,

as to which the date is July 15, 2003

TRITON PCS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2001	December 31, 2002
		As restated, see Note 17
ASSETS:
Current assets:
Cash and cash equivalents	$371,088	$212,450
Accounts receivable net of $3,345 and $7,008	52,496	68,213
Accounts receivable—roaming partners	16,189	23,037
Inventory, net	28,477	28,510
Prepaid expenses	8,160	8,767
Other current assets	5,642	6,578

Total current assets	482,052	347,555
Property and equipment:
Land	313	377
Network infrastructure and equipment	871,523	1,004,323
Furniture, fixtures and computer equipment	75,651	89,208
Capital lease assets	8,860	8,454
Construction in progress	55,651	37,647

	1,011,998	1,140,009
Less accumulated depreciation	(218,823)	(343,506)

Net property and equipment	793,175	796,503
Intangible assets, net	283,847	395,249
Investment in and advances to non-consolidated entities	116,731	72,019
Other long term assets	6,878	6,767

Total assets	$1,682,683	$1,618,093

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$96,529	$57,758
Bank overdraft liability	22,265	25,892
Accrued payroll & related expenses	17,381	16,282
Accrued expenses	6,634	5,999
Current portion of long-term debt	12,641	17,169
Deferred revenue	12,099	19,548
Deferred gain on sale of property and equipment	1,190	1,190
Accrued interest	20,351	20,637
Other current liabilities	9,307	10,468

Total current liabilities	198,397	174,943
Long-term debt:
Bank credit facility	174,441	192,579
Senior subordinated debt	1,167,338	1,219,720
Capital lease obligations	2,512	964

Total Long-term debt:	1,344,291	1,413,263
Deferred income taxes	11,935	35,609
Deferred revenue	3,129	3,051
Fair value of derivative instruments	20,584	23,819
Deferred gain on sale of property and equipment	28,262	27,072

Total liabilities	1,606,598	1,677,757
Commitments and contingencies (Note 12)	—	—
Stockholder’s equity (deficit):
Common Stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of December 31, 2001 and December 31, 2002.	—	—
Additional paid-in capital	737,573	741,872
Accumulated deficit	(561,209)	(721,523)
Accumulated other comprehensive income	(7,660)	(5,459)
Deferred compensation	(92,619)	(74,554)

Total stockholder’s equity ( deficit)	76,085	(59,664)

Total liabilities & stockholder’s equity (deficit)	$1,682,683	$1,618,093

See accompanying notes to consolidated financial statements.

TRITON PCS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands)

	For the Years Ended December 31,
	2000	2001	2002
			As restated, see Note 17
Revenues:
Service	$220,940	$387,381	$502,402
Roaming	98,492	126,909	175,405
Equipment	34,477	25,810	38,178

Total revenue	353,909	540,100	715,985
Expenses:
Cost of service (excluding the below amortization, excluding depreciation of $63,183, $90,851 and $114,007, and excluding non-cash compensation of $1,026, $2,544 and $3,646, respectively)	125,288	174,500	212,221
Cost of equipment	69,398	73,513	84,377
Selling, general and administrative (excluding depreciation of $13,072, $16,657 and $16,072 and excluding non-cash compensation of $7,241, $14,647 and $17,784, respectively)	181,565	227,970	252,740
Non-cash compensation	8,267	17,191	21,430
Depreciation	76,255	107,508	130,079
Amortization	17,876	19,225	4,926

Income (loss) from operations	(124,740)	(79,807)	10,212
Interest expense	(55,903)	(117,499)	(144,086)
Other expense	(326)	(18,034)	(7,693)
Interest and other income	4,957	18,322	6,292

Loss before taxes	(176,012)	(197,018)	(135,275)
Income tax provision	(746)	(1,372)	(25,039)

Net loss	(176,758)	(198,390)	(160,314)

Other comprehensive gain (loss), net of tax:
Cumulative effect of change in accounting principle	—	(4,162)	—
Unrealized gain (loss) on derivative instruments	—	(3,498)	2,201

Comprehensive loss	$(176,758)	$(206,050)	$(158,113)

See accompanying notes to consolidated financial statements.

TRITON PCS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)  AND MEMBER’S CAPITAL

(Dollars in thousands)

	Common Stock Shares	Amount	Additional Paid-In Capital	Deferred Compensation	AOCI	Accumulated Deficit	Total
Balance at December 31, 1999	100	$—	$531,026	$(16,852)	$—	$(186,061)	$328,113

Capital contributions from parent	—	—	266	—	—	—	266
Deferred compensation	—	—	33,373	(33,373)	—	—	—
Non-cash compensation	—	—	—	8,032	—	—	8,032
Net loss	—	—	—	—	—	(176,758)	(176,758)

Balance at December 31, 2000	100	$—	$564,665	$(42,193)	$—	$(362,819)	$159,653

Capital contributions from parent	—	—	105,056	—	—	—	105,056
Deferred compensation	—	—	67,852	(67,852)	—	—	—
Non-cash compensation	—	—	—	17,426	—	—	17,426
Fair value of cash flow hedges	—	—	—	—	(7,660)	—	(7,660)
Net loss	—	—	—	—	—	(198,390)	(198,390)

Balance at December 31, 2001	100	$—	$737,573	$(92,619)	$(7,660)	$(561,209)	$76,085

Capital contributions from parent	—		934	—	—	—	934
Deferred compensation	—		3,365	(3,365)	—	—	—
Non-cash compensation	—		—	21,430	—	—	21,430
Fair value of cash flow hedges	—		—	—	2,201	—	2,201
Net loss	—		—	—	—	(160,314)	(160,314)

Balance at December 31, 2002 (as restated, see Note 17)	100	$—	$741,872	$(74,554)	$(5,459)	$(721,523)	$(59,664)

See accompanying notes to consolidated financial statements

TRITON PCS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Years Ended December 31,
	2000	2001	2002
			As restated, see Note 17
Cash flows from operating activities:
Net loss	$(176,758)	$(198,390)	$(160,314)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	94,131	126,733	135,005
Deferred income taxes	272	—	23,674
Accretion of interest	42,688	48,271	53,969
Loss on equity investment	—	718	1,761
Bad debt expense	7,763	12,103	18,889
Non-cash compensation	8,267	17,191	21,430
Loss on derivative instruments	—	12,924	5,436
Change in operating assets and liabilities
Accounts receivable	(29,543)	(29,944)	(41,454)
Inventory	(5,042)	(8,165)	(33)
Prepaid expenses and other current assets	(178)	(5,664)	(2,562)
Intangible and other assets	(1,776)	379	680
Accounts payable	24,102	(11,937)	(8,104)
Accrued payroll and liabilities	6,413	3,661	(1,734)
Deferred revenue	3,727	7,908	7,371
Accrued interest	797	18,928	286
Other liabilities	3,032	1,963	(29)

Net cash provided by (used in) operating activities	(22,105)	(3,321)	54,271

Cash flows from investing activities:
Capital expenditures	(329,479)	(214,713)	(165,935)
Proceeds from sale of property and equipment, net	—	201	72
Net investments in and advances to non-consolidated entity	(16,965)	(100,484)	(14,922)
Repayments from non-consolidated entity	—	—	57,873
Acquisition of FCC licenses	—	—	(113,705)
Other	—	(3,185)	(20)

Net cash used in investing activities	(346,444)	(318,181)	(236,637)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt, net of discount	—	728,995	—
Borrowings under credit facility	182,750	281,000	65,000
Payments under credit facility	—	(428,750)	(42,039)
Change in bank overdraft	4,121	8,595	3,627
Payment of deferred transaction costs	(37)	(1,142)	—
Payment of deferred financing costs	(2,050)	(1,899)	(1,480)
Repayments from (advances to) related-party, net	935	(177)	(181)
Capital contribution from parent	266	106,324	934
Principal payments under capital lease obligations	(2,070)	(1,973)	(2,133)

Net cash provided by financing activities	183,915	690,973	23,728

Net increase (decrease) in cash and cash equivalents	(184,634)	369,471	(158,638)
Cash and cash equivalents, beginning of period	186,251	1,617	371,088

Cash and cash equivalents, end of period	$1,617	$371,088	$212,450

See accompanying notes to consolidated financial statements

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2000, 2001 and 2002

(1)    Summary of Operations and Significant Accounting Policies

Triton PCS, Inc. (“Triton” or the “Company”) is a wholly owned subsidiary of Triton PCS Holdings, Inc. (“Holdings”). Triton PCS Operating Company L.L.C., Triton PCS License Company L.L.C., Triton PCS Equipment Company L.L.C., Triton PCS Property Company L.L.C., Triton PCS Holdings Company L.L.C., Triton Management Company, Inc., Triton PCS Investment Company L.L.C. and Triton PCS Finance Company, Inc. are each wholly-owned subsidiaries of Triton. The consolidated financial statements include the accounts of Triton PCS, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts or balances have been eliminated in consolidation. The Company operates under one segment. The Company’s more significant accounting policies follow:

(a)    Nature of Operations

In February 1998, the Company entered into a joint venture with AT&T Wireless Services, Inc. (“AT&T Wireless”) whereby AT&T Wireless contributed to the Company personal communications services licenses for 20 MHz of authorized frequencies covering approximately 13.6 million potential subscribers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. As part of this agreement, the Company was granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T Corp. in the Company’s licensed markets (see Note 2).

The Company began generating revenues from the sale of personal communications services in the first quarter of 1999 as part of its initial personal communications services network build-out. The Company offers service in all 37 markets covered its licensed area. As of December 31, 2002, the Company’s network in these markets included 2,218 cell sites and seven switches.

(b)    Liquidity and Capital Resources

The construction of the Company’s network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. Capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs, debt service and financing fees and expenses. Management estimates that capital expenditures for network construction will be approximately $120.0 to $140.0 million in 2003. The Company may have additional capital requirements, which could be substantial for future upgrades for advances in new technology.

The Company’s credit facility, as amended, will permit the Company, subject to various terms and conditions, including compliance with specified leverage ratios, to borrow an additional $215.0 million as of December 31, 2002, to finance working capital requirements, capital expenditures, permitted acquisitions and other corporate purposes. The Company believes that cash on hand and available credit facility borrowings will be sufficient to meet the Company’s projected capital requirements through 2004, at which time the Company expects to become free cash flow positive. Although management estimates that these funds will be sufficient to finance its continued growth, it is possible that additional funding will be necessary, which could include equity or debt offerings.

(c)    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)    Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short term investments with initial maturities of three months or less. The Company maintains cash balances at financial institutions, which at times exceed the $100,000 FDIC limit. Bank overdraft balances are classified as a current liability.

(e)    Inventory

Inventory, consisting primarily of wireless handsets and accessories held for resale, is valued at lower of cost or market. Cost is determined by the first-in, first-out method.

(f)    Property and Equipment

Property and equipment is carried at original cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, which are ten to twelve years for network infrastructure and equipment and three to five years for office furniture and equipment. In addition, the Company capitalizes interest on expenditures related to the build-out of the network. Expenditures for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected in the statement of operations. During the year ended December 31, 2001 and 2002, the Company incurred charges of $0.2 million and $3.9 million, respectively, as the result of losses on the sale of property and equipment as well as charges to accelerate depreciation on certain assets as a result of management’s decision not to complete the construction of certain network infrastructure. These charges are included in depreciation expense on the statement of operations and comprehensive loss.

Capital leases are included under property and equipment with the corresponding amortization included in accumulated depreciation. The related financial obligations under the capital leases are included in current and long-term obligations. Capital leases are amortized over the useful lives of the respective assets.

(g)    Construction in Progress

Construction in progress includes expenditures for the design, construction and testing of the Company’s PCS network and also includes costs associated with developing information systems. The Company capitalizes interest on certain of its construction in progress activities. When the assets are placed in service, the Company transfers the assets to the appropriate property and equipment category and depreciates these assets over their respective estimated useful lives.

(h)    Investment in PCS Licenses

Investments in PCS licenses are recorded at their estimated fair value at the time of acquisition. As there is an observable market for PCS licenses and an indefinite life, the Company believes that FCC licenses qualify as

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

indefinite life intangibles. In accordance with SFAS No. 142, these assets are periodically reviewed and adjusted for impairment when events and circumstance warrant, rather than amortized on a straight-line basis over 40 years (See Note 4). Investments in PCS licenses are tested for impairment annually or more frequently if events or changes in circumstances indicate that the PCS licenses may be impaired. The impairment test consists of a comparison of the fair value with the carrying value.

(i)    Deferred Costs

Costs incurred in connection with the negotiation and documentation of debt instruments are deferred and amortized over the terms of the debt instruments using the effective interest rate method.

Costs incurred in connection with the issuance and sale of equity securities are deferred and netted against the proceeds of the stock issuance upon completion of the transaction. Costs incurred in connection with acquisitions are deferred and included in the aggregate purchase price allocated to the net assets acquired upon completion of the transaction.

(j)    Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets, other than indefinite-lived intangible assets, when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposition from such assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved.

(k)    Investment in and Advances to Non-consolidated Entities

Investment in and advances to non-consolidated entities consists of the Company’s investments and loans to Lafayette Communications Company L.L.C. (“Lafayette”). The Company has a 39% equity investment in Lafayette, and because the Company does not control Lafayette, the Company accounts for its investment under the equity method. As the Company has committed to provide further financial support to Lafayette in order to preserve its business relationship, the Company recognizes 100% of Lafayette’s losses, which arise primarily from interest costs related to an assumed note payable to the FCC. The carrying value of the loans made to Lafayette have been adjusted for any losses in excess of the Company’s initial investment.

(l)    Deferred Gain on Sale of Property and Equipment

In 1999, Triton sold and transferred 187 of its towers, related assets and certain liabilities to American Tower Corporation (“ATC”). The purchase price was $71.1 million, reflecting a price of $380,000 per tower. Triton also entered into a master lease agreement with ATC, in which Triton has agreed to pay ATC monthly rent for the continued use of the space that Triton occupied on the towers prior to the sale.

The initial term of the lease was for 12 years. The carrying value of the towers sold was $25.7 million. After deducting $1.6 million of selling costs, the gain on the sale of the towers was approximately $43.8 million, of which $11.7 was recognized immediately to reflect the portion of the gain in excess of the present value of the future minimum lease payments, and $32.1 million was deferred and is being recognized over operating lease terms. As of December 31, 2002, $3.8 million had been amortized.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(m)    Revenue Recognition

Revenues from operations consist of charges to customers for activation, monthly access, airtime, roaming charges, long-distance charges, and equipment sales. Revenues are recognized as services are rendered. Unbilled revenues result from service provided from the billing cycle date to the end of the month and from other carrier’s customers using the Company’s systems. Activation revenue is deferred and recognized over the estimated subscriber’s life. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

(n)    Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(o)    Financial Instruments

Derivative financial instruments are accounted for in accordance with SFAS No. 133. Derivatives, which qualify as a cash flow hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are reflected in Accumulated Other Comprehensive Income and reclassified into earnings as the underlying hedge items affect earnings. Financial instruments, which do not qualify as a cash flow hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are recorded as other income or expense on the income statement (see Note 9).

(p)    Advertising Costs

The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to $43.1 million in 2000, $36.3 million in 2001 and $35.2 million in 2002.

(q)    Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash, cash equivalents and accounts receivable. The Company’s credit risk is managed through diversification and by investing its cash and cash equivalents in high-quality investment holdings.

Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base. Initial credit evaluations of customers’ financial condition are performed and security deposits are obtained for customers with a higher credit risk profile. The Company maintains reserves for potential credit losses.

(r)    Stock Compensation

The Company accounts for Holdings’ stock compensation under the intrinsic value method of APB Opinion 25 (see Note 3 for a description of Holdings’ stock compensation plans). Pro forma compensation expense is calculated for the fair value of stock compensation using the Black-Scholes model for stock issued under Holdings’ employee stock purchase plan. Assumptions, for the year ended December 31, 2002 include an expected life of three months, weighted average risk-free interest rate between 1.6% – 1.8%, a dividend yield of 0.0% and expected volatility between 42% – 141%. For the year ended December 31, 2001, assumptions

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

included an expected life of three months, weighted average risk-free interest rate between 2.2%-5.7%, a dividend yield of 0.0% and expected volatility between 70%-78%. For the year ended December 31, 2000, assumptions included an expected life of three months, weighted average risk-free interest rate between 5.9%-6.7%, dividend yield of 0.0% and expected volatility between 75%-78%. Had compensation expense for Holdings’ grants of stock-based compensation been determined consistent with SFAS No. 123, the pro forma net loss and per share net loss would have been:

	December 31,
	2000	2001	2002
			(As restated)
	(Dollars in thousands)
Net loss as reported	$(176,758)	$(198,390)	$(160,314)
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	8,267	17,191	21,430
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(8,469)	(17,466)	(21,712)
Pro forma net loss	(176,960)	(198,665)	(160,596)

(s)    Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

(t)    New Accounting Pronouncements

In June of 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets.” SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This statement is effective for financial statements for fiscal years beginning after June 15, 2002. The Company has certain legal obligations, principally related to leased cell site properties, which fall within the scope of SFAS No. 143. These legal obligations include obligations to remediate leased property on which cell sites are located. In conjunction with the adoption of SFAS No. 143 effective January 1, 2003, the Company did not record asset retirement obligations for network infrastructure assets subject to the provisions of this statement as the fair value of the obligations could not reasonably be estimated. Management believes that uncertainty as to the eventual settlement of legal obligations exists due to trends in the wireless communications industry, including the rapid growth in minutes of use on wireless networks, increasing subscriber penetration and deployment of advanced wireless data technologies. Therefore, these factors increase the probability that third parties would not contractually enforce their remediation rights related to the sites. Based on the combination of these industry trends and the Company’s limited experience in removing sites, it is not probable that any sites will be removed in the foreseeable future and require remediation. Therefore, sufficient information to estimate a range of potential settlement dates is not available. In accordance with SFAS No. 143, the Company will not recognize a liability until such information becomes known.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections as of April of 2002.” SFAS No. 145 primarily addresses: (i) the income statement classification of gains or losses from the extinguishment of

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

debt as ordinary or extraordinary and (ii) the treatment of certain lease modifications with sale-leaseback accounting when they have an economic effect similar to a sale-leaseback agreement. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Accounting Principles Board Opinion No. 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of SFAS No. 4 is encouraged. As such, the Company has reclassified an extraordinary loss on the extinguishment of debt in 2001 to other expense. Management does not believe further implementation of this statement will have a material impact on the Company’s financial position or results of operations.

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity”. The principle difference between SFAS No. 146 and EITF 94-3 relates to SFAS No. 146’s requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this statement eliminates the definition and requirements for recognition of exit costs in EITF 94-3. This statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for fiscal years beginning after December 31, 2002. Management will apply this statement to the accounting for all prospective exit or disposal activities.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 “Accounting for Stock Based Compensation.” SFAS No. 148 primarily (i) provides an alternative method of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and (ii) requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock- based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for the fiscal years beginning after December 15, 2002. The Company will disclose its method of accounting for stock-based employee compensation and the effect of the method used on reported results in future financial statements.

In February 2003, the Emerging Issues Task Force issued EITF 00-21 “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 primarily addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, it addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The provisions of EITF 00-21 are effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Management is currently evaluating the impact this statement will have on the Company’s financial position or results of operations.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

In February 2003, the Emerging Issues Task Force issued EITF 02-16 “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.” Issue 1 of EITF 02-16 primarily addresses the circumstances under which cash consideration received from a vendor by a reseller should be considered (a) an adjustment of the prices of the vendor’s products or services and, therefore, characterized as a reduction of cost of sales when recognized in the reseller’s income statement, (b) an adjustment to a cost incurred by the reseller and, therefore, characterized as a reduction of that cost when recognized in the reseller’s income statement, or (c) a payment for assets or services delivered to the vendor and, therefore, characterized as revenue when recognized in the reseller’s income. The provisions of Issue 1 of EITF 02-16 are effective for fiscal periods beginning after December 15, 2002. Issue 2 of EITF 02-16 addresses vendors offering a customer a rebate or refund of a specified amount of cash consideration that is payable only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period, when the customer should recognize the rebate and how the customer should measure the amount of the offer. The provisions of Issue 2 of EITF 02-16 are effective for all arrangements entered into after November 1, 2002. Management does not believe that this statement will have a material impact on the Company’s financial position or results of operations.

In January 2003, FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company is currently evaluating the impact of FIN 46 on its financial statements and related disclosures but does not expect that there will be any material impact.

(2)    AT&T Transaction

On October 8, 1997, Triton entered into a Securities Purchase Agreement with AT&T Wireless PCS LLC (as successor to AT&T Wireless PCS, Inc.) (“AT&T Wireless PCS”) and the stockholders of Triton, whereby Triton was to become the exclusive provider of wireless mobility services in the AT&T Southeast region.

On February 4, 1998, Triton executed a Closing Agreement with AT&T Wireless PCS and the other stockholders of Triton finalizing the transactions contemplated in the Security Purchase Agreement. Under the Closing Agreement, Triton issued 732,371 shares of Series A convertible preferred stock and 366,131 shares of Series D convertible preferred stock to AT&T Wireless PCS in exchange for 20 MHz A and B block PCS licenses covering certain areas in the southeastern United States and the execution of certain related agreements, as further described below. The fair value of the FCC licenses was $92.8 million. This amount is substantially in excess of the tax basis of such licenses, and accordingly, the Company recorded a deferred tax liability, upon the closing of the transaction.

In connection with Holdings’ initial public offering in 1999, stockholders of Triton exchanged their securities for securities of Holdings with substantially identical rights. In accordance with the Closing Agreement, the Company and AT&T Wireless PCS and the other stockholders of Holdings consented to executing the following agreements:

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(a)    Stockholders’ Agreement

The Stockholders’ Agreement expires on February 4, 2009. The agreement was amended and restated on October 27, 1999 in connection with Holdings initial public offering and includes the following sub-agreements:

Resale Agreement—The Company is required to enter into a Resale Agreement at the request of AT&T Wireless PCS, which provides AT&T Wireless PCS with the right to purchase and resell on a nonexclusive basis access to and usage of the Company’s services in the Company’s Licensed Area. The Company will retain the continuing right to market and sell its services to customers and potential customers in competition with AT&T Wireless PCS.

Exclusivity—None of Holdings’ stockholders who are party to the Stockholders’ Agreement will provide or resell, or act as the agent for any person offering, within the defined territory wireless mobility telecommunications services initiated or terminated using frequencies licensed by the FCC and Time Division Multiple Access or, in certain circumstances such as if AT&T Wireless PCS and its affiliates move to a successor technology in a majority of the defined southeastern region, a successor technology (“Company Communications Services”), except AT&T Wireless PCS and its affiliates may (i) resell or act as agent for the Company in connection with the provision of Company Communications Services, (ii) provide or resell wireless telecommunications services to or from certain specific locations, and (iii) resell Company Communications Services for another person in any area where the Company has not placed a system into commercial service, provided that AT&T Wireless PCS has provided the Company with prior written notice of AT&T Wireless PCS’s intention to do so and only dual band/dual mode phones are used in connection with such resale activities.

Additionally, with respect to the markets listed in the Roaming Agreement, Holdings and AT&T Wireless PCS agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier is the preferred provider in such markets, and refrain from inducing any of its customers to change such programming.

Build-out—The Company is required to conform to certain requirements regarding the construction of the Company’s PCS system. In the event that the Company breaches these requirements, AT&T Wireless may terminate its exclusivity provisions. This provision has been satisfied.

Disqualifying Transactions—In the event of a merger, asset sale or consolidation, as defined, involving AT&T Corp. (or its affiliates) and another person that derives from telecommunications businesses annual revenues in excess of $5.0 billion, derives less than one third of its aggregate revenues from wireless telecommunications, and owns FCC licenses to offer wireless mobility telecommunications services to more than 25% of the population within the Company’s territory, AT&T Wireless PCS and Holdings have certain rights. AT&T Wireless PCS may terminate its exclusivity in the territory in which the other party overlaps that of the Company. In the event that AT&T Wireless PCS proposes to sell, transfer or assign to a non-affiliate its PCS system owned and operated in the Charlotte, NC; Atlanta, GA; Baltimore, MD; and Washington, DC, basic trading areas, then AT&T Wireless PCS will provide the Company with the opportunity for a 180 day period to have AT&T Wireless PCS jointly market the Company’s licenses that are included in the major trading area that AT&T Wireless PCS is requesting to sell.

(b)    License Agreement

Pursuant to a Network Membership License Agreement, dated February 4, 1998 (as amended, the “License Agreement”), between AT&T Corp. and the Company, AT&T Corp. granted to the Company a royalty-free,

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

nontransferable, nonsublicensable, limited right, and license to use certain licensed marks (the “Licensed Marks”) solely in connection with certain licensed activities. The Licensed Marks include the logo containing the AT&T and globe design and the expression “Member, AT&T Wireless Services Network”. The License Agreement also grants to the Company the right and license to use Licensed Marks on certain permitted mobile phones. The licensed activities include (i) the provision to end-users and resellers, solely within the defined territory, of Company Communications Services on frequencies licensed to the Company for Commercial Mobile Radio Services (“CMRS”) provided in accordance with the AT&T PCS contributed licenses and permitted cellular licenses (collectively, the “Licensed Services”) and (ii) marketing and offering the Licensed Services within the defined territory.

The License Agreement had an initial five-year term, which expired on February 4, 2003. The agreement was renewed for an additional one year period and will be renewed for an additional five year term if AT&T Corp. notifies the Company of its desire to renew, and the Company agrees to renew the License Agreement. The license may be terminated at any time in the event of the Company’s significant breach, including the Company’s misuse of any Licensed Marks, the Company’s license or assignment of any of the rights in the License Agreement, the Company’s failure to maintain AT&T quality standards or if the Company experiences a change of control. The License Agreement, along with the Exclusivity and Resale Agreements, had a fair value of $20.3 million with an estimated useful life of 10 years. Amortization commenced upon the effective date of the Agreements.

(c)    Roaming Agreement

Pursuant to the Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (as amended, the “Roaming Agreement”), between AT&T Wireless and the Company, each of AT&T Wireless and the Company have agreed to provide (each in its capacity as serving provider, the “Serving Carrier”) wireless mobility radiotelephone service for registered customers of the other party’s (the “Home Carrier”) customers while such customers are out of the Home Carrier’s geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a wireless mobility radio/telephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier’s charges for wireless service and 100% of pass-through charges (i.e., toll or other charges).

The fair value of the Roaming Agreement, as determined by an independent appraisal, was $5.5 million, with an estimated useful life of 20 years. Amortization commenced upon the effective date of the agreement.

On October 4, 2002 AT&T Wireless Services and the Company entered into a supplement to their Roaming Agreement. The supplement primarily provides pricing, which rates shall be kept reasonably competitive in each geographic area, for the use of one party’s Global Systems for Mobile Communications/General Packet Radio Service, referred to as GSM/GPRS, network by another party’s GSM/GPRS subscribers. The supplement has a four-year term and, unless either party provides the other with no less than 90 days notice prior to the expiration of the initial four-year term, thereafter continues month-to-month subject to termination by either party on 90 days notice.

(3)    Stock Compensation and Employee Benefits

Restricted Awards:

Holdings has made grants of restricted stock to provide incentive to key employees and non-management directors and to further align the interests of such individuals with those of its stockholders. Grants of restricted

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

stock generally are made annually under the stock and incentive plan and deferred compensation is recorded for these awards based upon the stock’s fair value at the date of issuance. Grants vest over a four to five year period. The following table summarizes Holdings’ restricted stock activity in 2000, 2001 and 2002 respectively:

	Deferred Compensation	Incentive Plan Shares Available	Incentive Plan Shares Issued	Average Grant Price
	(Dollars in thousands, except share amounts)
January 1, 2000	$16,852	2,371,601	1,082,894

Restricted stock grants	$35,700	(678,473)	678,473	$51.83
Restricted stock forfeitures	$(2,327)	137,301	(137,301)
Amortization of deferred compensation	$(8,032)

December 31, 2000	$42,193	1,830,429	1,624,066

Additional Incentive Plan shares authorized		1,500,000
Restricted stock grants	$74,985	(1,904,505)	1,904,505	$39.37
Restricted stock forfeitures	$(7,133)	250,921	(250,921)
Amortization of deferred compensation	$(17,426)

December 31, 2001	$92,619	1,676,845	3,277,650

Restricted stock grants	$7,379	(845,070)	845,070	$8.33
Restricted stock forfeitures	$(4,014)	135,617	(135,617)
Amortization of deferred compensation	$(21,430)

December 31, 2002	$74,554	967,392	3,987,103

Holdings has entered into Director Stock Award Agreements with its four directors considered to be independent under current New York Stock Exchange rules—Scott I. Anderson, John D. Beletic, Arnold L. Chavkin and Rohit M. Desai. Each independent director received an award of 11,250 shares of Class A common stock for service on the Board of Directors and an additional 6,250 shares for service on each of the audit committee and compensation committee. Accordingly, Mr. Anderson and Mr. Beletic each received total awards of 17,500 shares under agreements dated as of June 24, 2002, recognizing their service on the audit committee and the compensation committee, respectively, and Mr. Chavkin and Mr. Desai each received a total award of 23,750 shares under agreements dated as of July 1, 2002, recognizing their service on both committees. Each award vests in equal installments over a five-year period, with the first installment vesting on June 1, 2003, and the awards vest under certain circumstances involving a change of control. Deferred compensation of approximately $0.3 million was recorded based on the market value at the date of grant. Upon each director’s termination of service as a member of Triton’s Board of Directors for any reason, the director has agreed to forfeit any unvested shares, subject to the exception that if the director is not nominated to serve as a member of the Board of Directors when his term expires or if nominated, does not receive the requisite vote to be elected, the director will be deemed to have served on the Board of Directors as of the vesting date closest to the relevant annual meeting of Holdings’ stockholders.

401(k) Savings Plan:

The Company’s management subsidiary sponsors a 401(k) savings plan (the “Savings Plan”) which permits employees to make contributions to the Savings Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. Substantially all full-time employees are eligible to participate in the next quarterly open

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

enrollment after 90 days of service. The Company matches a portion of the voluntary employee contributions. The cost of the Savings Plan charged to expense was $944,000 in 2000, $1,172,000 in 2001 and $1,303,000 in 2002.

Employee Stock Purchase Plan:

Holdings commenced an Employee Stock Purchase Plan (the “Plan”) on January 1, 2000. Under the terms of the Plan, during any calendar year there are four three-month offering periods beginning January 1st, April 1st, July 1st and October 1st, during which employees can participate. The purchase price is determined at the discretion of the Stock Plan Committee but shall not be less than the lesser of: (i) 85% of the fair market value on the first business day of each offering period or (ii) 85% of the fair market value on the last business day of the offering period. Holdings issued 21,460 shares of Class A common stock, at an average per share price of $34.01, in 2000; 38,167 shares of Class A common stock, at an average per share price of $26.69 in 2001; and 202,704 shares of Class A common stock, at an average per share price of $4.52 in 2002. Holdings also issued 36,504 shares of Class A common stock, at a per share price of $1.57 in January 2003, and following this issuance, Holdings has 440 shares available under the Plan.

(4)    Intangible Assets

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” With the adoption of SFAS No. 142, FCC licenses, which are categorized as an asset with an indefinite life, are no longer subject to amortization. As an asset with an indefinite life, the licenses are subject to at least an annual assessment for impairment. All of the Company’s FCC licenses are aggregated for the purpose of performing the impairment test as they are operated as a single asset, and, as such are essentially inseparable from one another. The Company has evaluated these assets, and based upon a discounted future cash flows model, the FCC licenses are not impaired. As of January 1, 2002, the Company had recorded a net asset of approximately $255.7 million for its FCC licenses.

The elimination of FCC license amortization would have reduced net loss by approximately $6.9 million for the years ended December 31, 2000 and 2001. The pro forma net loss below are shown as if the provisions of SFAS No. 142 were in effect for fiscal 2000 and 2001.

	December 31,
	2000	2001	2002
	Pro forma	Pro forma	Actual
(Dollars in thousands)			(As restated)
Net Loss:
Reported net loss	$(176,758)	$(198,390)	$(160,314)
Add back: FCC license amortization	$6,936	$6,943	$—

Adjusted net loss	$(169,822)	$(191,447)	$(160,314)

During the year ended December 31, 2002, the Company acquired the following additional spectrum as part of its current network overlay preparation for GSM/GPRS service offerings.

During the second quarter of 2002, Triton consummated two license purchase agreements for an aggregate purchase price of approximately $22.6 million. First, Virginia PCS Alliance, L.C. disaggregated its personal communications services C-block license for the Charlottesville, Virginia and Winchester, Virginia basic trading

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

areas by selling the Company 10 MHz of spectrum in each market. Second, AT&T Wireless PCS, LLC partitioned and disaggregated its broadband personal communications services A-block license for the Atlanta major trading area by selling the Company 20 MHz of spectrum for Bulloch County, Georgia and Screven County, Georgia.

On September 30, 2002, Triton acquired nine personal communication service licenses from Lafayette Communications Company L.L.C. for an aggregated fair value of approximately $21.7 million. Theses licenses cover populations of approximately 2.9 million people in several of our Georgia, Tennessee and Virginia markets.

On November 15, 2002, Triton acquired personal communication service licenses in Richmond, Norfolk and Roanoke, Virginia from AT&T Wireless PCS, L.L.C., for approximately $65.1 million. The three 10 MHz A-block licenses for the Richmond, Norfolk and Roanoke basic trading areas cover approximately 3.7 million people.

On November 22, 2002, Triton acquired a 10 MHz personal communication service license in Fayetteville, North Carolina from Northcoast Communications, LLC for approximately $5.6 million.

	December 31,		Amortizable Lives
	2001	2002
	(Dollars in thousands)
PCS Licenses	$278,017	$392,922	Indefinite
AT&T agreements	26,026	26,026	10-20 years
Subscriber lists	20,000	—	3.5 years
Bank financing	16,225	17,706	8.5-10 years
Exclusivity agreement	2,451	2,964	1-3 years
Trademark	64	64	40 years
Other	3,337	3,357	1-10 years

	346,120	443,039
Less: accumulated amortization	(62,273)	(47,790)

Intangible assets, net	$283,847	$395,249

Amortization for the years ended December 31, 2000, 2001 and 2002 totaled $17.5 million, $23.8 million and $7.5 million, respectively. Estimated aggregate amortization of intangibles is as follows:

(000s)
2003	$5,223
2004	4,267
2005	4,169
2006	3,733
2007	3,004

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(5)    Long-Term Debt

	December 31,
	2001	2002
	(Dollars in thousands)
Bank credit facility	$185,000	$207,961
Senior subordinated debt	1,167,338	1,219,720
Capital lease obligation	4,594	2,751

	1,356,932	1,430,432
Less current portion of long-term debt	12,641	17,169

Long-term debt	$1,344,291	$1,413,263

Interest expense, net of capitalized interest was $55.9 million, $117.5 million and $144.1 million for the years ended December 31, 2000, 2001 and 2002, respectively. The Company capitalized interest of $9.5 million, $5.9 million and $4.2 million in the years ended December 31, 2000, 2001 and 2002 respectively. The weighted average interest rate for total debt outstanding during 2001 and 2002 was 9.43% and 9.69% respectively. The average rate at December 31, 2001 and 2002 was 9.58% and 9.70%, respectively. The Company is in compliance with all required covenants as of December 31, 2002. Aggregate maturities are as follows:

(000s)
2003	$17,169
2004	20,868
2005	24,965
2006	53,180
2007	94,530
Thereafter	1,219,720

Total	1,430,432

(6)    Bank Credit Facility

On February 3, 1998, Triton and Holdings (collectively referred to as the “Obligors”) entered into a credit agreement with certain banks and other financial institutions, to establish a senior secured bank credit facility (the “Facility”). The credit agreement was amended and restated on September 22, 1999 and September 14, 2000. The second amended and restated credit agreement was amended in September 2001, February 2002, March 2002, October 2002 and February 2003 (as so amended, the “Credit Agreement”).

On November 14, 2001, the Company completed the private sale of $400.0 million aggregate principal amount of 8¾% senior subordinated notes due 2011. The net proceeds of the 8¾% notes were approximately $390.0 million, which were utilized to pay down a portion of the Facility. As a result of the early-extinguishment of the Facility, approximately $4.0 million of related unamortized deferred financing costs were written-off as a loss included in other non-operating expense.

On February 20, 2002, the Obligors entered into a second amendment to the second amended and restated credit agreement. As part of the second amendment, various maturity dates were revised under the Facility as

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

follows: the maturity dates of each of the Tranche A, C and D term loans and of the Facility were changed from August 2006 to May 2006. The maturity date of the Tranche B term loan was changed from May 2007 to February 2007.

On March 8, 2002, the Obligors entered into a third amendment to the second amended and restated credit agreement. The third amendment created a $125.0 million Tranche E term loan maturing in February 2007.

On October 16, 2002, the Obligors entered into a fourth amendment to the second amended and restated credit agreement to provide greater flexibility in the total leverage and interest coverage covenant requirements. No other material terms or conditions for the credit agreement were changed and the Obligors did not incur any fees related to this transaction. In exchange for the covenant changes, the Obligors agreed to reduce the facility by $50.0 million. The commitment reduction consisted of a $30.0 million repayment of outstanding borrowings and a $20.0 million reduction in unfunded commitments.

The Facility provides for (i) a Tranche A term loan, which matures in May 2006, (ii) a Tranche B term loan, which matures in February 2007, (iii) a Tranche C term loan, which matures in May 2006, (iv) a Tranche D term loan, which matures in May 2006, (v) a Tranche E term loan, which matures in February 2007 and (vi) a $100 million credit facility (the “Facility”), which matures in May 2006.

As of December 31, 2002, Triton had current outstanding borrowings of (i) $10.8 million under the Tranche A term loan, (ii) $123.1 million under the Tranche B term loan, (iii) $10.8 million under the Tranche C term loan, and (iv) $63.3 million under the Tranche D term loan. As of December 31, 2002, the Company had $215.0 million of undrawn funds available under the Facility including (i) $100.0 million of the Facility, and (ii) $115.0 million under the Tranche E term loan.

The lenders’ commitment to make loans under the Facility automatically and permanently reduce, beginning in August 2004, in eight quarterly reductions (the amount of each of the first two reductions, $5.0 million, the next four reductions, $10.0 million, and the last two reductions, $25.0 million). The Obligors began repaying the Tranche A, Tranche C and Tranche D term loans during February 2002. After giving consideration to the commitment reduction that took place during October 2002 in conjunction with the fourth amendment to the credit facility, fourteen consecutive quarterly installments remain (the aggregate amount of the first four remaining installments are approximately $3,534,000, the next four installments, approximately $4,713,000, the next four installments, approximately $5,891,000, and the last two installments, approximately $14,138,000). The Obligors began repaying the Tranche B term loan during February 2002. Seventeen consecutive quarterly installments remain (the amount of the first twelve remaining installments are approximately, $311,000, the next four installments, approximately $6,219,000, and the last installment, approximately $94,527,000). If drawn, the Tranche E term loan is required to be repaid in sixteen consecutive quarterly installments, beginning in May 2003 (the amount of the first eleven installments, $287,500, the next four installments, $5,750,000, and the last installment, $88,837,500).

Loans accrue interest, at the Obligor’s option, at (i) (a) the Adjusted LIBOR rate (as defined in the Credit Agreement) plus (b) the Applicable Margin (as defined in the Credit Agreement) (loans bearing interest described in (i), “Eurodollar Loans”) or (ii) (a) the higher of (1) the Administrative Agent’s prime rate or (2) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5%, plus (b) the Applicable Margin (loans bearing interest described in (ii), “ABR Loans”). The Applicable Margin means, with respect to the Tranche B and E Term Loans, 2.00% per annum, in the case of an ABR Loan, and 3.00% per annum, in the case of a Eurodollar Loan; with respect to the Tranche A, C and D term loans and the Facility, a rate between 0.0%

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

and 1.25% per annum, depending upon the Obligor’s leverage ratio (the ratio of end-of-period debt to earnings before interest, taxes, depreciation, amortization and non-cash compensation (“Adjusted EBITDA”)) in the case of an ABR Loan, and a rate between 1.00% and 2.25% per annum (depending upon the Obligor’s leverage ratio), in the case of a Eurodollar Loan. A per annum rate equal to 2% plus the rate otherwise applicable to any such loan will be assessed on past due principal amounts, and accrued interest payable in arrears.

The Facility provides for an annual commitment fee of between 0.375% and 0.50% to be paid on undrawn commitments under the Tranche A, C, D and E Term Loans and the Facility (depending on the Obligor’s leverage ratio). The Obligors incurred commitment fees of approximately $3 million in 2000, $1 million in 2001 and $1 million in 2002. Under the Facility, the Obligors must also fix or limit the interest cost with respect to at least 50% of their total outstanding indebtedness. At December 31, 2002, approximately 100% of the outstanding debt was fixed.

All obligations of the Obligors under the Facility are unconditionally and irrevocably guaranteed by each existing and subsequently acquired or organized domestic subsidiary of Triton. Borrowings under the Facility, and any related hedging contracts provided by the lenders thereunder, are collateralized by a first priority lien on substantially all of the assets of Triton and each existing and subsequently acquired or organized domestic subsidiary of Triton, including a first priority pledge of all the capital stock held by Holdings, or any of its subsidiaries, provided that the pledge of shares of foreign subsidiaries may be limited to 65% of the outstanding shares of such foreign subsidiaries. The PCS licenses will be held by one or more single purpose subsidiaries of Triton and will not be pledged to secure the obligations of Triton under the Facility, although the equity interests of such subsidiaries will be pledged thereunder. Each single purpose subsidiary will not be allowed by Triton to incur any liabilities or obligations other than the guarantee of the Facility issued by it, the security agreement entered into by it in connection with the Facility, guarantees relating to permitted subordinated debt, and, in the case of any single purpose subsidiary established to hold real estate, liabilities incurred in the ordinary course of business of such subsidiary which are incident to being the lessee of real property of the purchaser, owner or lessee of equipment, and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

The Facility contains financial and other covenants, customary for a facility of this type, including covenants relating to the amount of indebtedness that Triton may incur (including customary representations, warranties, indemnities and conditions precedent to borrowing), limitations on dividends, distributions (including distributions from Triton to Holdings), redemptions and repurchases of capital stock, and events of default. As of December 31, 2002, Triton was in compliance with all debt covenants.

The Term Loans are required to be prepaid in an aggregate amount equal to (i) 50% of excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001, (ii) 100% of the net proceeds of asset sales, outside the ordinary course of business, or which are otherwise exempted, (iii) 100% of unused insurance proceeds, as defined in the Credit Agreement, and (iv) 100% of net cash proceeds received from additional debt issuance, over and above the first $150.0 million (senior and/or subordinated) which Triton may subsequently incur unless, after giving effect to such issuance(s), (a) Triton’s ratio of senior debt to Adjusted EBITDA is less than 5 to 1 and (b) Triton is in pro forma compliance with required Credit Agreement covenants.

Loans under the Facility are available to fund capital expenditures related to the construction of Triton’s network, the acquisition of related businesses, working capital needs of Triton, subscriber acquisition costs, investments in bidding entities and other permitted business activities, as defined in the Credit Agreement. All

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

indebtedness under the Facility constitutes debt which is senior to Triton’s 11% Senior Subordinated Discount Notes due 2008, 9 3/8% Senior Subordinated Notes due 2011 and 8¾% Senior Subordinated Notes due 2011.

See Note 16, “Subsequent Events” and Note 18, “Guarantor Financial Information”, for additional events relating to the Facility.

(7)    Subordinated Debt

11% Senior Subordinated Discount Notes

On May 4, 1998, Triton completed a private offering of $512.0 million principal amount at maturity of 11% Senior Subordinated Discount Notes due 2008 (the “11% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds of the offering (after deducting the initial purchasers’ discount of $9.0 million) were approximately $291.0 million.

Commencing on November 1, 2003, cash interest will be payable semiannually. Each 11% Note was offered at an original issue discount. Although cash interest will not be paid prior to May 1, 2003, the original issue discount will accrue from the issue date to May 1, 2003.

The 11% Notes may be redeemed at the option of Triton, in whole or in part, at various points in time after May 1, 2003 at redemption prices specified in the indenture governing the 11% Notes plus accrued and unpaid interest, if any.

The 11% Notes are guaranteed on a joint and several basis by all of the subsidiaries of Triton but are not guaranteed by Holdings. The guarantees are unsecured obligations of the guarantors and are subordinated in right to the full payment of all senior debt under the Facility, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the 11% Notes may require Triton to repurchase such holder’s 11% Notes, in whole or in part, at a purchase price equal to 101% of the accreted value thereof or the principal amount at maturity, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 11% Notes mature and require complete repayment on May 1, 2008.

9 3/8% Senior Subordinated Notes

On January 19, 2001, Triton completed a private offering of $350.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2011 (the “9 3/8% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act. The net proceeds of the offering (after deducting the initial purchasers’ discount of approximately $9.2 million) were approximately $337.5 million.

Cash interest is payable semiannually on August 1 and February 1.

The 9 3/8% Notes may be redeemed at the option of Triton, in whole or in part, at various points in time after February 1, 2006 at redemption prices specified in the indenture governing the 9 3/8% Notes plus accrued and unpaid interest, if any.

The 9 3/8% Notes are guaranteed on a joint and several basis by all of the subsidiaries of Triton but are not guaranteed by Holdings. The guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the Facility, including all of their obligations as guarantors thereunder.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Upon a change in control, each holder of the 9 3/8% Notes may require Triton to repurchase such holder’s 9 3/8% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 9 3/8% Notes mature and require complete repayment on February 1, 2011.

8 3/4% Senior Subordinated Notes

On November 14, 2001, Triton completed an offering of $400 million principal amount of 8 3/4% Senior Subordinated Notes due 2011 (the “8 3/4% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act.

The net proceeds of the offering (after deducting the initial purchasers’ discount of $9.0 million and estimated expenses of $1 million) were approximately $390.0 million.

Cash interest is payable semiannually on May 15 and November 15.

The 8 3/4% Notes may be redeemed at the option of Triton, in whole or in part, at various points in time after November 15, 2006 at redemption prices specified in the indenture governing the 8 3/4% Notes plus accrued and unpaid interest, if any.

The 8 3/4% Notes are guaranteed on a joint and several basis by all of the subsidiaries of Triton but are not guaranteed by Holdings. The guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the Facility, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the 8 3/4% Notes may require Triton to repurchase such holder’s 8 3/4% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 8 3/4% Notes mature and require complete repayment on November 15, 2011.

(8)    Income Taxes

The components of income tax expense are presented in the following table (in thousands):

	Years Ended December 31,
	2000	2001	(As restated) 2002
Current
Federal	—	—	—
State	$474	$1,372	$1,365

	474	1,372	1,365

Deferred
Federal	219	—	21,124
State	53	—	2,550

	272	—	23,674

Total income tax expense	$746	$1,372	$25,039

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

The income tax expense differs from those computed using the statutory U.S. federal income tax rate as asset forth below:

	2000	2001	(As restated) 2002
U.S. federal statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal benefit	(0.07)%	(0.45)%	(1.88)%
Change in federal valuation allowance	(35.27)%	(35.26)%	(50.75)%
Other, net	(0.08)%	0.02%	(0.85)%

Effective Tax Rate	(0.42)%	(0.69)%	(18.48)%

The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	2001	As Restated 2002
Deferred tax assets:
Non-deductible accrued liabilities	$12,380	$10,533
Capitalized startup costs	951	320
Deferred gain	11,791	11,426
Unrealized losses	5,174	7,387
Intangible Assets	—	239
Net operating loss carry forward	285,762	351,237

	316,058	381,142
Valuation allowance	(236,567)	(315,129)
Net deferred tax assets	79,491	66,013

Deferred liabilities
Intangible assets	156	—
FCC licenses	26,886	35,609
Depreciation and amortization	64,384	66,013

Deferred tax liabilities	91,426	101,622

Net deferred tax liabilities	$11,935	$35,609

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of the deferred tax assets, net of the existing valuation allowance at December 31, 2002. As of December 31, 2002, approximately $7 million of the gross deferred tax asset and related valuation allowance is attributable to restricted stock compensation. To the extent that such assets are realized in the future, the benefit is applied to equity. If not utilized, the net operating losses will begin to expire in 2018.

(9)    Fair Value of Financial Instruments

Fair value estimates, assumptions, and methods used to estimate the fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Financial Instruments.” The Company has used available market information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

	December 31,
	2001		2002
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(in thousands)
Interest rate swaps—acting as a hedge	$(7,660)	$(7,660)	$(5,459)	$(5,459)
Interest rate swaps—not acting as a hedge	(12,924)	(12,924)	(18,360)	(18,360)
Long-term debt:
Subordinated debt	1,167,338	1,233,280	1,219,720	1,060,060
Bank term loan	185,000	185,000	207,961	207,961
Capital leases	4,594	4,594	2,751	2,751

The carrying amounts of cash and cash equivalents, accounts and notes receivable, bank overdraft liability, accounts payable and accrued expenses are a reasonable estimate of their fair value due to the short-term nature of the instruments.

Long-term debt is comprised of subordinated debt, bank loans, and capital leases. The fair value of subordinated debt is stated at quoted market value. The carrying amounts of bank loans are a reasonable estimate of its fair value because market interest rates are variable. Capital leases are recorded at their net present value, which approximates fair value.

Management believes that determining a fair value for the Holdings’ preferred stock is impractical due to the closely held nature of these investments.

The Company utilizes interest rate swap derivatives to manage changes in market conditions related to interest rate payments on its variable rate debt obligations. As of December 31, 2002, the Company had interest rate swap agreements with a total notional amount of $480.0 million.

The Company recognizes all derivatives on the balance sheet at fair value. The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, on January 1, 2001 and the Company recorded a cumulative transition adjustment of $4.2 million to Other Comprehensive Income to recognize the fair value of its derivative instruments as of the date of adoption. Changes in the fair value for the effective portion of the gain or loss on a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in Accumulated Other Comprehensive Income and reclassified into earnings as the underlying hedged items affect earnings. Amounts reclassified into earnings related to interest rate swap agreements are included in interest expense. The ineffective portion of the gain or loss on a derivative is recognized in earnings within other income or expense. As of December 31, 2002, the fair value of the derivatives were recorded as a $23.8 million liability, unrealized net losses of approximately $5.5 million related to these interest rate swaps effectively acting as hedges were included in Accumulated Other Comprehensive Income. Approximately $0.0 and $0.1 million of hedge ineffectiveness for existing derivative instruments for the years ended December 31, 2001 and 2002 was recorded based on calculations in accordance with SFAS No. 133, as amended. In addition, approximately $18.3 million of cumulative expense had been realized in the statement of operations for interest rate swaps no longer acting as hedges.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(10)    Related-Party Transactions

The Company was associated with Triton Cellular Partners L.P. (“Triton Cellular”) by virtue of certain management overlap. Triton Cellular consummated the sale of substantially all of its assets in April 2000. As part of this association, certain costs were incurred on behalf of Triton Cellular and subsequently reimbursed to the Company. Such costs totaled $714,000 during 2000. In addition, pursuant to an agreement between the Company and Triton Cellular, allocations for management services rendered are charged to Triton Cellular. Such allocations totaled $196,000 for 2000.

Triton is party to a credit facility for which affiliates of certain investors serve as agent and lenders. The credit facility was most recently amended on October 16, 2002. In connection with entering into and administering the credit facility and such amendments, the agent and lenders receive customary fees and expenses.

In January 2001 and November 2001, Triton consummated private offerings of senior subordinated notes (see Note 7). Affiliates of several cash equity investors were initial purchasers in the private offerings and received an aggregate placement fee of $18.2 million through the issuance of the notes at a discount from the purchase price paid by investors.

(11)    Relationship with Lafayette Communications Company L.L.C.

The Company holds a 39% interest in Lafayette, an entrepreneur under FCC guidelines. During 2002, Lafayette held 18 licenses, covering a population of approximately 6.3 million people. On September 30, 2002, Triton acquired certain FCC licenses, covering a population of approximately 2.9 million people in areas of Georgia, Tennessee and Virginia, for an aggregate fair value of $21.7 million. This acquisition was consummated to meet the spectrum needs of Triton’s current network overlay of GSM/GPRS technology.

On October 9, 2002, and as amended on December 2 and December 31, 2002, the Company entered into an agreement with Lafayette for the acquisition of 10 MHz of spectrum in Anderson, Charleston, Columbia, Florence, Greenville, Greenwood, Orangeburg and Sumter, South Carolina, for approximately $114.7 million. On December 2, 2002, the Company entered into an agreement with Lafayette Communications Company L.L.C. for the acquisition of 10 MHz of spectrum in Myrtle Beach, South Carolina, Augusta, Georgia, Fredericksburg, Virginia and Lynchburg, Virginia for approximately $12.2 million. The applications seeking FCC approval for the transactions have been filed, and the Company expects to consummate the transactions in the second quarter of 2003. Following consummation of these transactions, the Company plans to demand repayment of the outstanding senior loans to Lafayette.

As of December 31, 2002, the Company had written its initial investment in Lafayette down to zero and had reduced its carrying value of the $74.5 million loan receivable from Lafayette, so as to reflect 100% of Lafayette’s 2001 and 2002 loss of $0.7 million and $1.8 million, respectively. The Company records any losses in Lafayette to Other Expense on the statement of operations. In connection with the loans, Lafayette has and will guarantee the Company’s obligations under its credit facility, and such senior loans are and will be pledged to the lenders under the Company’s credit facility.

(12)    Commitments and Contingencies

(a)    Leases

The Company has entered into various leases for its offices, land for cell sites, cell sites, and furniture and equipment under capital and operating leases expiring through 2026. The Company is recognizing rent expense

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. The Company has various capital lease commitments of approximately $2.8 million as of December 31, 2002. As of December 31, 2002, the future minimum rental payments under these lease agreements having an initial or remaining term in excess of one year were as follows:

(1)    Future Minimum Lease Payments:

	Operating	Capital
	(in thousands)
2003	48,845	1,929
2004	42,015	816
2005	34,958	166
2006	29,217	30
2007	23,525	3
Thereafter	102,745	—

Total	$281,305	2,944

Interest expense		193

Net present value of future payments		2,751
Current portion of capital lease obligation		1,787

		$964

Rent expense under operating leases was $29.4 million, $47.1 million and $50.9 million for the years ended December 31, 2000, 2001 and 2002, respectively.

(b)    Litigation

The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company’s results of operations.

(13)    Stockholder’s Equity

Public Offering

On February 28, 2001, Holdings issued and sold 3,500,000 shares of Class A common stock in an offering at $32 per share and raised approximately $106.1 million, net of $5.9 million of costs. Such funds were contributed to the Company.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(14)    Quarterly Results of Operations (Unaudited)

The following table summarizes the Company’s quarterly financial data for the two years ended December 31, 2002 and December 31, 2001, respectively. For the year ended December 31, 2002, the quarterly data includes originally reported and restated amounts (see Note 17).

2002	First Quarter As Originally Reported	First Quarter As Restated	Second Quarter As Originally Reported	Second Quarter As Restated
	(in thousands)
For the year ended December 31,
Total revenue	$156,698	$156,698	$183,012	$183,012
Income/(loss) from operations	(681)	(681)	7,534	7,534
Income tax expense	—	17,445	794	2,700
Net loss	(31,380)	(48,825)	(30,587)	(32,493)
Comprehensive loss	(29,325)	(46,770)	(31,880)	(33,786)
At December 31,
Deferred income taxes	$11,935	$29,380	$11,935	$31,286
Total liabilities	1,558,272	1,575,717	1,594,501	1,613,852
Accumulated deficit	(592,589)	(610,034)	(623,176)	(642,527)
Total stockholder’s equity (deficit)	52,349	34,904	26,022	6,671

	Third Quarter As Originally Reported	Third Quarter As Restated	Fourth Quarter As Originally Reported	Fourth Quarter As Restated
For the year ended December 31,
Total revenue	$193,244	$193,244	$183,031	$183,031
Income/(loss) from operations	9,406	9,406	(6,047)	(6,047)
Income tax expense	563	2,469	8	2,425
Net loss	(32,459)	(34,365)	(42,214)	(44,631)
Comprehensive loss	(33,247)	(35,153)	(39,987)	(42,404)

At December 31,
Deferred income taxes	$11,935	$33,192	$11,935	$35,609
Total liabilities	1,624,793	1,646,050	1,654,083	1,677,757
Accumulated deficit	(655,635)	(676,892)	(697,849)	(721,523)
Total stockholder’s equity (deficit)	(1,559)	(22,816)	(35,990)	(59,664)

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
Total revenue	$112,518	$133,720	$145,408	$148,454
Loss from operations	(21,857)	(19,201)	(17,711)	(21,038)
Net loss	(43,497)	(42,592)	(44,171)	(68,130)

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(15)    Supplemental Cash Flow Information

	2000	2001	2002
	(in thousands)
Cash paid during the year for interest, net of amounts capitalized	$12,943	$50,301	$89,831
Non-cash investing and financing activities:
Deferred stock compensation	33,373	67,617	3,365
Equipment acquired under capital lease obligation	2,573	786	291
Change in fair value of derivative instruments	—	20,584	3,235
Capital expenditures included in accounts payable	13,410	37,929	7,261

(16)    Subsequent Events

During January of 2003, the Company completed a reorganization of its operations, which consolidated operations functionally from a more decentralized structure. The reorganization resulted in the elimination of 170 positions or 8% of the workforce. In accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, the Company will recognize a liability for costs associated with the reorganization as the liability is incurred during the first quarter of 2003.

On February 26, 2003, the Company entered into a fifth amendment to the second amended and restated credit agreement to extend the availability period for draws on Tranche E from March 8, 2003 to June 8, 2003. The Company did not incur any fees related to this extension.

(17)    Restatement

On May 19, 2003, the Company revised its consolidated financial information for the year ended December 31, 2002 to reflect the recognition of deferred tax expense of $23.7 million. The restatement is the result of the Company having to establish a valuation allowance against its deferred tax assets, as the Company is no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities related to licensing costs as the result of the adoption of SFAS No. 142 (See Note 4). As a result, Triton may not rely on the reversal of deferred tax liabilities associated with licensing costs as a means to realize Triton’s deferred tax assets, which primarily represent net operating loss carryforwards. Additionally, due to a lack of earnings history, Triton cannot rely, for accounting purposes, on forecasts of future earnings as a means to realize its deferred tax assets. Accordingly, Triton has determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances are required on those deferred tax assets. As of December 31, 2002, the Company has $381.1 million in deferred tax assets with a valuation allowance of $315.1 million. This change, in accordance with Accounting Principles Board Opinion No. 20, in the Company’s 2002 deferred tax asset valuation allowance had no effect on cash, cash flow from operations, cash flow from investing activities, cash flow from financing activities, loss from operations or debt covenants. The effect on the 2002 financial statements is summarized below:

	December 31, 2002
2002	As Originally Reported	As Restated
	(in thousands)
Deferred income taxes	$11,935	$35,609
Total liabilities	1,654,083	1,677,757
Accumulated deficit	(697,849)	(721,523)
Total stockholder’s deficit	(35,990)	(59,664)

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

	Year ended December 31, 2002
	As Originally Reported	As Restated
	(in thousands)
Income tax expense	$1,365	$25,039
Net loss	(136,640)	(160,314)
Comprehensive loss	(134,439)	(158,113)

(18)    Guarantor Financial Information

On June 13, 2003, Triton completed the private placement of its 8 1/2% senior notes due 2013 (“New Notes”) and received aggregate net proceeds of approximately $710.5 million. Triton used a portion of the proceeds from the sale of the New Notes to retire the Facility (as defined in Note 6) and entered into a new revolving credit facility with a group of lenders pursuant to which such lenders agreed to provide it with up to $100.0 million in revolving loans. The New Notes and Triton’s obligations under the new credit facility are guaranteed by all of Triton’s existing, wholly-owned, domestic subsidiaries other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the indirect subsidiaries that hold Triton’s real estate interests and FCC licenses, respectively). Because Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the “Non-Guarantors”) will not be guarantors under the new revolving credit facility, pursuant to the terms of the indentures governing Triton’s 11% senior subordinated discount notes due 2008, Triton’s 9 3/8 % senior subordinated notes due 2011 and Triton’s 8 3/4 % senior subordinated notes due 2011 (collectively, the “Subordinated Notes”), the Non-Guarantors were released from their guarantees of the Subordinated Notes. The guarantees of Triton’s existing domestic subsidiaries other than the Non-Guarantors (the “Guarantors”) with respect to the New Notes and the Subordinated Notes are full and unconditional and joint and several.

The following tables set forth condensed consolidating financial information of Triton (the “Parent Company”), the Guarantors and Non-Guarantors for the balance sheets as of December 31, 2001 and 2002, the statements of operations for the years ended December 31, 2000, 2001 and 2002 and the statements of cash flows for the years ended December 31, 2000, 2001 and 2002. During the periods presented, both the Guarantors and the Non-Guarantors guaranteed the Subordinated Notes on a full and unconditional, joint and several basis.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Statement of Operations for the Year Ended December 31, 2000

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service revenues	$—	$220,940	$—	$—	$220,940
Roaming revenues	—	98,492	—	—	98,492
Equipment revenues	—	34,477	—	—	34,477

Total revenue	—	353,909	—	—	353,909
Expenses:
Cost of service	—	103,242	22,046	—	125,288
Cost of equipment	—	69,398	—	—	69,398
Selling, general and administrative	191	174,667	6,707	—	181,565
Non-cash compensation	—	8,267	—	—	8,267
Depreciation	—	76,255	—	—	76,255
Amortization	—	10,940	6,936	—	17,876

Loss from operations	(191)	(88,860)	(35,689)	—	(124,740)
Interest expense	(55,505)	(398)	—	—	(55,903)
Other expense	—	(326)	—	—	(326)
Interest and other income	4,957	—	—	—	4,957

Loss before taxes	(50,739)	(89,584)	(35,689)	—	(176,012)
Income tax provision	—	(474)	(272)	—	(746)

Net loss before equity in earnings of subsidiaries	(50,739)	(90,058)	(35,961)	—	(176,758)
Equity in earnings of subsidiaries	(126,019)	(35,961)	—	161,980	—

Net income (loss)	$(176,758)	$(126,019)	$(35,961)	$161,980	$(176,758)

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Statement of Cash Flows for the Year Ended December 31, 2000

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(3,433)	$12,102	$(30,774)	$—	$(22,105)

Cash flows from investing activities:
Capital expenditures	—	(329,479)	—	—	(329,479)
Net investment in and advances to non-consolidated entity	(16,965)	—	—	—	(16,965)
Investment in subsidiaries	(15,024)	(24)	—	15,048	—
Dividends received	15,000	—	—	(15,000)	—
Net intercompany loans	(345,141)	—	—	345,141	—

Net cash provided by (used in) investing activities	(362,130)	(329,503)	—	345,189	(346,444)

Cash flows from financing activities:
Borrowings under credit facility	182,750	—	—	—	182,750
Change in bank overdraft	—	4,121	—	—	4,121
Payment of deferred transaction costs	(37)	—	—	—	(37)
Payment of deferred financing costs	(2,050)	—	—	—	(2,050)
Repayments from (advances to) related party, net	—	935	—	—	935
Capital contributions from parent	266	15,024	24	(15,048)	266
Dividends paid	—	(15,000)	—	15,000	—
Principal payments under capital lease obligations	—	(2,070)	—	—	(2,070)
Net intercompany loans	—	314,391	30,750	(345,141)	—

Net cash provided by financing activities	180,929	317,401	30,774	(345,189)	183,915

Net increase (decrease) in cash and cash equivalents	(184,634)	—	—	—	(184,634)
Cash and cash equivalents, beginning of period	186,251	—	—	—	186,251

Cash and cash equivalents, end of period	$1,617	$—	$—	$—	$1,617

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Balance Sheet as of December 31, 2001

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$369,413	$1,675	$—	$—	$371,088
Accounts receivable, net of allowance for doubtful accounts	—	52,496	—	—	52,496
Accounts receivable—roaming partners	—	16,189	—	—	16,189
Inventory, net	—	28,477	—	—	28,477
Prepaid expenses	—	2,550	5,610	—	8,160
Intercompany receivable	300,037	—	—	(300,037)	—
Other current assets	360	5,282	—	—	5,642

Total current assets	669,810	106,669	5,610	(300,037)	482,052
Property and equipment:
Land	—	—	313	—	313
Network infrastructure and equipment	—	871,523	—	—	871,523
Furniture, fixtures and computer equipment	—	75,651	—	—	75,651
Capital lease assets	—	8,860	—	—	8,860
Construction in progress	—	55,651	—	—	55,651

	—	1,011,685	313	—	1,011,998
Less accumulated depreciation	—	(218,823)	—	—	(218,823)

Net property and equipment	—	792,862	313	—	793,175
Investment in subsidiaries	675,845	150,138	—	(825,983)	—
Intangible assets, net	6,972	21,266	255,609	—	283,847
Investment in and advances to non-consolidated entities	116,731	—	—	—	116,731
Other long-term assets	—	3,542	3,336	—	6,878

Total assets	$1,469,358	$1,074,477	$264,868	$(1,126,020)	$1,682,683

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$—	$89,344	$7,185	$—	$96,529
Bank overdraft liability	—	22,265	—	—	22,265
Accrued payroll and related expenses	—	17,381	—	—	17,381
Accrued expenses	—	6,634	—	—	6,634
Current portion of long-term debt	10,559	2,082	—	—	12,641
Deferred revenue	—	12,099	—	—	12,099
Deferred gain on sale of property and equipment	—	1,190	—	—	1,190
Accrued interest	20,351	—	—	—	20,351
Intercompany payable		204,427	95,610	(300,037)	—
Other current liabilities	—	9,307	—	—	9,307

Total current liabilities	30,910	364,729	102,795	(300,037)	198,397
Long-term debt:
Bank credit facility	174,441	—	—	—	174,441
Senior subordinated debt	1,167,338	—	—	—	1,167,338
Capital lease obligations	—	2,512	—	—	2,512

Total long-term debt	1,341,779	2,512	—	—	1,344,291
Deferred income taxes	—	—	11,935	—	11,935
Deferred revenue	—	3,129	—	—	3,129
Fair value of derivative instruments	20,584	—	—	—	20,584
Deferred gain on sale of property and equipment	—	28,262	—	—	28,262

Total liabilities	1,393,273	398,632	114,730	(300,037)	1,606,598
Commitments and contingencies	—	—	—	—	—

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated

Stockholder’s equity (deficit):

Common stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of December 31, 2001	—	—	—	—	—
Additional paid-in capital	737,573	1,064,794	278,017	(1,342,811)	737,573
Accumulated deficit	(561,209)	(388,949)	(127,879)	516,828	(561,209)
Accumulated other comprehensive loss	(7,660)	—	—	—	(7,660)
Deferred compensation	(92,619)	—	—	—	(92,619)

Total stockholder’s equity (deficit)	76,085	675,845	150,138	(825,983)	76,085

Total liabilities and stockholder’s equity (deficit)	$1,469,358	$1,074,477	$264,868	$(1,126,020)	$1,682,683

Consolidating Statement of Operations for the Year Ended December 31, 2001

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Revenues:
Service revenues	$—	$387,381	$—	$—	$387,381
Roaming revenues	—	126,909	—	—	126,909
Equipment revenues	—	25,810	—	—	25,810

Total revenue	—	540,100	—	—	540,100
Expenses:
Cost of service	—	138,676	35,824	—	174,500
Cost of equipment	—	73,513	—	—	73,513
Selling, general and administrative	138	217,568	10,264	—	227,970
Non-cash compensation	—	17,191	—	—	17,191
Depreciation	—	107,508	—	—	107,508
Amortization	—	12,282	6,943	—	19,225

Loss from operations	(138)	(26,638)	(53,031)	—	(79,807)
Interest expense	(117,138)	(361)	—	—	(117,499)
Other expense	(17,632)	(402)	—	—	(18,034)
Interest and other income	18,322	—	—	—	18,322

Loss before taxes	(116,586)	(27,401)	(53,031)	—	(197,018)
Income tax provision	—	(1,427)	55	—	(1,372)

Net loss before equity in earnings of subsidiaries	(116,586)	(28,828)	(52,976)	—	(198,390)
Equity in earnings of subsidiaries	(81,804)	(52,976)	—	134,780	—

Net income (loss)	$(198,390)	$(81,804)	$(52,976)	$134,780	$(198,390)

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Statement of Cash Flows for the Year Ended December 31, 2001

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(32,035)	$70,665	$(41,951)	$—	$(3,321)

Cash flows from investing activities:
Capital expenditures	—	(214,713)	—	—	(214,713)
Proceeds from sale of property and equipment, net	—	201	—	—	201
Net investment in and advances to non-consolidated entity	(100,484)	—	—	—	(100,484)
Other	—	(3,185)	—	—	(3,185)
Investment in subsidiaries	(37,124)	(24)	—	37,148	—
Dividends received	37,100	—	—	(37,100)	—
Net intercompany loans	(184,189)	—	—	184,189	—

Net cash provided by (used in) investing activities	(284,697)	(217,721)	—	184,237	(318,181)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt, net of discount	728,995	—	—	—	728,995
Borrowings under credit facility	281,000	—	—	—	281,000
Payments under credit facility	(428,750)	—	—	—	(428,750)
Change in bank overdraft	—	8,595	—	—	8,595
Payment of deferred transaction costs	(1,142)	—	—	—	(1,142)
Payment of deferred financing costs	(1,899)	—	—	—	(1,899)
Repayments from (advances to) related party, net	—	(177)	—	—	(177)
Capital contributions from parent	106,324	37,124	24	(37,148)	106,324
Dividends paid	—	(37,100)	—	37,100	—
Principal payments under capital lease obligations	—	(1,973)	—	—	(1,973)
Net intercompany loans	—	142,262	41,927	(184,189)	—

Net cash provided by financing activities	684,528	148,731	41,951	(184,237)	690,973

Net increase (decrease) in cash and cash equivalents	367,796	1,675	—	—	369,471
Cash and cash equivalents, beginning of period	1,617	—	—	—	1,617

Cash and cash equivalents, end of period	$369,413	$1,675	$—	$—	$371,088

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Balance Sheet as of December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$212,411	$39	$—	$—	$212,450
Accounts receivable, net of allowance for doubtful accounts	—	68,213	—	—	68,213
Accounts receivable—roaming partners	—	23,037	—	—	23,037
Inventory, net	—	28,510	—	—	28,510
Prepaid expenses	—	2,402	6,365	—	8,767
Intercompany receivable	345,532	—	—	(345,532)	—
Other current assets	327	6,251	—	—	6,578

Total current assets	558,270	128,452	6,365	(345,532)	347,555
Property and equipment:
Land	—	—	377	—	377
Network infrastructure and equipment	—	1,004,323	—	—	1,004,323
Furniture, fixtures and computer equipment	—	89,208	—	—	89,208
Capital lease assets	—	8,454	—	—	8,454
Construction in progress	—	37,647	—	—	37,647

	—	1,139,632	377	—	1,140,009
Less accumulated depreciation	—	(343,506)	—	—	(343,506)

Net property and equipment	—	796,126	377	—	796,503
Investment in subsidiaries	775,581	191,456	—	(967,037)	—
Intangible assets, net	6,603	18,132	370,514	—	395,249
Investment in and advances to non-consolidated entities	72,019	—	—	—	72,019
Other long-term assets	—	3,543	3,224	—	6,767

Total assets	$1,412,473	$1,137,709	$380,480	$(1,312,569)	$1,618,093

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$—	$47,301	$10,457	$—	$57,758
Bank overdraft liability	—	25,892	—	—	25,892
Accrued payroll and related expenses	—	16,282	—	—	16,282
Accrued expenses	—	5,999	—	—	5,999
Current portion of long-term debt	15,382	1,787	—	—	17,169
Deferred revenue	—	19,548	—	—	19,548
Deferred gain on sale of property and equipment	—	1,190	—	—	1,190
Accrued interest	20,637	—	—	—	20,637
Intercompany payable	—	202,574	142,958	(345,532)	—
Other current liabilities	—	10,468	—	—	10,468

Total current liabilities	36,019	331,041	153,415	(345,532)	174,943
Long-term debt:
Bank credit facility	192,579	—	—	—	192,579
Senior subordinated debt	1,219,720	—	—	—	1,219,720
Capital lease obligations	—	964	—	—	964

Total long-term debt	1,412,299	964	—	—	1,413,263
Deferred income taxes	—	—	35,609	—	35,609
Deferred revenue	—	3,051	—	—	3,051
Fair value of derivative instruments	23,819	—	—	—	23,819
Deferred gain on sale of property and equipment	—	27,072	—	—	27,072

Total liabilities	1,472,137	362,128	189,024	(345,532)	1,677,757
Commitments and contingencies	—	—	—	—	—
Stockholder’s equity (deficit):
Common stock, $0.01 par value, 1,000 shares authorized;
100 shares issued and outstanding as of December 31, 2002	—	—	—	—	—
Additional paid-in capital	741,872	1,239,109	392,922	(1,632,031)	741,872
Accumulated deficit	(721,523)	(463,528)	(201,466)	664,994	(721,523)
Accumulated other comprehensive loss	(5,459)	—	—	—	(5,459)
Deferred compensation	(74,554)	—	—	—	(74,554)

Total stockholder’s equity (deficit)	(59,664)	775,581	191,456	(967,037)	(59,664)

Total liabilities and stockholder’s equity (deficit)	$1,412,473	$1,137,709	$380,480	$(1,312,569)	$1,618,093

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Statement of Operations for the Year Ended December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service revenues	$—	$502,402	$—	$—	$502,402
Roaming revenues	—	175,405	—	—	175,405
Equipment revenues	—	38,178	—	—	38,178

Total revenue	—	715,985	—	—	715,985
Expenses:
Cost of service	—	173,707	38,514	—	212,221
Cost of equipment	—	84,377	—	—	84,377
Selling, general and administrative	108	241,233	11,399	—	252,740
Non-cash compensation	—	21,430	—	—	21,430
Depreciation	—	130,079	—	—	130,079
Amortization	—	4,926	—	—	4,926

Income (loss) from operations	(108)	60,233	(49,913)	—	10,212
Interest expense	(143,689)	(397)	—	—	(144,086)
Other expense	(7,640)	(53)	—	—	(7,693)
Interest and other income	6,292	—	—	—	6,292

Income (loss) before taxes	(145,145)	59,783	(49,913)	—	(135,275)
Income tax provision	—	(1,365)	(23,674)	—	(25,039)

Net income (loss) before equity in earnings of subsidiaries	(145,145)	58,418	(73,587)	—	(160,314)
Equity in earnings of subsidiaries	(15,169)	(73,587)	—	88,756	—

Net income (loss)	$(160,314)	$(15,169)	$(73,587)	$88,756	$(160,314)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(83,660)	$185,215	$(47,284)	$—	$54,271

Cash flows from investing activities:
Capital expenditures	—	(165,871)	(64)	—	(165,935)
Proceeds from sale of property and equipment, net	—	72	—	—	72
Net investment in and advances to non-consolidated entity	(14,922)	—	—	—	(14,922)
Repayments from non-consolidated entity	57,873	—	—	—	57,873
Acquisition of FCC licenses	—	—	(113,705)	—	(113,705)
Other	—	(20)	—	—	(20)
Investment in subsidiaries	(174,315)	(114,905)	—	289,220	—
Dividends received	59,410	—	—	(59,410)	—
Net intercompany loans	(23,803)	(22,345)	—	46,148	—

Net cash provided by (used in) investing activities	(95,757)	(303,069)	(113,769)	275,958	(236,637)

Cash flows from financing activities:
Borrowings under credit facility	65,000	—	—	—	65,000
Payments under credit facility	(42,039)	—	—	—	(42,039)
Change in bank overdraft	—	3,627	—	—	3,627
Payment of deferred financing costs	(1,480)	—	—	—	(1,480)
Repayments from (advances to) related party, net	—	(181)	—	—	(181)
Capital contributions from parent	934	174,315	114,905	(289,220)	934
Dividends paid	—	(59,410)	—	59,410	—
Principal payments under capital lease obligations	—	(2,133)	—	—	(2,133)
Net intercompany loans	—	—	46,148	(46,148)	—

Net cash provided by financing activities	22,415	116,218	161,053	(275,958)	23,728

Net increase (decrease) in cash and cash equivalents	(157,002)	(1,636)	—	—	(158,638)
Cash and cash equivalents, beginning of period	369,413	1,675	—	—	371,088

Cash and cash equivalents, end of period	$212,411	$39	$—	$—	$212,450

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2003

Prospectus Alternate Cover Page

Triton PCS, Inc.

$725,000,000

8 1/2% Senior Notes due 2013

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions in the over-the-counter market. Such sales will be made at prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. Triton PCS, Inc. will not receive any of the proceeds of these sales. The closing of the offering of the notes referred to in this prospectus, which constituted the delivery of the notes by Triton, occurred on June 13, 2003. See “Plan of Distribution.”

Triton:

•        We are a rapidly growing provider of wireless personal communication services in the Southeastern United States.

•        Triton PCS, Inc.

1100 Cassatt Road

Berwyn, Pennsylvania 19312

(610) 651-5900

Trading Format:

•        The notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

The Notes:

•        Aggregate Principal Amount: $725,000,000

•        Maturity Date: June 1, 2013

•        Interest Payment: Semi-annually on each June 1 and December 1; beginning December 1, 2003.

•        Redemption: The notes will be redeemable on or after June 1, 2008. Up to 35% of the aggregate principal amount of the notes are redeemable prior to June 1, 2006 with net proceeds from one or more equity offerings

•        Ranking: The notes are senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt and senior in right of payment to our existing and future subordinated debt. The notes effectively rank junior in right of payment to all of our existing and future secured debt to the extent of the value of the assets securing such debt.

This investment involves risk. See “Risk Factors” beginning on page 10.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

Alternate Page

ALTERNATE RISK FACTOR

There may be no active trading market for the 8 1/2% notes.

You cannot be sure that an active trading market will develop for the 8-1/2% notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by J. P. Morgan Securities Inc. that as of the date of this prospectus, JPMorgan intends to make a market in the 8 1/2% notes. JPMorgan is not obligated to do so, however, any market-making activities with respect to the 8 1/2% notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act, and the Securities Exchange Act of 1934, as amended. Because JPMorgan is our affiliate, JPMorgan is required to deliver a current “Market-making” prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the 8 1/2% notes. Accordingly, the ability of JPMorgan to make a market in the 8 1/2% notes may, in part, depend on our ability to maintain a current market-making prospectus. In addition, the liquidity of the trading market in the 8 1/2% notes, and the market price quoted for the 8 1/2% notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospectus or in the prospect for companies in our industry generally.

Alternate Page

USE OF PROCEEDS

We will not receive any proceeds from offers and sales of notes by J.P. Morgan Securities Inc. through market-making activities.

Alternate Page

PLAN OF DISTRIBUTION

J.P. Morgan Securities Inc. may use this prospectus in connection with offers and sales of the notes in market-making transactions. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. J.P. Morgan Securities Inc. has no obligation to make a market in the notes and may discontinue its market-making activities at any time without notice, at its sole discretion.

We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in that respect. See “Certain Relationships and Related Transactions—Other Related Party Transactions” for a summary of our relationships with J.P. Morgan Securities Inc. and its affiliates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The certificate of incorporation provides that Triton’s directors will not be personally liable to Triton or its stockholders for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Triton or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of dividend or unlawful stock purchase or redemption by a corporation) or (iv) for any transaction from which a director derived an improper personal benefit. The inclusion of this provision in Triton’s certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Triton and its stockholders. Under the applicable provisions of the Delaware General Corporation Law, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceedings brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Triton’s certificate of incorporation gives Triton the power to indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Triton’s bylaws provide that Triton shall indemnify its officers and directors and any person who served, at the request of Triton, as director or officer of another corporation, partnership, joint venture, trust or other enterprise. Triton has entered into indemnification agreements with each director and certain executive officers which generally provide for indemnification of the director or executive officer to the fullest extent provided by law. In addition, Triton has purchased directors’ and officers’ liability insurance coverage for its directors and certain of its officers in amounts customary for similarly situated companies.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

2.1

Agreement for Purchase and Sale of FCC License, dated as of July 25, 2002, by and between AT&T Wireless PCS, Inc., AT&T Wireless Services, Inc., Triton PCS, Inc. and Triton PCS License Company L.L.C. (incorporated by reference to Exhibit 10.10 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

2.2

Agreement for Purchase and Sale of FCC Licenses, dated as of October 9, 2002, by and between Lafayette Communications Company L.L.C. and Triton PCS License L.L.C. (incorporated by reference to Exhibit 2.3 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2002).

Exhibit Number	Description

2.3

First Amendment, dated as of December 2, 2002, to Agreement for Purchase and Sale of FCC Licenses, dated as of October 9, 2002 by and between Lafayette Communications Company L.L.C and Triton PCS License Company L.L.C. (incorporated by reference to Exhibit 2.4 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2002).

2.4

Second Amendment, dated as December 31, 2002, to Agreement for Purchase and Sale of FCC Licenses, dated as of October 9, 2002 by and between Lafayette Communications Company L.L.C and Triton PCS License Company L.L.C. (incorporated by reference to Exhibit 2.5 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2002).

3.1	Certificate of Incorporation of Triton PCS, Inc. (incorporated by reference to Exhibit 3.1 to the Form S-4/A, Amendment No. 1, Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.2	Bylaws of Triton PCS, Inc. (incorporated by reference to Exhibit 3.2 to the Form S-4/A Registration Statement, Amendment No. 1, of Triton PCS, Inc., File No. 333-57715).

3.3	Certificate of Formation of Triton PCS Holdings Company L.L.C. (incorporated by reference to Exhibit 3.5 on the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.4	Limited Liability Company Agreement of Triton PCS Holdings Company L.L.C. (incorporated by reference to Exhibit 3.8 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.5	Certificate of Incorporation of Triton Management Company, Inc. (incorporated by reference to Exhibit 3.3 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.6	Bylaws of Triton Management Company, Inc. (incorporated by reference to Exhibit 3.4 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.7	Certificate of Formation of Triton PCS Equipment Company L.L.C. (incorporated by reference to Exhibit 3.9 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.8	Limited Liability Company Agreement of Triton PCS Equipment Company L.L.C. (incorporated by reference to Exhibit 3.10 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.9	Certificate of Formation of Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 3.11 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.10	Limited Liability Company Agreement of Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 3.12 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

3.11	Certificate of Incorporation of Triton PCS Finance Company, Inc. (incorporated by reference to Exhibit 3.15 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-58878).

3.12	Bylaws of Triton PCS Finance Company, Inc. (incorporated by reference to Exhibit 3.16 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-58878).

3.13	Certificate of Formation of Triton PCS Investment Company L.L.C. (incorporated by reference to Exhibit 3.17 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-58878).

3.14	Limited Liability Company Agreement of Triton PCS Investment Company L.L.C. (incorporated by reference to Exhibit 3.18 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-58878).

4.1

Indenture, dated as of May 4, 1998, between Triton PCS, Inc., the Guarantors party thereto and PNC Bank, National Association (incorporated by reference to Exhibit 4.1 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

4.2

First Supplemental Indenture, dated as of March 30, 1999, to the Indenture dated as of May 4, 1998 (incorporated by reference to Exhibit 4.1 to the Form 10-Q of Triton PCS, Inc., for the quarter ended March 31, 1999).

Exhibit Number	Description

4.3

Second Supplemental Indenture, dated as of December 21, 1999, to the Indenture dated as of May 4, 1998 (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Form S-3 Registration Statement of Triton PCS Holdings, Inc., File No. 333-49974).

4.4

Indenture, dated as of January 19, 2001, among Triton PCS, Inc., the Guarantors party thereto and The Bank of New York (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Form S-3 Registration Statement of Triton PCS Holdings, Inc., File No. 333-49974).

4.5

Agreement of Resignation, Appointment and Acceptance, dated as of January 18, 2001, by and among Triton PCS, Inc., Chase Manhattan Trust Company, National Association, as prior trustee and successor to PNC Bank, National Association, and The Bank of New York, as successor trustee under the Indenture dated as of May 4, 1998 (incorporated by reference to Exhibit 4.5 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2001).

4.6

Indenture, dated as of November 14, 2001, among Triton PCS, Inc., the Guarantors thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K/A of Triton PCS Holdings, Inc. filed November 15, 2001).

4.7

Indenture, dated as of June 13, 2003, among Triton PCS, Inc., the Guarantors thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K/A of Triton PCS, Inc. filed June 16, 2003).

4.8

Registration Rights Agreement, dated as June 13, 2003, among Triton PCS, Inc., the Guarantors named therein and Lehman Brothers Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Rabo Securities USA, Inc. (incorporated by reference to Exhibit 4.2 to the Form 8-K/A of Triton PCS, Inc. filed June 16, 2003).

5.1	Opinion of Dow, Lohnes & Albertson, PLLC.

10.1

Second Amended and Restated Credit Agreement, dated as of February 3, 1998, as amended and restated as of September 22, 1999 and September 14, 2000, among Triton PCS, Inc., Triton PCS Holdings, Inc., the Lenders (as defined therein) party thereto, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit 10.4 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended September 30, 2000).

10.2

First Amendment, dated as of September 26, 2001, to the Second Amended and Restated Credit Agreement, dated as of February 3, 1998, as amended and restated as of September 14, 2000, among Triton PCS, Inc., Triton PCS Holdings, Inc., the Lenders (as defined therein) party thereto and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit 10.2 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2001).

10.3

Second Amendment, dated as of February 20, 2002, to the Second Amended and Restated Credit Agreement, dated as of February 3, 1998, as amended and restated as of September 22, 1999 and September 14, 2000, among Triton PCS, Inc., Triton PCS Holdings, Inc., the Lenders (as defined therein) party thereto and JPMorgan Chase Bank, as administrative agent (incorporated by reference to Exhibit 10.3 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2001).

10.4

Third Amendment, dated as of March 8, 2002, to the Second Amended and Restated Credit Agreement, dated as of February 3, 1998, as amended and restated as of September 22, 1999 and September 14, 2000, among Triton PCS, Inc., Triton PCS Holdings, Inc., the Lenders (as defined therein) party thereto, JPMorgan Chase Bank, as administrative agent, First Union National Bank, as Tranche E syndication agent and The Bank of Nova Scotia, as Tranche E documentation agent (incorporated by reference to Exhibit 10.4 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2001).

Exhibit Number	Description

10.5

Fourth Amendment, dated as of October 16, 2002, to the Second Amended and Restated Credit Agreement, dated as of February 3, 1998, as amended and restated as of September 14, 2000, among Triton PCS, Inc., Triton PCS Holdings, Inc., the Lenders (as defined therein) party thereto and JPMorgan Chase Bank, as administrative agent (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended September 30, 2002).

10.6

Fifth Amendment, dated as of February 26, 2003, to the Second Amended and Restated Credit Agreement, dated as of February 3, 1998, as amended and restated as of September 14, 2000, among Triton PCS, Inc., Triton PCS Holdings, Inc., the Lenders (as defined therein) party thereto and JPMorgan Chase Bank, as administrative agent (incorporated by reference to Exhibit 10.17 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2002).

10.7

Sixth Amendment, dated as of May 6, 2003, to the Second Amended and Restated Credit Agreement, dated as of February 3, 1998, as amended and restated as of September 14, 2000, among Triton PCS, Inc., Triton PCS Holdings, Inc., the Lenders (as defined therein) party thereto and JPMorgan Chase Bank, as administrative agent.

10.8

Credit Agreement dated as of June 13, 2003, among Triton PCS, Inc., Triton PCS Holdings, Inc., the Lenders party thereto, Lehman Commercial Paper, Inc., as Administrative Agent, Cobank, ACB, as Co-Syndication Agent, Citicorp North America, Inc., as Co-Syndication Agent, Chase Lincoln First Commercial Corporation, as Co-Documentation Agent and Merrill Lynch Capital Corporation, as Co-Documentation Agent (incorporated by reference to Exhibit 4.3 to the Form 8-K/A of Triton PCS, Inc. filed June 16, 2003).

10.9

AT&T Wireless Services Network Membership License Agreement, dated as of February 4, 1998, between AT&T Corp. and Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 10.8 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.10

Amendment No. 1 to AT&T Wireless Services Network Membership License Agreement, dated as of December 31, 1998, between AT&T Corp. and Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).

10.11

Amendment No. 2 to AT&T Wireless Services Network Membership License Agreement, dated as of June 8, 1999, between AT&T Corp. and Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).

10.12

Amendment No. 3 to Network Membership License Agreement, dated as of April 4, 2002, between AT&T Corp. and Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

10.13

Amendment No. 4 to Network Membership License Agreement, dated as of October 22, 2002, by and between AT&T Corp. and Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 10.10 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2002).

10.14

Intercarrier Roamer Service Agreement, dated as of February 4, 1998, between AT&T Wireless Service, Inc. and Triton PCS Operating Company L.L.C (incorporated by reference to Exhibit 10.11 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.15

Amendment No. 1 to Intercarrier Roamer Service Agreement, dated as of December 31, 1998, between AT&T Wireless Services, Inc. and Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 10.24 to Amendment No. 1 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).

Exhibit Number	Description

10.16

Amendment No. 2 to Intercarrier Roamer Service Agreement, dated as of June 8, 1999, between AT&T Wireless Services, Inc. and Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).

10.17

Amendment to Intercarrier Roamer Service Agreement, dated as of August 11, 1999, between AT&T Wireless Services, Inc. and Triton PCS, Inc. (incorporated by reference to Exhibit 10.8 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2000).

10.18

Amendment No. 3 to Intercarrier Roamer Service Agreement, dated as of April 4, 2002, between AT&T Wireless Services, Inc. and Triton PCS Operating Company L.L.C. (incorporated by reference to Exhibit 10.2 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

10.19

Roaming Agreement Supplement for GSM and/or GPRS, by and between AT&T Wireless Services, Inc. and Triton PCS Operating Company. (incorporated by reference to Exhibit 10.16 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2002).

10.20

Master Tower Site Lease Agreement, dated as of May 28, 1998, between Triton PCS Property Company L.L.C. and AT&T Corp. (incorporated by reference to Exhibit 10.23 to Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.21

Ericsson Acquisition Agreement, dated as of March 11, 1998, between Triton Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.22

First Addendum to Acquisition Agreement, dated as of May 24, 1999, between Triton PCS Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).

10.23

Second Addendum to Acquisition Agreement, dated as of September 22, 1999, between Triton PCS Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.13 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2000).

10.24

Third Addendum to Acquisition Agreement, dated as of June 20, 2000, between Triton PCS Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.14 to the Form 10-K of Triton PCS Holdings, Inc. for the year ended December 31, 2000).

10.25

Fourth Addendum to Acquisition Agreement, effective as of September 21, 2001, between Triton PCS Equipment Company L.L.C. and Ericsson Inc. (incorporated by reference to Exhibit 10.3 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

10.26

First Amended and Restated Stockholders’ Agreement, dated as of October 27, 1999, among AT&T Wireless PCS LLC, Triton PCS Holdings, Inc., CB Capital Investors, L.P., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-linked Investors-II, Toronto Dominion Capital (USA) Inc., First Union Capital Partners, Inc., DAG-Triton PCS, L.P., and the Management Stockholders and Independent Directors named therein (incorporated by reference to Exhibit 10.47 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended September 30, 1999).

10.27

Amendment No. 1 to First Amended and Restated Stockholders’ Agreement, dated as of April 4, 2002, among AT&T Wireless PCS, L.L.C., Triton PCS Holdings, Inc., the cash equity investor party thereto, the management stockholders party thereto and the independent directors party thereto (incorporated by reference to Exhibit 4.9 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

Exhibit Number	Description

10.28

Investors Stockholders’ Agreement, dated as of February 4, 1998, among CB Capital Investors, L.P., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-Linked Investors-II, Toronto Dominion Capital (USA), Inc., DAG-Triton PCS, L.P., First Union Capital Partners, Inc., and the stockholders named therein (incorporated by reference to Exhibit 10.10 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.29

Amendment No. 1 to Investors Stockholders’ Agreement among CB Capital Investors, L.P., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-Linked Investors-II, Toronto Dominion Capital (USA), Inc., DAG-Triton PCS, L.P., First Union Capital Partners, Inc., and the stockholders named therein (incorporated by reference to Exhibit 10.48 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended September 30, 1999).

10.30

Employment Agreement, dated as of February 4, 1998, among Triton Management Company, Inc., Triton PCS Holdings, Inc. and Michael E. Kalogris (incorporated by reference to Exhibit 10.16 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.31

Amendment No. 1 to Employment Agreement, dated as of June 29, 1998, among Triton Management Company, Inc., Triton PCS Holdings, Inc., and Michael E. Kalogris (incorporated by reference to Exhibit 10.16.1 to Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.32

Amendment No. 2 to the Employment Agreement by and among Triton Management Company, Inc., Triton PCS Holdings, Inc. and Michael E. Kalogris, dated December, 1998 (incorporated by reference to Exhibit 10.39 to Post-Effective Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.33

Amendment No. 3 to the Employment Agreement by and among Triton Management Company, Inc., Triton PCS Holdings, Inc. and Michael E. Kalogris, dated June 8, 1999 (incorporated by reference to Exhibit 10.40 to Post-Effective Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.34

Amendment No. 4 to the Employment Agreement by and among Triton Management Company, Inc., Triton PCS Holdings, Inc. and Michael E. Kalogris, dated as of May 6, 2003 (incorporated by reference to Exhibit 10.2 to the Form 10-Q/A of Triton PCS Holdings, Inc. for the quarter ended March 31, 2003).

10.35	Retirement Agreement by and among Triton Management Company, Inc., Triton PCS Holdings, Inc. and Steven R. Skinner, dated as of May 6, 2003.

10.36

Employment Agreement, dated May 24, 2001, to be effective as of January 1, 2001, by and between Triton Management Company, Inc. and David D. Clark (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2001).

10.37

Amendment No. 1 to the Employment Agreement by and among Triton Management Company, Inc., Triton PCS Holdings, Inc. and David D. Clark, dated as of May 6, 2003 (incorporated by reference to Exhibit 10.3 to the Form 10-Q/A of Triton PCS Holdings, Inc. for the quarter ended March 31, 2003).

10.38	Separation Agreement and Release between Triton Management Company, Inc., on behalf of itself and each of its respective affiliates, and Stephen J. McNulty, dated as of June 18, 2003.

10.39

Amended and Restated Common Stock Trust Agreement for Management Employees and Independent Directors, dated as of June 26, 1998 (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

Exhibit Number	Description

10.40

Form of Stockholders Letter Agreement for management employees (incorporated by reference to Exhibit 10.43 to Post-Effective Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc., File No. 333-57715).

10.41	Form of Director Stock Award Agreement, as amended (incorporated by reference to Exhibit 10.9 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

10.42

Triton PCS Holdings, Inc. 1999 Stock and Incentive Plan (incorporated by reference to Exhibit 10.45 to Amendment No. 3 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).

10.43

Amendment Number One to the Triton PCS Holdings, Inc. 1999 Stock and Incentive Plan (incorporated by reference to the definitive proxy statement on Schedule 14A for the 2001 Annual Meeting of Stockholders of Triton PCS Holdings, Inc. filed on March 30, 2001).

10.44

Triton PCS Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.46 to Amendment no. 1 to the Form S-1 Registration Statement of Triton PCS Holdings, Inc., File No. 333-85149).

10.45

Master Purchase Agreement, effective as of September 21, 2001, between Ericsson Inc. and Triton PCS Equipment Company L.L.C. (incorporated by reference to Exhibit 10.4 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

10.46

Statement of Work No. 1, effective as of September 21, 2001, between Triton PCS Equipment Company L.L.C. and Ericsson Inc. (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

10.47

Statement of Work No. 2, effective as of April 10, 2002, between Triton PCS Equipment Company L.L.C. and Ericsson Inc. (incorporated by reference to Exhibit 10.6 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

10.48

Purchase and License Agreement, effective as of May 16, 2002, between Triton PCS Equipment Company L.L.C. and Nortel Networks Inc. (incorporated by reference to Exhibit 10.7 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

10.49

GSM/GPRS Supplement to the Purchase and License Agreement, effective as of May 16, 2002, between Triton PCS Equipment Company L.L.C. and Nortel Networks Inc. (incorporated by reference to Exhibit 10.8 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended June 30, 2002).

12.1	Computation of Deficiency of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dow, Lohnes & Albertson, PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

25.1	Statement of Eligibility of Trustee on Form T-1

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

b.    Financial Statement Schedules

Report of Independent Auditors on

Financial Statement Schedule

To the Board of Directors and

Stockholder of Triton PCS, Inc.:

Our audits of the consolidated financial statements of Triton PCS, Inc., and its subsidiaries referred to in our report dated February 14, 2003, except for Note 16, as to which the date is February 26, 2003, Note 17, as to which the date is May 19, 2003, and Note 18, as to which the date is July 15, 2003, appearing on page F-15 of this Form S-4 also included an audit of the financial statement schedule listed in Item 21(b) of this Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 14, 2003, except for Note 16, as to

which the date is February 26, 2003, Note 17,

as to which the date is May 19, 2003, and

Note 18, as to which the date is July 15, 2003

TRITON PCS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Year	Additions Charged to Cost and Expenses	Deductions Credited to Costs and Expenses	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31, 2000	1,765	7,763	6,622	2,906
Year ended December 31, 2001	2,906	12,103	11,664	3,345
Year ended December 31, 2002	3,345	18,889	15,226	7,008
Inventory Obsolescence Reserve:
Year ended December 31, 2000	177	1,711	—	1,888
Year ended December 31, 2001	1,888	592	1,794	686
Year ended December 31, 2002	686	1,056	1,096	646
Valuation Allowance for Deferred Tax Assets:
Year ended December 31, 2000	66,684	75,741	—	142,425
Year ended December 31, 2001	142,425	94,142	—	236,567
Year ended December 31, 2002	236,567	78,562	—	315,129

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 22. Undertakings.

The undersigned Registrants hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania, on July 18, 2003.

TRITON PCS, INC.

By:	/s/ MICHAEL E. KALOGRIS
Michael E. Kalogris
Sole Director and Chief Executive Officer

TRITON MANAGEMENT COMPANY, INC.

By:	/s/ MICHAEL E. KALOGRIS
Michael E. Kalogris
Chief Executive Officer

TRITON PCS FINANCE COMPANY, INC.

By:	/s/ MICHAEL T. BONINI
Michael T. Bonini
President

TRITON PCS HOLDINGS COMPANY L.L.C. By: Triton Management Company, Inc., its manager

By:	/s/ MICHAEL E. KALOGRIS
Michael E. Kalogris
Chief Executive Officer

TRITON PCS EQUIPMENT COMPANY L.L.C. By: Triton Management Company, Inc., its manager

By:	/s/ MICHAEL E. KALOGRIS
Michael E. Kalogris
Chief Executive Officer

TRITON PCS OPERATING COMPANY L.L.C. By: Triton Management Company, Inc., its manager

By:	/s/ MICHAEL E. KALOGRIS
Michael E. Kalogris
Chief Executive Officer

TRITON PCS INVESTMENT COMPANY L.L.C. By: Triton Management Company, Inc., its manager

By:	/s/ MICHAEL E. KALOGRIS
Michael E. Kalogris
Chief Executive Officer

Power of Attorney

Each of the Registrants and each person whose signature appears below, constitutes and appoints Michael E. Kalogris and David D. Clark, and either of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments to such Registration Statement and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Registration Statement has been signed below by the following persons on behalf of each of the Registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL E. KALOGRIS Michael E. Kalogris

Chief Executive Officer and Sole Director of Triton PCS, Inc. and Triton Management Company, Inc. (Principal Executive Officer) and principal executive officer of each of Triton PCS Holdings Company L.L.C., Triton PCS Equipment Company L.L.C., Triton PCS Operating Company L.L.C., and Triton PCS Investment Company L.L.C. by virtue of being the Chief Executive Officer of Triton Management Company, Inc., the manager of each such entity

July 18, 2003

/s/ DAVID D. CLARK David D. Clark

Executive Vice President, Chief Financial Officer and Secretary of Triton PCS, Inc. and Triton Management Company, Inc. (Principal Financial Officer) and principal financial officer of each of Triton PCS Holdings Company L.L.C., Triton PCS Equipment Company L.L.C., Triton PCS Operating Company L.L.C., and Triton PCS Investment Company L.L.C. by virtue of being the Chief Financial Officer of Triton Management Company, Inc., the manager of each such entity

July 18, 2003

/s/ ANDREW M. DAVIES Andrew M. Davies

Vice President and Controller of Triton PCS, Inc. and Triton Management Company, Inc. (Principal Accounting Officer) and principal accounting officer of each of Triton PCS Holdings Company L.L.C., Triton PCS Equipment Company L.L.C., Triton PCS Operating Company L.L.C., and Triton PCS Investment Company L.L.C. by virtue of being the Controller of Triton Management Company, Inc., the manager of each such entity

July 18, 2003

/s/ MICHAEL T. BONINI Michael T. Bonini	President of Triton PCS Finance Company, Inc. (Principal Executive Officer)	July 18, 2003

/s/ BRIAN WOGRAM Brian Wogram	Chief Financial Officer of Triton PCS Finance Company, Inc. (Principal Financial Officer)	July 18, 2003

/s/ ROBERT SAGEDY Robert Sagedy	Vice President of Triton PCS Finance Company, Inc. (Principal Accounting Officer)	July 3, 2003

/s/ MICHAEL T. BONINI Michael T. Bonini	Director of Triton PCS Finance Company, Inc.	July 18, 2003

/s/ BRIAN WOGRAM Brian Wogram	Director of Triton PCS Finance Company, Inc.	July 18, 2003

/s/ ROBERT SAGEDY Robert Sagedy	Director of Triton PCS Finance Company, Inc.	July 3, 2003